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TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-099589

PROSPECTUS
DECEMBER 12, 2002
H&E EQUIPMENT SERVICES L.L.C.
H&E FINANCE CORP.

        Offer for all outstanding 12 1/2% Senior Subordinated Notes due 2013 in aggregate principal amount at maturity of $53,000,000 in exchange for up to $53,000,000 aggregate principal amount at maturity of 12 1/2% Senior Subordinated Exchange Notes due 2013.

Terms of the Exchange Offer

•
Expires 5:00 p.m., New York City time, January 17, 2003 unless extended.

•
Not subject to any condition other than that the exchange offer not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

•
The terms of the notes to be issued in the exchange offer are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the exchange notes.

•
We will not receive any proceeds from the exchange offer.

•
The exchange of notes should not be a taxable exchange for U.S. federal income tax purposes.

•
You may withdraw tendered outstanding 12 1/2% Senior Subordinated Notes due 2013 any time before the expiration of the exchange offer.

        For a discussion of specific risks that you should consider before tendering your outstanding 12 1/2% Senior Subordinated Notes due 2013 in the exchange offer, see "Risk Factors" beginning on page 21.

        There is no public market for our outstanding 12 1/2% Senior Subordinated Notes due 2013 or the exchange notes. However, you may trade our outstanding 12 1/2% Senior Subordinated Notes due 2013 in the Private Offerings Resale and Trading through Automatic Linkages, or PORTAL™, market.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
PROSPECTUS SUMMARY
RISK FACTORS
THE EXCHANGE OFFER
THE TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS

MANAGEMENT
SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OWNERSHIP INTERESTS
DESCRIPTION OF SENIOR CREDIT FACILITY
DESCRIPTION OF NOTES
BOOK-ENTRY, DELIVERY AND FORM
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO FINANCIAL STATEMENTS

        As used in this prospectus and unless the context indicated otherwise, "notes" refers, collectively, to (a) H&E Equipment Services' and H&E Finance's 12 1/2% Senior Subordinated Notes due 2013, also referred to as the "old notes," and (b) H&E Equipment Services' and H&E Finance's 12 1/2% Senior Subordinated Exchange Notes due 2013, also referred to as the "exchange notes."

i

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed above in "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above in "Risk Factors."

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

INDUSTRY AND MARKET DATA

        Industry and market data used throughout this prospectus were obtained through our research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources.

        For the purposes of this prospectus, we define the "Gulf Coast" region to include the states of Alabama, Arkansas, Florida, Louisiana, Mississippi, North Carolina and Texas, and we define the "Intermountain" region to include the states of Arizona, Colorado, Idaho, Montana, Nevada, New Mexico, Utah and Washington.

ii

PROSPECTUS SUMMARY

        The following summary contains basic information about H&E Equipment Services L.L.C. ("H&E Equipment Services") and highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the related notes to those statements included in this prospectus.

        References in this prospectus to "H&E" refer to Head & Engquist Equipment, L.L.C., which was a wholly-owned subsidiary of Gulf Wide Industries, L.L.C. ("Gulf Wide"), and its subsidiary prior to the combination of H&E and ICM. Gulf Wide was the holding company of H&E and substantially all of the operations and assets of Gulf Wide were recorded at H&E. References to "ICM" refer to ICM Equipment Company L.L.C. and its subsidiaries prior to the combination of H&E and ICM. H&E Holdings L.L.C. ("H&E Holdings") is the parent holding company of H&E Equipment Services. As a holding company, H&E Holdings has no independent operations. Unless the context otherwise suggests, "we," "us," "our," and similar terms, as well as references to the "Company," refer to H&E Equipment Services after giving effect to the formation of H&E Finance Corp. as a subsidiary of H&E Equipment Services and the combination of H&E and ICM. In connection with the combination of H&E and ICM, H&E and ICM were merged with and into Gulf Wide, which was renamed H&E Equipment Services, L.L.C. The operating results discussed herein are adjusted to reflect the pro forma effect of the combination of H&E and ICM.

The Company

        We believe we are one of the largest integrated equipment rental, service and sales companies in the United States. Unlike many of our competitors which focus primarily on renting equipment, we also sell new and used equipment and provide extensive parts and service support. We generate a significant portion of our gross profit from parts and service, which we believe provides us with a more stable operating profile than companies that focus solely on equipment rental. For the twelve months ended December 31, 2001, we generated pro forma revenues of $511.9 million, a pro forma net loss of $8.4 million and pro forma EBITDA of $92.9 million. For the nine months ended September 30, 2002, we generated pro forma revenues of $324.7 million, a pro forma net loss of $17.5 million and pro forma EBITDA of $59.8 million.

	Pro Forma For the Nine Months Ended September 30, 2002
	Revenues(1)	Gross Profit(1)	% of Gross Profit	% Margin	Capabilities
	(Dollars in millions)
Equipment rentals	$126.0	$49.1	53.7%	39.0%
					As of September 30, 2002, we had a well-maintained fleet with an aggregate original acquisition cost of $549.8 million. Our fleet is focused on four primary types of equipment: hi-lift, cranes, earthmoving and lift trucks. We have a sales force of over 100 people focused solely on renting equipment.

New equipment sales	$63.9	$6.7	7.3%	10.5%
					We are a leading distributor for nationally-recognized equipment suppliers including Manitowoc, Grove Worldwide, JLG Industries, Genie Industries, Komatsu and Yale Material Handling. We have a sales force of over 75 people focused solely on new and used equipment sales.
Used equipment sales	$50.3	$9.1	9.9%	18.1%	We sell used equipment primarily from our rental fleet by leveraging our new equipment sales distribution platform to sell directly to the end customer generally at retail prices.
Parts and service	$70.5	$28.7	31.4%	40.7%	We provide parts and service to our customers and to our own rental fleet. We have over 500 technicians and over 450 field service and delivery trucks.

(1)
Our total revenues and total gross profit include revenues and gross profit from our other revenues and expenses, which are related to equipment supporting activities and which are excluded from this table.

	Pro Forma For the Year Ended December 31, 2001
	Revenues(1)	Gross Profit(1)	% of Gross Profit	% Margin	Capabilities
	(Dollars in millions)
Equipment rentals	$176.8	$73.9	56.2%	42.5%
					Pro forma for the year ended December 31, 2001, we had a well-maintained fleet with an aggregate original acquisition cost of $543.5 million. Our fleet is focused on four primary types of equipment: hi-lift, cranes, earthmoving and lift trucks. We have a sales force of over 100 people focused solely on renting equipment.

New equipment sales	$137.0	$13.1	10.0%	9.6%
					We are a leading distributor for nationally-recognized equipment suppliers including Manitowoc, Grove Worldwide, JLG Industries, Genie Industries, Komatsu and Yale Material Handling. We have a sales force of over 75 people focused solely on new and used equipment sales.
Used equipment sales	$89.9	$14.7	11.2%	16.4%	We sell used equipment primarily from our rental fleet by leveraging our new equipment sales distribution platform to sell directly to the end customer generally at retail prices.
Parts and service	$93.7	$38.2	29.1%	40.8%	We provide parts and service to our customers and to our own rental fleet. We have over 500 technicians and over 450 field service and delivery trucks.

(1)
Our total revenues and total gross profit include revenues and gross profit from our other revenues and expenses, which are related to equipment supporting activities and which are excluded from this table.

        We focus our rental activities on and organize our personnel by four core types of equipment (with their respective percentage of our fleet's original acquisition cost as of September 30, 2002): (i) hi-lift (55.9%); (ii) cranes (20.6%); (iii) earthmoving (9.8%); and (iv) lift trucks (6.1%). As of September 30, 2002, our total rental fleet consisted of 15,757 pieces with an average age of 32.7 months and an aggregate original acquisition cost of $549.8 million.

        H&E Equipment Services was formed through the combination of H&E and ICM, two leading, regional, integrated equipment rental, service and sales companies operating in contiguous geographical markets. H&E, founded in 1961, is located in the Gulf Coast region. ICM, founded in 1971, operates in the fast-growing Intermountain region. The combined company has a network of 45 facilities serving more than 26,000 customers across 15 states and has significant market shares in major cities such as Atlanta, Dallas, Denver, Houston, Las Vegas, Phoenix and Salt Lake City. We believe that the combination of H&E and ICM provides the following benefits: (i) increased profitability through optimal utilization of our rental fleet and combined purchasing power; (ii) cross-selling of used equipment from our rental fleet across our expanded retail network; (iii) cost savings through the elimination of certain administrative expenses; and (iv) greater ability to serve large customers in multiple regions.

The Transactions

        Each of H&E and ICM was acquired by affiliates of Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS") in 1999, pursuant to separate recapitalizations. H&E Equipment Services was formed through the combination of H&E and ICM. In connection with the combination of H&E and ICM, H&E and ICM were merged with and into Gulf Wide, the parent of H&E, which was renamed H&E Equipment Services L.L.C. The corporate structure of H&E Equipment Services after the consummation of the combination of H&E and ICM is as follows:

PROSPECTUS SUMMARY

        The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus contains specific terms of this exchange offer and of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this entire prospectus and the documents we have referred you to.

The Old Note Offering

Old Notes
We sold our 12 1/2% Senior Subordinated Notes due 2013 to Credit Suisse First Boston on June 17, 2002 in accordance with the terms of a purchase agreement. The old notes were sold as part of a unit, each consisting of one old note and a series of limited liability company interests of H&E Holdings. The initial purchaser subsequently resold the old notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.
Registration Rights Agreement
We and the initial purchaser entered into a registration rights agreement on June 17, 2002, which granted the initial purchaser and any subsequent holders of the old notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the old notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The Exchange Offer

Securities Offered
Up to $53,000,000 aggregate principal amount at maturity of 12 1/2% Senior Subordinated Exchange Notes due 2013. The terms of the exchange notes and the old notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the old notes.
The Exchange Offer	We are offering to exchange the old notes for a like principal amount at maturity of exchange notes. Old notes may be exchanged only in integral principal at maturity multiples of $1,000.

Expiration Date; Withdrawal of Tender
Our exchange offer will expire 5:00 p.m. New York City time, on January 17, 2003, or a later time if we choose to extend this exchange offer. You may withdraw your tender of old notes at any time prior to the expiration date. All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged. Any old notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.
Resales	We believe that you can offer for resale, resell and otherwise transfer the exchange notes without complying with the registration and prospectus delivery requirements of the Securities Act if:
• you acquire the exchange notes in the ordinary course of business;
• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and
• you are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes without delivering a proper prospectus or without qualifying for a registration exemption, you will need to comply with the registration and prospectus delivery requirements of the Securities Act and may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

Each broker-dealer acquiring exchange notes issued for its own account in exchange for old notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any exchange notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the exchange notes issued in the exchange offer.
Conditions to the Exchange Offer
Our obligation to accept for exchange, or to issue the exchange notes in exchange for, any old notes is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by any staff of the Securities and Exchange Commission, or any order of any governmental agency or court of law. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer—Conditions to the Exchange Offer."

Procedures for Tendering Notes Held in the Form of Book-Entry Interests
Most of the old notes were issued as global securities and were deposited upon issuance with The Bank of New York. The Bank of New York issued certificateless depositary interests in those outstanding old notes, which represent a 100% interest in those old notes, to The Depository Trust Company.

Beneficial interests in the outstanding old notes, which are held by direct or indirect participants in the Depository Trust Company, are shown on, and transfers of the old notes can only be made through, records maintained in book-entry form by The Depository Trust Company.
You may tender your outstanding old notes:

• through a computer-generated message transmitted by The Depository Trust Company's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

• by sending a properly completed and signed letter of transmittal, which accompanies this prospectus, and other documents required by the letter of transmittal, or a facsimile of the letter of transmittal and other required documents, to the exchange agent at the address on the cover page of the letter of transmittal;
And either:

• a timely confirmation of book-entry transfer of your outstanding old notes into the exchange agent's account at The Depository Trust Company, under the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer—Book Entry Transfers" must be received by the exchange agent on or before the expiration date; or
• the documents necessary for compliance with the guaranteed delivery described in "The Exchange Offer—Guaranteed Delivery Procedures" must be received by the exchange agent.
Procedures for Tendering Notes held in the Form of Registered Notes
If you hold registered old notes, you must tender your registered old notes by sending a properly completed and signed letter of transmittal, together with other documents required by it, and your certificates, to the exchange agent, in accordance with the procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering Old Notes."

United States Federal Income Tax Considerations
The exchange offer should not result in any recognition of income, gain or loss to the holders of old notes or to us for United States Federal Income Tax Purposes. See "Certain U.S. Federal Income Tax Considerations."
Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer.

The proceeds from the offering of the old notes were used to consummate the combination of H&E and ICM, repay the existing indebtedness of H&E and ICM, consummate the BRS purchase and pay related fees and expenses.
Exchange Agent	The Bank of New York is serving as the exchange agent for the exchange offer.
Shelf Registration Statement	In limited circumstances, holders of old notes may require us to register their old notes under a shelf registration statement.

The Exchange Notes

Issuers
H&E Equipment Services L.L.C. and H&E Finance Corp. will issue the notes as joint and several obligors. H&E Finance Corp. is a wholly-owned subsidiary of H&E Equipment Services that was incorporated for the sole purpose of serving as a co-issuer of the notes and in order to facilitate the offering. Certain prospective investors of the notes may be restricted in their ability to purchase debt securities of a limited liability company unless the debt securities are jointly issued by a corporation. H&E Finance Corp. does not have any operations or assets of any kind and will not have any revenues. Prospective investors in the notes should not expect H&E Finance Corp. to have the ability to service obligations on the notes.
Maturity Date of the Notes	June 15, 2013.
Interest on the Notes	12 1/2% per annum, payable semi-annually in arrears on June 15 and December 15, commencing December 15, 2002.

Original Issue Discount
The old notes were issued at a substantial discount to their principal amount. In addition, because the old notes were issued as part of an investment unit for tax purposes, a portion of the purchase price of the securities was allocated to the limited liability company interests. As a result, the exchange notes should be treated as being issued with substantial original issue discount for federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations."
Guarantees of the Notes
The notes will be jointly and severally guaranteed on a senior subordinated basis by all of the existing and future domestic restricted subsidiaries of H&E Equipment Services. H&E Equipment Services currently has no non-guarantor subsidiaries.
Ranking of the Notes	The notes and the guarantees will rank:
• junior to all Senior Debt (as defined) of H&E Equipment Services, H&E Finance and the subsidiary guarantors;
• junior to all of the liabilities of any future subsidiaries of H&E Equipment Services and H&E Finance that do not guarantee the notes;
• equally with H&E Equipment Services', H&E Finance's and the guarantors' existing and future senior subordinated indebtedness, of which there is currently none; and
• senior to all subordinated indebtedness.
At September 30, 2002, the notes and the guarantees ranked junior to the Senior Debt, consisting of:
• $77.7 million of senior secured indebtedness under the senior credit facility;
• $59.7 million of secured floor plan financing;
• $12.4 million of capitalized leases;
• $1.4 million of letters of credit outstanding; and
• $200.0 million of senior secured notes due 2012.

In addition, $70.9 million was available for borrowing on a senior basis under the senior credit facility. Subject to restrictions under the senior credit facility and the indenture, we may incur additional senior debt under our senior credit facility. There is no limit to the amount of such additional senior debt.

Optional Redemption
The notes may be redeemed at any time on or after June 15, 2007, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption. In addition, on or before June 15, 2005, on one or more occasions, up to an aggregate of 35% of the aggregate principal amount of notes issued under the indenture may be redeemed at a redemption price of 112.500% with the proceeds of certain equity offerings within 60 days of the closing of those equity offerings. That redemption may be made only if, after the redemption, at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding.
Change of Control
Upon a change of control, H&E Equipment Services and H&E Finance will be required to make an offer to repurchase the notes at a price in cash equal to 101% of the principal amount of the notes on the date of purchase, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, we may not have the cash necessary to enable us to repurchase the notes at the required premium upon a change of control. See "Description of Notes—Repurchase at the Option of Holders—Change of Control."
Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit H&E Equipment Services' and H&E Finance's ability and the ability of the restricted subsidiaries to:
• incur additional indebtedness;
• create liens;
• engage in sale-leaseback transactions;
• pay dividends or make other equity distributions;
• purchase or redeem capital stock;
• make investments;
• sell assets;
• engage in transactions with affiliates; and
• effect a consolidation or merger.
These limitations are subject to a number of important qualifications and exceptions. For more details, see the section "Description of Notes—Certain Covenants."

Risk Factors

        See "Risk Factors" immediately following this summary for a discussion of certain risks relating to the notes.

The BRS Purchase

        Concurrently with the closing of the old note offering, BRS was paid $7.2 million by H&E Equipment Services on account of $7.2 million of obligations payable to BRS and its affiliates in connection with the recapitalizations of H&E and ICM and BRS purchased a portion of the securities issued in that offering. Concurrently with the closing of the old note offering, BRS purchased notes having an accreted value of $7.2 million and a corresponding pro rata share of the limited liability company interests offered thereby.

Additional Information

        H&E Equipment Services is a limited liability company organized under the laws of the State of Louisiana. H&E Finance Corp. is a Delaware corporation. The executive offices of H&E Equipment Services and H&E Finance Corp. are located at 11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816. The telephone number of H&E Equipment Services and H&E Finance Corp. is (225) 298-5200.

Summary Historical and Pro Forma Combined Financial Data

         The summary of our historical and pro forma combined financial data set forth below should be read in conjunction with our unaudited historical and pro forma combined financial data included elsewhere in this prospectus. The summary historical and pro forma combined financial data has been derived from the unaudited historical and pro forma combined financial data and the related notes thereto included elsewhere in this prospectus. See "Unaudited Historical and Pro Forma Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto and other financial data included elsewhere in this prospectus. The summary unaudited historical and pro forma combined financial and operating data do not purport to be indicative of the results of operations or the financial position that would have occurred had the combination of H&E and ICM, the old note offering and the application of the estimated net proceeds from the old note offering occurred on the dates indicated, nor do they purport to be indicative of future results of operations or financial position.

	For the Year Ended December 31, 2001			For the Nine Months Ended September 30, 2002	For the Period January 1, 2002 through June 17, 2002	For the Nine Months Ended September 30, 2002
	H&E Equipment Services	ICM	Combined Pro Forma	H&E Equipment Services(1)	ICM	Combined Pro Forma
	(Dollars in thousands)
Statement of operations data:
Revenues:
Equipment rentals	$99,229	$77,538	$176,767	$93,927	$32,081	$126,008
New equipment sales	84,137	52,894	137,031	48,144	15,764	63,908
Used equipment sales	59,442	30,719	89,908	37,637	12,653	50,250
Parts sales	36,524	18,968	55,492	33,815	8,156	41,971
Service revenues	19,793	18,459	38,252	20,262	8,235	28,497
Other	7,066	7,351	14,417	10,909	3,172	14,081

Total revenues	306,191	205,929	511,867	244,694	80,061	324,715
Gross profit:
Equipment rentals	46,071	28,009	73,883	37,696	11,411	49,057
New equipment sales	6,697	6,406	13,103	4,848	1,835	6,683
Used equipment sales	8,062	6,652	14,714	6,300	2,775	9,075
Parts sales	9,447	5,569	15,016	8,754	2,449	11,203
Service revenues	11,687	11,500	23,187	12,256	5,239	17,495
Other	(6,208)	(2,225)	(8,433)	(1,181)	(950)	(2,131)

Total gross profit	75,756	55,911	131,470	68,673	22,759	91,382
Selling, general and administrative expenses	52,687	47,930	98,203	58,584	19,007	77,571
Gain on sale of property and equipment	46	—	46	35	—	35

Income from operations	23,115	7,981	33,313	10,124	3,752	13,846
Other income (expense):
Interest expense(2)	(17,995)	(20,293)	(40,179)	(18,846)	(7,828)	(32,132)
Other	156	79	235	162	(294)	(132)

Total other income (expense)	(17,839)	(20,214)	(39,944)	(18,684)	(8,122)	(32,264)
Income (loss) before provision for income taxes	5,276	(12,233)	(6,631)	(8,560)	(4,370)	(18,418)
Provision (benefit) for income taxes	1,648	170	1,818	(1,271)	349	(922)

Net income (loss)	3,628	(12,403)	(8,449)	(7,289)	(4,719)	(17,496)

Other financial data:
Depreciation and amortization(3)	$32,163		$29,717		$59,663		$33,896		$12,106		$46,032
Statement of Cash Flows:
Net cash provided by operating activities	$30,115		$37,355		$—		$13,176		$15,229		$—
Net cash used in investing activities	(37,846)		(34,168)		—		(11,889)		(10,775)		—
Net cash provided by (used in) in financing activities	10,426		(3,187)		—		(5,588)		(811)		—
Capital expenditures:
Rental equipment, gross	78,313		55,553		133,866		36,746		20,199		56,945
Rental equipment, net(4)	42,174		33,361		75,535		17,021		10,321		27,342
Property and equipment, net(5)	3,149		850		3,999		2,654		557		3,211

Total net capital expenditures	45,323		34,211		79,534		19,675		10,878		30,553
Ratio of earnings to fixed charges(6)	1.3	x	0.4	x	0.8	x	0.6	x	0.4	x	0.5	x
EBITDA(7)	55,232		37,698		92,930		43,985		15,852		59,837
EBITDA margin(8)	18.0%		18.3%		18.2%		18.0%		19.8%		18.4%
Ratio of EBITDA to cash-pay interest expense	3.6	x	3.0	x	2.5	x	2.4	x	4.2	x	2.0	x
Ratio of total debt to EBITDA	3.5	x	4.8	x	3.5	x	N/A		N/A		5.5	x

	Historical
	As of December 31, 2001		As of September 30, 2002(1)
	H&E Equipment Services	ICM	H&E Equipment Services
	(Dollars in thousands)
Balance sheet data:
Cash and cash equivalents	$4,322	$—	$21
Rental equipment, net	195,701	131,290	321,707
Intangible assets, net	3,204	78,699	16,815
Total assets	288,451	256,821	480,310
Total debt(9)	192,908	179,642	331,115
Members' interests(10)	31,106	3,310	31,417

(1)
ICM merged with and into H&E Equipment Services on June 17, 2002. Accordingly, the historical statement of operations data for H&E Equipment Services for the nine months ended September 30, 2002, includes ICM's results of operations from the date of the merger through September 30, 2002.
(2)
Interest expense is comprised of cash-pay interest (interest recorded on debt and other obligations requiring periodic cash payments) and noncash-pay interest (interest accrued and also subordinated on the subordinated notes due to members and debt issuance cost amortization). The following table summarizes interest expense for the year ended December 31, 2001 and for the nine months ended September 30, 2002, respectively:

	For the Year Ended December 31, 2001			For the Nine Months Ended September 30, 2002	For the Period January 1, 2002 through June 17, 2002	For the Nine Months Ended September 30, 2002
	H&E Equipment Services	ICM	Combined Pro Forma	H&E Equipment Services(1)	ICM	Combined Pro Forma
	(Dollars in thousands)
Cash-pay interest expense	$15,357	$12,694	$36,935	$17,957	$3,802	$29,949
Noncash-pay interest expense	2,638	6,479	1,471	398	3,623	523
Noncash-pay debt issuance cost amortization	—	1,120	1,773	491	403	1,660

Total interest expense	$17,995	$20,293	$40,179	$18,846	$7,828	$32,132
(3)
This excludes amortization of debt issuance costs.
(4)
Capital expenditures for rental equipment, net is defined as purchases of rental equipment less the net book value of the equipment sold from the rental fleet assets as derived from the Company's statement of cash flows for the periods presented.
(5)
Capital expenditures for property and equipment, net is defined as purchases of property and equipment less the net book value of the property and equipment sold as derived from the Company's statement of cash flows for the periods presented.
(6)
For the purpose of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issue costs and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.
(7)
EBITDA is income from operations less gain on sale of property and equipment plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA should not be construed as an alternative to income from operations or cash flows from operating activities, as determined in accordance with generally accepted accounting principles. We believe that EBITDA is a useful supplement to net income and other statement of operations data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, our method of computation may or may not be comparable to other similarly titled measures of other companies.
(8)
This represents EBITDA as a percentage of revenue for the period presented.
(9)
Total debt for H&E Equipment Services and ICM represents the amounts outstanding under the existing credit facilities of H&E Equipment Services and ICM plus capital leases and the amount of subordinated notes payable to members. In connection with the old note offering, $6.0 million of subordinated notes were repaid and the remaining subordinated notes to members were converted to equity. As of September 30, 2002, total debt for H&E Equipment Services represents amounts outstanding under the senior credit facility, senior secured notes, senior subordinated notes plus capital leases.
(10)
Members' interests consist of total redeemable preferred units classified outside of equity and total members' equity (deficit).

Summary Historical Consolidated Financial Data

        The summary of H&E Equipment Services' (formerly Gulf Wide Industries, L.L.C.) consolidated historical financial data set forth below should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus. The summary historical financial data as of and for the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001 have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary historical financial data as of and for the nine months ended September 30, 2001 and September 30, 2002 have been derived from our unaudited consolidated financial statements and related notes included elsewhere in this prospectus. See "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto and other financial data included elsewhere in this prospectus.

H&E Equipment Services

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	1999	2000	2001	2001	2002(1)
	(Dollars in thousands)
Statement of operations data:
Revenues:
Equipment rentals	$53,357	$70,625	$99,229	$74,559	$93,927
New equipment sales	76,703	53,345	84,137	53,620	48,144
Used equipment sales	42,797	51,402	59,442	49,319	37,637
Parts sales	30,328	34,435	36,524	27,621	33,815
Service revenues	13,949	16,553	19,793	14,874	20,262
Other	3,532	5,455	7,066	8,468	10,909

Total revenues	220,666	231,815	306,191	228,461	244,694
Gross profit:
Equipment rentals	20,824	31,080	46,071	34,707	37,696
New equipment sales	8,275	5,436	6,697	4,194	4,848
Used equipment sales	7,959	7,001	8,062	7,551	6,300
Parts sales	8,184	8,589	9,447	6,833	8,754
Service revenues	7,287	9,414	11,687	9,012	12,256
Other	(4,498)	(4,687)	(6,208)	(1,924)	(1,181)

Total gross profit	48,031	56,833	75,756	60,373	68,673
Selling, general and administrative expenses	34,045	44,567	52,687	43,356	58,584
Gain on sale of property and equipment	952	—	46	8	35
Income from operations	14,938	12,266	23,115	17,025	10,124
Other income (expense):
Interest expense(2)	(17,711)	(22,909)	(17,995)	(14,578)	(18,846)
Other	277	187	156	136	162

Total other income (expense)	(17,434)	(22,722)	(17,839)	(14,442)	(18,684)
Income (loss) before provision for income taxes	(2,496)	(10,456)	5,276	2,583	(8,560)
Provision (benefit) for income taxes	(153)	(3,123)	1,648	806	(1,271)

Net income (loss)	(2,343)	(7,333)	3,628	1,777	(7,289)

Other financial data:
Depreciation and amortization(3)	$28,331		$30,541		$32,163		$23,339		$33,896
Statement of cash flows:
Net cash (used in) provided by operating activities	$(8,417)		$(14,588)		$30,115		$26,225		$13,176
Net cash (used in) provided by investing activities	(25,645)		16,252		(37,846)		(38,463)		(11,889)
Net cash provided by (used in) financing activities	34,938		(2,712)		10,426		11,736		(5,588)
Capital expenditures:
Rental equipment, gross	$53,014		$25,639		$78,313		$73,492		$36,746
Rental equipment, net(4)	29,760		(12,870)		42,174		42,460		17,021
Property and equipment, net(5)	738		2,324		3,149		2,501		2,654

Total net capital expenditures	30,498		(10,546)		45,323		44,961		19,675
Ratio of earnings to fixed charges(6)	0.9	x	0.6	x	1.3	x	1.2	x	0.6	x
EBITDA(7)	42,317		42,807		55,232		40,356		43,985
EBITDA margin(8)	19.2%		18.5%		18.0%		17.7%		18.0%

(1)
ICM merged with and into H&E Equipment Services on June 17, 2002. Accordingly, the historical statement of operations data for H&E Equipment Services for the nine months ended September 30, 2002, includes ICM's results of operations from the date of the merger through September 30, 2002.

(2)
Interest expense is comprised of cash-pay interest (interest recorded on debt and other obligations requiring periodic cash payments) and noncash-pay interest (interest accrued and also subordinated in the subordinated notes due to members and debt issuance cost amortization). The following table summarizes interest expense for the years ended December 31, 1999, 2000 and 2001 and for the nine months ended September 30, 2001 and 2002, respectively:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	1999	2000	2001	2001	2002
	(Dollars in thousands)
Cash-pay interest expense	15,894	$19,170	$15,357	$11,764	$17,957
Noncash-pay interest expense	1,817	3,739	2,638	2,814	398
Noncash-pay debt issuance cost amortization	—	—	—	—	491

Total interest expense	$17,711	$22,909	$17,995	$14,578	$18,846

(3)
This excludes amortization of debt issuance costs.

(4)
Capital expenditures for rental equipment, net is defined as purchases of rental equipment less the net book value of the equipment sold from the rental fleet assets as derived from H&E Equipment Services' statement of cash flows for the periods presented.

(5)
Capital expenditures for property and equipment, net is defined as purchases of property and equipment less the net book value of the property and equipment sold as derived from H&E Equipment Services' statement of cash flows for the periods presented.

(6)
For the purpose of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issue costs and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.

(7)
EBITDA is income from operations less gain on sale of property and equipment plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA should not be construed as an alternative to income from operations or cash flows from operating activities, as determined in accordance with generally accepted accounting principles. We believe that EBITDA is a useful supplement to net income and other statement of operations data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, our method of computation may or may not be comparable to other similarly titled measures of other companies.

(8)
This represents EBITDA as a percentage of revenue for the period presented.

Summary Historical Consolidated Financial Data

        The summary of ICM's consolidated historical financial data set forth below should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus. The summary historical financial data as of and for the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001 have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary historical financial data as of and for the three months ended March 31, 2001 and 2002 have been derived from our unaudited consolidated financial statements and related notes included elsewhere in this prospectus. See "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto and other financial data included elsewhere in this prospectus.

ICM

	For the Year Ended December 31,			For the Three Months Ended March 31,
	1999	2000	2001	2001	2002(1)
	(Dollars in thousands)
Statement of operations data:
Revenues:
Equipment rentals	$83,508	$80,320	$77,538	$19,044	$16,761
New equipment sales	56,469	46,766	52,894	12,496	6,566
Used equipment sales	32,901	35,091	30,719	9,225	6,864
Parts sales	19,893	19,471	18,968	5,045	4,634
Service revenues	16,580	17,560	18,459	4,873	4,420
Other	7,541	7,992	7,351	2,038	1,669

Total revenues	216,892	207,200	205,929	52,721	40,914
Gross profit:
Equipment rentals	30,242	28,156	28,009	5,976	5,709
New equipment sales	7,343	5,471	6,406	1,475	869
Used equipment sales	6,870	6,964	6,652	1,938	1,499
Parts sales	5,922	5,966	5,569	1,438	1,388
Service revenues	9,629	10,592	11,500	3,042	2,817
Other	(1,222)	(1,474)	(2,225)	(237)	(510)

Total gross profit	58,784	55,675	55,911	13,632	11,772
Selling, general and administrative expenses	53,378	48,824	47,930	12,105	10,142

Income from operations	5,406	6,851	7,981	1,527	1,630
Other income (expense):
Interest expense(2)	(20,443)	(23,224)	(20,293)	(5,656)	(4,270)
Other	(92)	47	79	(72)	(138)

Total other income (expense)	(20,535)	(23,177)	(20,214)	(5,728)	(4,408)
Loss before provision for income taxes	(15,129)	(16,326)	(12,233)	(4,201)	(2,778)
Provision for income taxes	154	154	170	—	—

Net income (loss)	(15,283)	(16,480)	(12,403)	(4,201)	(2,778)

Other financial data:
Depreciation and amortization(3)	$29,041		$28,850		$29,717		$7,220		$6,489
Statement of cash flows:
Net cash provided by operating activities	$33,736		$26,837		$37,355		$8,599		$4,057
Net cash used in investing activities	(26,462)		(18,194)		(34,168)		(2,378)		(3,237)
Net cash used in financing activities	(5,216)		(10,701)		(3,187)		(5,295)		(820)
Capital expenditures:
Rental equipment, gross	$49,462		$47,213		$55,553		$8,459		$7,610
Rental equipment, net(4)	25,166		17,794		33,361		2,206		3,040
Property and equipment, net(5)	1,272		444		850		173		99

Total net capital expenditures	26,438		18,238		34,211		2,379		3,139
Ratio of earnings to fixed charges(6)	0.3	x	0.3	x	0.4	x	0.3	x	0.4	x
EBITDA(7)	34,447		35,701		37,698		8,747		8,119
EBITDA margin(8)	15.9%		17.2%		18.3%		16.6%		19.8%

(1)
ICM merged with and into H&E Equipment Services on June 17, 2002. Accordingly we have presented ICM's historical results of operations up through March 31, 2002, the end of ICM's most recent quarter prior to the merger.

(2)
Interest expense is comprised of cash-pay interest (interest recorded on debt and other obligations requiring periodic cash payments) and noncash-pay interest (interest accrued and also subordinated on the subordinated notes due to members and debt issuance cost amortization). The following table summarizes interest expense for the years ended December 31, 1999, 2000 and 2001 and for the three months ended March 31, 2001 and 2002, respectively:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	1999	2000	2001	2001	2002
	(Dollars in thousands)
Cash-pay interest expense	$19,031	$16,450	$12,694	$3,860	$2,209
Noncash-pay interest expense	424	5,567	6,479	1,478	1,774
Noncash-pay debt issuance cost amortization	988	1,207	1,120	318	287

Total interest expense	$20,443	$23,224	$20,293	$5,656	$4,270

(3)
This excludes amortization of debt issurance costs.

(4)
Capital expenditures for rental equipment, net is defined as purchases of rental equipment less the net book value of the equipment sold from the rental fleet assets as derived from ICM's statement of cash flows for the periods presented.

(5)
Capital expenditures for property and equipment, net is defined as purchases of property and equipment less the net book value of the property and equipment sold as derived from ICM's statement of cash flows for the periods presented.

(6)
For the purpose of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issue costs and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.

(7)
EBITDA is income from operations less gain on sale of property and equipment plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA should not be construed as an alternative to income from operations or cash flows from operating activities, as determined in accordance with generally accepted accounting principles. We believe that EBITDA is a useful supplement to net income and other statement of operations data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, our method of computation may or may not be comparable to other similarly titled measures of other companies.

(8)
This represents EBITDA as a percentage of revenue for the period presented.

RISK FACTORS

        You should consider carefully all of the information in this prospectus, including the following risk factors and warnings, before deciding whether to exchange your old notes for the exchange notes to be issued in this exchange offer. Except for the first three risk factors described below, these risk factors apply to both the old notes and the exchange notes.

Risks Related To The Offering

We have substantial indebtedness and may be unable to service our debt. Our substantial indebtedness could adversely affect our financial position and prevent us from fulfilling our obligations under the notes.

        We have a substantial amount of debt. As of September 30, 2002, our total indebtedness includes the following, all of which is senior to the notes: $77.7 million of indebtedness outstanding under the senior credit facility; $1.4 million of letters of credit outstanding under the senior credit facility; approximately $59.7 million outstanding under secured floor plan financing; $12.4 million in capital leases; and $200.0 million in aggregate principal amount of the senior secured notes due 2012 that were offered in the concurrent offering. In addition, subject to restrictions in our senior credit facility and the indenture governing the notes, we may incur additional senior debt under the senior credit facility. There is no limit to the amount of such additional senior debt. Additionally, the notes will be effectively subordinated to all liabilities of those of any of our future subsidiaries that do not guarantee the notes. A portion of our indebtedness bears interest at variable rates that are linked to changing market interest rates. Based upon the balances outstanding at September 30, 2002, a one percent increase in market interest rates would increase our annual interest expense approximately $1.3 million. For the nine months ended September 30, 2002, on a pro forma basis after giving effect to the offering of the old notes and the combination of H&E and ICM and the other related financing transactions, our ratio of earnings to fixed charges would have been 0.6x. See "Description of Senior Credit Facility" and "Description of Notes."

        The level of our indebtedness could have important consequences to holders of the notes, including:

  •
  a substantial portion of our cash flow from operations will be dedicated to debt service and may not be available for other purposes;
  •
  making it more difficult for us to satisfy our obligations with respect to the notes;
  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
  •
  our leveraged position may impede our ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes, including acquisitions, and may impede our ability to secure favorable lease terms;
  •
  our leveraged financial position may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures; and
  •
  our leveraged financial position may place us at a competitive disadvantage compared to our competitors with less debt.

Despite our current levels of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture and the senior credit facility do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and our subsidiaries' now face could intensify. See "Description of Senior Credit Facility."

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. An inability to service our indebtedness could lead to a default under our senior credit facility and our indenture, which may result in an acceleration of our indebtedness.

        To service our debt, we will require a significant amount of cash. Our ability to pay interest and principal on our indebtedness (including the notes, obligations under the senior credit facility and the senior secured notes) and to satisfy our other debt obligations will depend upon our future operating performance and the availability of refinancing indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, some of which are beyond our control. Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowing under the senior credit facility will be adequate to meet our future liquidity needs for at least the next twelve months.

        Our future cash flow may not be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness (including the notes), selling material assets or operations or seeking to raise additional debt or equity capital. These actions may not be effected on a timely basis or on satisfactory terms or at all, and these actions may not enable us to continue to satisfy our capital requirements. In addition, our existing or future debt agreements, including the indenture governing the notes and the indenture governing the senior secured notes and the senior credit facility, may contain restrictive covenants prohibiting us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," "Description of Senior Credit Facility," and "Description of Notes."

Your right to receive payments on the notes is junior to our existing indebtedness and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all of our guarantors' existing indebtedness and possibly to all their future borrowings. Consequently, upon a distribution to our creditors or those of the guarantors in a bankruptcy or similar proceeding, the holders of our senior debt and the guarantors will be entitled to be paid in full before any payments are made with respect to the notes or subsidiary guarantees.

        The notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or their property, the holders of our senior debt and the guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to these notes or the subsidiary guarantees.

        In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantor subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

        On September 30, 2002, these notes and the subsidiary guarantees were subordinated to $77.7 million of indebtedness outstanding under the senior credit facility, $1.4 million of letters of credit outstanding under the senior credit facility, approximately $59.7 million outstanding under secured floor plan financing, $12.4 million in capital leases and $200.0 million in aggregate principal amount of the senior secured notes due 2012 that were offered in the concurrent offering. In addition, $70.9 million was available for future borrowing on a senior basis under the senior credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

The notes will be issued at a substantial discount from their principal amount and will therefore trigger material U.S. federal income tax consequences for the holders of the notes, including the requirement to include the original issue discount in the holders' income as it accrues in advance of receipt of any payment on the exchange notes to which the income is attributable.

        The old notes were issued at a substantial discount from their principal amount. In addition, because the old notes were issued as part of an investment unit for tax purposes, a portion of the purchase price of the units was allocated to the limited liability company interests. Consequently, the exchange notes should be treated as having been issued with original issue discount for federal income tax purposes and you should be required to include such original issue discount in your income as it accrues for federal income tax purposes in advance of receipt of any payment on the exchange notes to which the income is attributable. To understand how this may affect you, you should seek advice from your own tax advisor prior to exchanging the old notes for the exchange notes. See "Material U.S. Federal Income Tax Considerations."

Because the notes will be issued with original issue discount, a noteholder's claim in bankruptcy will be less than the face amount of the notes.

        The federal bankruptcy code provides that unsecured creditors are not entitled to interest accruing subsequent to the date of the filing of a petition in bankruptcy. As a result, if H&E Equipment were to file for bankruptcy protection, a noteholder's claim would be reduced to the extent that any original issue discount had not yet been amortized as of the date of such filing.

H&E Finance Corp., the co-issuer of the notes, does not have any operations or assets and will not have any revenues, and therefore is not expected to have the ability to satisfy the interest and principal obligations on the notes. Consequently, and as a result of the notes ranking junior to our existing and possibly all of our future borrowings, upon a distribution to creditors in bankruptcy or similar proceeding, the holders of our senior debt will be entitled to be paid in full before any payments are made with respect to the notes.

        H&E Finance Corp. is a wholly-owned subsidiary of H&E Equipment Services that was incorporated in Delaware for the purpose of serving as a co-issuer of the notes and in order to facilitate the offering. H&E Equipment Services believes that certain prospective investors of the notes may be restricted in their ability to purchase debt securities of a limited liability company unless the debt securities are jointly issued by a corporation. H&E Finance Corp. does not have any operations or assets of any kind and will not have any revenues. Prospective investors in the notes should not expect H&E Finance Corp. to have the ability to service the interest and principal obligations on the notes.

Our senior credit facility and the indenture impose certain restrictions. A failure to comply with these restrictions could lead to an event of default, resulting in an acceleration of indebtedness, which may effect our ability to finance future operations or capital needs, or to engage in other business activities.

        The operating and financial restrictions and covenants in our debt agreements, including the senior credit facility and the indenture, may adversely effect our ability to finance future operations or capital needs or to engage in other business activities. Our senior credit facility requires us to maintain specified financial ratios and tests, including interest coverage and total leverage ratios and maximum capital expenditures, which may require that we take action to reduce debt or to act in a manner contrary to our business objectives. In addition, the senior credit facility and the indenture restrict our ability to, among other things:

  •
  incur additional indebtedness;

  •
  dispose of assets;
  •
  incur guarantee obligations;
  •
  repay indebtedness or amend debt instruments;
  •
  pay dividends;
  •
  create liens on assets;
  •
  make investments;
  •
  make acquisitions;
  •
  engage in mergers or consolidations; or
  •
  engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

A failure to comply with the restrictions contained in the senior credit facility could lead to an event of default which could result in an acceleration of the indebtedness. Such an acceleration would constitute an event of default under the indenture governing the notes. The indenture will contain some of the same restrictions and covenants. A failure to comply with the restrictions in the indenture could result in an event of default under the indenture. Our future operating results may not be sufficient to enable compliance with the covenants in the senior credit facility, the indenture or other indebtedness or to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to make any accelerated payments, including those under the notes. See "Description of Senior Credit Facility" and "Description of Notes."

Fraudulent conveyance laws permit courts to void guarantees, subordinate claims in respect of certain indebtedness and require noteholders to return payments received from guarantors in specific circumstances. A court could determine that these circumstances exist with respect to our subsidiary guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of a guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the issuance of such guarantee, and was insolvent or rendered insolvent by reason of such incurrence;
  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or
  •
  intended to incur or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;
  •
  the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
  •
  it could not pay its debts as they become due.

        On the basis of historical information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes and the transactions, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. However, a court may apply different standards in making such determinations and may not agree with our conclusions in this regard.

We may be unable to finance a change of control offer required under the indenture for the notes because our senior credit facility prohibits the purchase of outstanding notes prior to repayment of borrowings under this facility. Consequently, the holders of the notes may not receive any or all of the cash which they are entitled under the indenture for the notes.

        If certain change of control events occur, we will be required to make an offer for cash to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any. However, we may not have the financial resources necessary to repurchase the notes upon a change of control or the ability to obtain the necessary funds on satisfactory terms, if at all. A change of control would result in an event of default under our senior credit facility and may result in a default under other of our indebtedness that may be incurred in the future. The senior credit facility prohibits the purchase of outstanding notes prior to repayment of the borrowings under the senior credit facility and any exercise by the holders of the notes of their right to require us to repurchase the notes will cause an event of default under our senior credit facility. See "Description of Notes—Change of Control."

If an active trading market does not develop for these notes you may not be able to resell them.

        There is no public market for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

        We do not intend to apply for listing of the notes or, if issued, the exchange notes, on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation (the "Nasdaq") system. We expect that the notes will be eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("Portal") market. The initial purchaser of the old notes, Credit Suisse First Boston Corporation, has informed us that it currently intends to make a market in the exchange notes. However, the initial purchaser is not obligated to do so and may discontinue any such market making at any time without notice.

        The liquidity of any market for the notes will depend upon various factors, including:

  •
  the number of holders of the notes;
  •
  the interest of securities dealers in making a market for the notes;
  •
  the overall market for high yield securities;
  •
  our financial performance or prospects; and
  •
  the prospects for companies in our industry generally.

Accordingly, a market or liquidity may not develop for the exchange notes.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the notes.

Risk Factors Related to Our Company

The operating companies do not have a combined operating history and we may be unsuccessful in integrating them and our future acquisitions, which may decrease our profitability and make it more difficult for us to make payments under the notes.

        We may not have sufficient management, financial and other resources to integrate and consolidate H&E and ICM and any future acquisitions, and we may be unable to operate profitably as a consolidated company. Our financial, management and other resources may not be adequate to accomplish the integration of H&E and ICM and such integration may distract management from the operation of the business. Some of the pro forma financial data contained in this prospectus cover periods when H&E and ICM were not under common operating control and may not be indicative of future financial or operating results. The combination of H&E and ICM may not be successful, and management may not be able to profitably operate our consolidated company following any integration. Any significant diversion of management's attention or any major difficulties encountered in the integration of the businesses could have a material adverse effect on our business, financial condition or results of operation, which could decrease our profitability and make it more difficult for us to make payments under the notes.

We purchase a significant amount of our equipment from a limited number of manufacturers. Termination of one or more of our relationships with any of those manufactures could have a material adverse effect on our business, as we may be unable to obtain adequate or timely rental and sales equipment.

        Currently, we purchase most of our rental and sales equipment from leading, nationally-known original equipment manufacturers ("OEMs"). In 2001, we purchased 66.5% of our rental and sales equipment from six manufacturers. Although we believe that we have alternative sources of supply for the rental and sales equipment we purchase in each of our principal product categories, termination of one or more of our relationships with any of these major suppliers could have a material adverse effect on our business, financial condition or results of operation if we were unable to obtain adequate or timely rental and sales equipment.

Our new equipment suppliers may appoint additional distributors, sell directly or unilaterally terminate our distribution agreements, which could have a material adverse effect on our business due to a reduction of, or inability to increase, our revenues.

        We are a distributor of new equipment and parts supplied by leading, nationally-known OEMs. Typically under distribution agreements with these OEMs, we have exclusive responsibility for selected markets, although manufacturers retain the right to appoint additional dealers and sell directly to national accounts and governmental agencies and in most instances may unilaterally terminate the distribution agreements at any time without cause. Our new equipment suppliers may appoint additional dealers or sell directly in regions in which we currently have exclusive responsibility and may terminate our distribution agreements. Any such actions could have a material adverse effect on our business, financial condition and results of operations due to a reduction of, or an inability to increase, revenues. See "Business—Products and Services—New Equipment Sales."

Our business could be hurt by a decline in construction and industrial activities, which could decrease the demand for equipment or depress rental rates and sales prices, resulting in a decline in our revenues and profitability.

        Our equipment is principally used in connection with construction and industrial activities. Consequently, a downturn in construction or industrial activity may lead to a decrease in the demand for our equipment or depress rental rates and the sales prices for the equipment we sell. We have identified below certain of the factors which may cause such a downturn, either temporarily or long-term:

  •
  a continuation or a worsening of the recent slow-down of the economy over the long-term;
  •
  an increase in interest rates; or
  •
  adverse weather conditions which may temporarily affect a particular region.

There are integration and consolidation risks associated with our growth strategy. Future acquisitions may also result in significant transaction expenses and risks associated with entering new markets and we may unable to profitably operate our consolidated company.

        We have accelerated our growth organically by opening new facilities. We periodically engage in evaluations of potential acquisitions and start-up facilities. Currently, there are no definitive agreements or letters of intent with respect to any material acquisition. The success of our growth strategy depends, in part, on selecting strategic acquisition candidates at attractive prices and identifying strategic start-up locations. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and lead to higher acquisition costs. We may not have the financial resources necessary to consummate any acquisitions or to successfully open any new facilities in the future or the ability to obtain the necessary funds on satisfactory terms. Any future acquisitions or the opening of new facilities may result in significant transaction expenses and risks associated with entering new markets in addition to the integration and consolidation risks described above. We may not have sufficient management, financial and other resources to integrate any such future acquisitions or to successfully operate new locations and we may be unable to profitably operate our consolidated company.

Our business could be hurt if we are unable to obtain additional capital as required, resulting in a decrease in our revenues and profitability.

        The cash that we generate from our business, together with cash that we may borrow under our senior credit facility, may not be sufficient to fund our capital requirements. As a result, we may require additional capital for, among other purposes, purchasing equipment, completing acquisitions, establishing new locations and refinancing existing indebtedness. We may not be able to obtain additional capital on acceptable terms, if at all. If we are unable to obtain sufficient additional capital in the future, our business could be adversely affected by reducing our ability to increase revenues and profitability.

We are subject to competition, which may have a material adverse effect on our business by reducing our ability to increase or maintain revenues or profitability.

        The equipment rental and retail distribution industries are highly competitive and the equipment rental industry is highly fragmented. Many of the markets in which we operate are served by numerous competitors, ranging from national and multi-regional equipment rental companies to small, independent businesses with a limited number of locations. Some of our principal competitors may be less leveraged than we are, may have greater financial resources, may be more geographically diverse, may have greater name recognition than us and may be better able to withstand market conditions within the industry. We generally compete on the basis of, among other things: (i) quality and breadth of service; (ii) expertise; (iii) reliability; and (iv) price. We may encounter increased competition from existing competitors or new market entrants in the future, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, existing or future competitors may seek to compete with us for start-up locations or acquisition candidates that may have the effect of increasing acquisition costs or reducing the number of suitable acquisition candidates or expansion locations. See "Business—Competition."

Our revenue and operating results may be subject to fluctuations, which could result in a decline in our profitability and make it more difficult for us to make payments under the notes.

        Our revenue and operating results have historically varied from quarter to quarter. Periods of decline could result in an overall decline in our profitability and make it more difficult for us to make payments under the notes. We expect our quarterly results to continue to fluctuate in the future due to a number of factors, including:

  •
  seasonal sales and rental patterns of our construction customers, with sales and rental activity tending to be lower in the winter;
  •
  general economic conditions in the markets where we operate;

  •
  the effectiveness of integrating acquired businesses and new locations;
  •
  cyclical nature of our customers' business, particularly our construction customers;
  •
  price changes in response to competitive factors; and
  •
  timing of acquisitions and new location openings and related costs.

In addition, we incur various costs in integrating newly acquired businesses or opening locations, and the profitability of a new location is generally expected to be lower in the initial months of operation.

We could be adversely affected by environmental and safety requirements, which could force us to increase significant capital and other operational costs.

        Our operations, like those of other companies engaged in similar businesses, require the handling, use, storage and disposal of certain regulated materials. As a result, we are subject to the requirements of federal, state and local environmental and occupational health and safety laws and regulations. We may not be at all times in complete compliance with all such requirements. We are subject to potentially significant fines or penalties if we fail to comply with any of these requirements. We have made and will continue to make capital and other expenditures in order to comply with these laws and regulations. However, the requirements of these laws and regulations are complex, change frequently, and could become more stringent in the future. It is possible that these requirements will change or that liabilities will arise in the future in a manner that could have a material adverse effect on our business, financial condition and results of operations. See "Business—Environmental and Safety Regulations."

The nature of our business exposes us to various liability claims, which may exceed the level of our insurance and thereby not fully protect us.

        Our business exposes us to claims for personal injury, death or property damage resulting from the use of the equipment we rent or sell and from injuries caused in motor vehicle accidents in which our delivery and service personnel are involved. We carry comprehensive insurance, subject to deductibles, at levels we believe are sufficient to cover existing and future claims. Although we have not experienced any material losses that were not covered by insurance, our existing or future claims may exceed the level of our insurance, and such insurance may not continue to be available on economically reasonable terms, or at all.

We are controlled by certain of our equityholders. The interests of our equityholders may conflict with the interests of the holders of the notes.

        Following the consummation of the combination of H&E and ICM, affiliates of BRS own approximately 64% of the voting common limited liability company interests of H&E Holdings and approximately 63% of the voting preferred limited liability company interests of H&E Holdings and have the ability to elect a majority of the board of directors of H&E Holdings and generally to control the affairs and policies of our company. Circumstances may occur in which the interests of these investors, in pursuing acquisitions or otherwise, could be in conflict with the interests of the holders of the notes. See "Security Ownership and Certain Beneficial Owners" and "Certain Relationships and Related Transactions."

We are dependent on key personnel. A loss of key personnel could have a material adverse effect on our business, including a termination of one or more of our relationships with our major suppliers, which could result in a decline in our revenues and profitability.

        We are dependent on the continued services of our senior management team, particularly John M. Engquist, our President and Chief Executive Officer, and Gary W. Bagley, our Chairman, who have long-standing relationships with our major suppliers. We believe the loss of such key personnel could have a material adverse effect on us and our financial performance by reducing our ability to increase or maintain revenues and profitability. See "Management—Directors and Executive Officers."

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Outstanding Exchange Notes

        On June 17, 2002, H&E Equipment Services and H&E Finance sold the old notes to Credit Suisse First Boston Corporation. When we sold the old notes, we entered into a registration rights agreement with Credit Suisse First Boston Corporation. The registration rights agreement requires that we register the old notes sold on June 17, 2002 with the Commission and offer to exchange the new registered exchange notes for the outstanding old notes sold on June 17, 2002.

        We will accept any validly tendered old notes that you do not withdraw before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 of principal amount at maturity of exchange notes in exchange for each $1,000 principal amount at maturity of your outstanding old notes. You may tender some or all of your old notes in the exchange offer.

        The form and terms of the exchange notes are the same as the form and terms of the outstanding old notes except that:

  (1)
  the exchange notes being issued in the exchange offer will be registered under the Securities Act and will not have legends restricting their transfer;

  (2)
  the exchange notes being issued in the exchange offer will not contain the registration rights and liquidated damages provisions contained in the outstanding old notes; and

  (3)
  interest on the exchange notes will accrue from the last interest date on which interest was paid on your old notes.

        Outstanding old notes that we accept for exchange will not accrue interest after we complete the exchange offer.

        The exchange offer will expire at 5:00 p.m., New York City time, on January 17, 2003, unless we extend it. If we extend the exchange offer, we will issue a notice by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  (1)
  to extend the exchange offer;

  (2)
  to delay accepting your old notes;

  (3)
  to terminate the exchange offer and not accept any old notes for exchange if any of the conditions have not been satisfied; or

  (4)
  to amend the exchange offer in any manner.

        We will promptly give oral or written notice of any extension, delay, non-acceptance, termination or amendment. We will also file a post-effective amendment with the Commission if we amend the terms of the exchange offer.

        If we extend the exchange offer, old notes that you have previously tendered will still be subject to the exchange offer and we may accept them. We will promptly return your old notes if we do not accept them for exchange for any reason without expense to you after the exchange offer expires or terminates.

Procedures for Tendering Old Notes

        Only you may tender your old notes in the exchange offer.

        To tender your old notes in the exchange offer, you must:

  (1)
  complete, sign and date the letter of transmittal which accompanied this prospectus, or a copy of it;

  (2)
  have the signature on the letter of transmittal guaranteed if required by the letter of transmittal; and

  (3)
  mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent;

        OR

if you tender your notes under The Depository Trust Company's book-entry transfer procedures, transmit an agent's message to the exchange agent on or before the expiration date.

In addition, either:

  (1)
  the exchange agent must receive certificates for outstanding old notes and the letter of transmittal; or

  (2)
  the exchange agent must receive a timely confirmation of a book-entry transfer of your old notes into the exchange agent's account at The Depository Trust Company, along with the agent's message; or

  (3)
  you must comply with the guaranteed delivery procedures described below.

        An agent's message is a computer-generated message transmitted by The Depository Trust Company through its Automated Tender Offer Program to the exchange agent.

        To tender your old notes effectively, you must make sure that the exchange agent receives a letter of transmittal and other required documents before the expiration date.

        When you tender your outstanding old notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

        The method of delivery of outstanding old notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that you use an overnight or hand delivery service instead of mail. If you do deliver by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow enough time to make sure your documents reach the exchange agent before the expiration date. Do not send a letter of transmittal or notes directly to us. You may request your brokers, dealers, commercial banks, trust companies, or nominees to make the exchange on your behalf.

        Unless you are a registered holder who requests that the exchange notes to be mailed to you and issued in your name, or unless you are an eligible institution, you must have your signature guaranteed on a letter of transmittal or a notice of withdrawal by an eligible institution. An eligible institution is a firm which is a financial institution that is a member of a registered national securities exchange or a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        If the person who signs the letter of transmittal and tenders the old notes is not the registered holder of the old notes, the registered holders must endorse the old notes or sign a written instrument of transfer or exchange that is included with the old notes, with the registered holder's signature guaranteed by an eligible institution. We will decide whether the endorsement or transfer instrument is satisfactory.

        We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered old notes, and our determination will be final and binding on you. We reserve the absolute right to:

  (1)
  reject any and all tenders of any particular note not properly tendered;

  (2)
  refuse to accept any old note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

  (3)
  waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date. This includes the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

        Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of old notes as we will determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of old notes.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding old notes, the outstanding old notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding old notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or power of attorney on your behalf, those persons must indicate their capacity when signing, and submit satisfactory evidence to us with the letter of transmittal demonstrating their authority to act on your behalf.

        To participate in the exchange offer, we require that you represent to us that:

  (1)
  you or any other person acquiring exchange notes for your outstanding old notes in the exchange offer is acquiring them in the ordinary course of business;

  (2)
  neither you nor any other person acquiring exchange notes in exchange for your outstanding old notes is engaging in or intends to engage in a distribution of the exchange notes issued in the exchange offer;

  (3)
  neither you nor any other person acquiring exchange notes in exchange for your outstanding old notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;

  (4)
  neither you nor any other person acquiring exchange notes in exchange for your outstanding old notes is our "affiliate" as defined under Rule 405 of the Securities Act; and

  (5)
  if you or another person acquiring exchange notes for your outstanding old notes is a broker-dealer, you will receive exchange notes for your own account, you acquired exchange notes as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus in connection with any resale of your exchange notes.

        Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the exchange notes issued in the exchange offer.

        If you are our "affiliate," as defined under Rule 405 of the Securities Act, you are a broker-dealer who acquired your outstanding old notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

  (1)
  may not rely on the applicable interpretations of the staff of the Commission; and

  (2)
  must comply with the registration and prospectus delivery requirements of the Securities Act when reselling the exchange notes.

Acceptance of Outstanding Old Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

        We will accept validly tendered old notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered old notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If we do not accept any tendered old notes for exchange because of an invalid tender or other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder. If a holder has tendered old notes by book-entry transfer, we will credit the notes to an account maintained with The Depository Trust Company. We will return certificates or credit the account at The Depository Trust Company as promptly as practicable after the exchange offer terminates or expires. Our reservation of the right to terminate the exchange offer, or to delay acceptance of tendered old notes, is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

Book-Entry Transfers

        The exchange agent will make a request to establish an account at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository Trust Company's systems must make book-entry delivery of outstanding old notes by causing The Depository Trust Company to transfer those outstanding old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's Automated Tender Offer Procedures. The participant should transmit its acceptance to The Depository Trust Company on or before the expiration date or comply with the guaranteed delivery procedures described below. The Depository Trust Company will verify acceptance, execute a book-entry transfer of the tendered outstanding old notes into the exchange agent's account at The Depository Trust Company and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent's message confirming that The Depository Trust Company has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at The Depository Trust Company. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

  (1)
  be transmitted to and received by the exchange agent at the address listed below under "Exchange Agent" on or before the expiration date; or

  (2)
  the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

        If you are a registered holder of outstanding old notes who desires to tender old notes but your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

  (1)
  you tender the old notes through an eligible institution;

  (2)
  before the expiration date, the exchange agent received from the eligible institution a notice of guaranteed delivery in the form we have provided. The notice of guaranteed delivery will state the name and address of the holder of the old notes being tendered and the amount of old notes being tendered, that the tender is being made and guarantee that within three New York Stock Exchange trading days after the notice of guaranteed delivery is signed, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, together with a properly completed and signed letter of transmittal with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  (3)
  the certificates for all physically tendered outstanding old notes, in proper form for transfer, or a book-entry confirmation, together with a properly completed and signed letter of transmittal with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

  For a withdrawal to be effective, you must make sure that, before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives a written notice of withdrawal at one of the addresses below or, if you are a participant of The Depository Trust Company, an electronic message using The Depository Trust Company's Automated Tender Offer Program.

        A notice of withdrawal must:

  (1)
  specify the name of the person that tendered the old notes to be withdrawn;

  (2)
  identify the old notes to be withdrawn, including the principal amount at maturity of the old notes;

  (3)
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or be accompanied by documents of transfer; and

  (4)
  if you have transmitted certificates for outstanding old notes, specify the name in which the old notes are registered, if different from that of the withdrawing holder, and identify the serial numbers of the certificates.

        If you have tendered old notes under the book-entry transfer procedure, your notice of withdrawal must also specify the name and number of an account at The Depository Trust Company to which your withdrawn old notes can be credited.

        We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered old notes that you withdraw will be not be considered to have been validly tendered. We will return any outstanding old notes that have been tendered but not exchanged, or credit them to The Depository Trust Company account, as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above before the expiration date.

Conditions to the Exchange Offer

        We are not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding old notes. We may terminate or amend the exchange offer, if at any time before the acceptance of outstanding notes:

  (1)
  any federal law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  (2)
  if any stop order is threatened or in effect with respect to the registration statement which this prospectus is a part of or the qualification of the indenture under the Trust Indenture Act of 1939; or

  (3)
  there is a change in the current interpretation by the staff of the Commission which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus, as discussed above.

        These conditions are for our sole benefit and we may assert or waive them at any time and for any reason. However, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure to exercise any of the foregoing rights will not be a waiver of our rights. If we waive certain of these conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn or revoked and any such amendment or waiver constitutes a material change to the exchange offer or in the information previously disclosed to the holders of old notes, we will, in accordance with the applicable rules of the Commission, disseminate promptly disclosure of such change in a manner reasonably calculated to inform holders of the old notes of such change. If it is necessary to permit adequate dissemination of information regarding such material change, we will extend the exchange offer to permit an adequate time for holders of old notes to consider the additional information.

Exchange Agent

        You should direct all signed letters of transmittal to the exchange agent, The Bank of New York. You should direct questions, requests for assistance, and requests for additional copies of this prospectus, the letter of transmittal and the notice of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail or Overnight Courier:		By Hand:
The Bank of New York, Corporate Trust Operations Reorganization Unit 101 Barclay Street, East New York, New York 10286		The Bank of New York, Corporate Trust Operations Reorganization Unit 101 Barclay Street, Lobby Window New York, New York 10286
By Facsimile: (212) 298-1915 Attn: Customer Service
Confirm by telephone: (800) 548-5075

        Delivery or fax of the letter of transmittal to an address or number other than those above is not a valid delivery of the letter of transmittal.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

        We will pay the estimated cash expenses connected with the exchange offer. We estimate that these expenses will be approximately $250,000.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the existing old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

Transfer Taxes

        If you tender outstanding old notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register exchange notes in the name of, or request that your old notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

You May Suffer Adverse Consequences if You Fail to Exchange Outstanding Exchange Notes

        If you do not tender your outstanding old notes, you will not have any further registration rights, except for the rights described in the registration rights agreements and described above, and your old notes will continue to be subject to restrictions on transfer when we complete the exchange offer. Accordingly, if you do not tender your notes in the exchange offer, your ability to sell your old notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture provides for if we do not complete the exchange offer.

        Holders of the exchange notes issued in the exchange offer and old notes that are not tendered in the exchange offer will vote together as a single class under the indenture governing the Notes.

Consequences of Exchanging Outstanding Old Notes

        If you make the representations that we discuss above, we believe that you may offer, sell or otherwise transfer the exchange notes to another party without registration of your notes or delivery of a prospectus.

        We base our belief on interpretations by the staff of the Commission in no-action letters issued to third parties. If you cannot make these representations, you cannot rely on this interpretation by the Commission's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the old notes. A broker-dealer that receives exchange notes for its own account in exchange for its outstanding old notes must acknowledge that it acquired as a result of market making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers who can make these representations may use this exchange offer prospectus, as supplemented or amended, in connection with resales of exchange notes issued in the exchange offer.

        However, because the Commission has not issued a no-action letter in connection with this exchange offer, we cannot be sure that the staff of the Commission would make a similar determination regarding the exchange offer as it has made in similar circumstances.

Shelf Registration

        The registration rights agreement also requires that we file a shelf registration statement if:

  (1)
  we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law;

  (2)
  law or Commission policy prohibits a holder from participating in the exchange offer;

  (3)
  a holder cannot resell the exchange notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

  (4)
  a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

        We will also register the exchange notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register exchange notes in any jurisdiction unless a holder requests that we do so.

        Old notes will be subject to restrictions on transfer until:

  (1)
  a person other than a broker-dealer has exchanged the old notes in the exchange offer;

  (2)
  a broker-dealer has exchanged the old notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

  (3)
  the old notes are sold under an effective shelf registration statement that we have filed; or

  (4)
  the old notes are sold to the public under Rule 144 of the Securities Act.

THE TRANSACTIONS

The Combination

        H&E Holdings, BRSEC Co-Investment II, LLC ("BRSEC Co-Investment II"), BRS Equipment Company, Inc. ("BRS Equipment Company"), Gulf Wide, ICM and the equity holders of each of Gulf Wide and ICM have entered into a Contribution Agreement and Plan of Reorganization pursuant to which:

        1.    The equity holders of Gulf Wide and ICM formed H&E Holdings by (i) executing the Limited Liability Company Agreement of H&E Holdings, (ii) contributing all of the outstanding equity securities of Gulf Wide and ICM to H&E Holdings in exchange for certain equity securities of H&E Holdings and (iii) contributing certain outstanding subordinated debt of ICM to H&E Holdings in exchange for certain equity securities of H&E Holdings;

        2.    H&E Holdings contributed all of the outstanding equity securities of ICM to Gulf Wide and, upon Gulf Wide's receipt of such contribution, ICM became a wholly-owned subsidiary of Gulf Wide; and

        3.    ICM merged with and into Gulf Wide and H&E merged with and into Gulf Wide, in each instance, with Gulf Wide as the surviving entity with the name "H&E Equipment Services L.L.C."

        We refer to these events collectively as the "Contribution."

        The consummation of the Contribution was subject to certain conditions, including the consummation of the old note offering, the execution of and borrowing under the senior credit facility, and the consummation of the offering of the senior secured notes. The old note offering was conditioned upon the consummation of the Contribution.

        The ownership of H&E Holdings' voting limited liability company interests are presented in the table below. These limited liability company interests constituted 5% of each class or series of the total outstanding limited liability company interests in H&E Holdings as of the closing of the old note offering.

Common Units

	Class A Common Units	Class B Common Units	Percentage of Combined Voting Power(1)
BRS Equipment Company(2)	785,000	—	24.7%
BRSEC Co-Investment II	1,245,000	—	39.2

Subtotal	2,030,000	—	63.9
Other Gulf Wide equityholders and their affiliates	—	1,245,000	17.6
Other ICM equityholders and their affiliates	—	725,000	11.5

Total	2,030,000	1,970,000	95.0%

Voting Preferred Units

	Series A Preferred Units	Series B Preferred Units	Series C Preferred Units	Series D Preferred Units	Percentage of Combined Voting Power(3)
BRS Equipment Company(2)	10,500	9,200	20,815	—	22.8%
BRSEC Co-Investment II	—	10,882	42,485	17,200	39.7

Subtotal	10,500	20,082	63,300	17,200	62.5
Other Gulf Wide equityholders and their affiliates	—	1,756	3,500	16,536	12.3
Other ICM equityholders and their affiliates	—	6,200	13,742	10,390	17.1

Total	10,500	27,882	80,542	44,126	92.0%

(1)
Each Class A Common Unit holder is entitled to two votes per Class A Common Unit held and each Class B Common Unit holder is entitled to one vote per Class B Common Unit held.

(2)
Immediately transferred to BRSEC Co-Investment, LLC ("BRS Co-Investment") pursuant to the Contribution Agreement and Plan of Reorganization.

(3)
Each Voting Preferred Unit holder is entitled to one vote per Voting Preferred Unit held.

Senior Credit Facility

        In connection with the combination of H&E and ICM, H&E Equipment Services and Great Northern Equipment, Inc., one of H&E Equipment Services' subsidiaries, entered into the senior credit facility with a syndicate of financial institutions for which General Electric Capital Corporation ("GE Capital") acted as administrative agent and arranger.

        The senior credit facility consists of a five-year senior secured credit facility in an aggregate principal amount not to exceed $150.0 million, $77.7 million of which had been drawn and under which $1.4 million of letters of credit were outstanding as of September 30, 2002. Subject to compliance with customary conditions precedent and to the extent of availability under a collateral borrowing base, revolving loans and swing loans are available at any time prior to the final maturity of the senior credit facility. Our obligations under the senior credit facility are unconditionally guaranteed by each of our existing and each subsequently acquired or organized domestic subsidiaries. All borrowings under the senior credit facility are secured by a first-priority lien on all of our present and future assets and all present and future assets of our domestic subsidiaries, subject to certain exclusions for inventory subject to purchase money liens. The borrowings under the senior credit facility, together with the aggregate proceeds from the offering of the old notes and the senior secured notes, were used to consummate the transactions and pay fees and expenses related thereto. In addition, the senior credit facility will provide financing for future working capital, capital expenditures and other general corporate purposes. See "Description of Senior Credit Facility."

Payment of Obligations and Redemption of Notes

        In connection with the combination of H&E and ICM, we (i) paid $7.2 million to BRS on account of $7.2 million of obligations payable to BRS and its affiliates that were incurred in connection with the recapitalizations of H&E and ICM and BRS purchased a portion of the notes and limited liability company interests issued in the old note offering, (ii) redeemed a $4.0 million note (plus any accrued and unpaid interest thereon) held by Don M. Wheeler, a securityholder, the proceeds from which were used to make a scheduled reduction to ICM's existing credit facility and (iii) redeemed a $2.0 million note (plus any accrued and unpaid interest thereon) held by John M. Engquist, our Chief Executive

Officer and President, the proceeds from which were used to make a scheduled repayment to ICM's existing credit facility.

Senior Secured Notes

        Concurrently with the closing of the old note offering, H&E Equipment Services and H&E Finance issued $200.0 million in aggregate principal of their 11 1/8% senior secured notes due 2012. The covenants, events of default and registration rights of the senior secured notes are substantially identical to those of the old notes. The senior secured notes are secured on a second-priority basis by substantially all of the collateral securing H&E Equipment Services' and H&E Finance's senior credit facility, excluding certain assets. The old notes are contractually subordinated to the senior secured notes.

USE OF PROCEEDS

        The old notes were issued as part of units that were sold to the initial purchaser on June 17, 2002. Each unit consisted of one old note and a series of limited liability company interests of H&E Holdings. The proceeds from the offering of the units and the offering of the senior secured notes were $253 million less discounts and commissions to the initial purchaser. The net proceeds from the offering of the units and the offering of the senior secured notes were used to consummate the combination of H&E and ICM, repay the existing indebtedness of H&E and ICM and pay related fees and expenses. Proceeds from the offering were used to repay the following existing indebtedness of both H&E and ICM:

  •
  The repayment of the existing H&E revolving credit facility was $188.6 million. This included $0.4 million in accrued interest and a $1.2 million fee for early termination of the credit facility. H&E's credit facility was to mature on August 1, 2002. As of June 17, 2002, the weighted average interest rate on the facility was 5.1%. The proceeds from the credit facility were being used for working capital requirements.

  •
  The repayment of the existing ICM revolving credit facility was $117.8 million. This included $0.3 million in accrued interest. ICM's credit facility was to mature on February 4, 2003. As of June 17, 2002, the weighted average interest rate on the facility was 4.7%. The proceeds from the credit facility were being used for working capital requirements.

  •
  The repayment of a $4.0 million note (plus $0.1 million in accrued interest) held by Don M. Wheeler and a $2.0 million dollar note held by John M. Engquist. The notes were to have matured on May 5, 2003. The proceeds from the issuance of the notes (in February 2001) were used to pay down the revolving credit facility.

        We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive existing old notes in equal principal amount at maturity, the terms of which are the same in all material respects to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired or cancelled and not reissued. Accordingly, the issuance of the exchange notes will not result in any increase or decrease in our debt.

CAPITALIZATION

        The following table sets forth the unaudited capitalization of H&E Equipment Services at September 30, 2002. This table should be read in conjunction with the financial statements, and the related notes, included elsewhere in this prospectus. See "Use of Proceeds," "Selected Historical Consolidated Financial Data" and "Security Ownership and Certain Beneficial Owners."

As of September 30, 2002
(Dollars in millions)
Cash and cash equivalents	$—

Debt and obligations (including current installments):
Borrowings under our senior credit facility(1)	$77.7
Capitalized leases	12.4
Senior secured notes, net of discount	198.5
Senior subordinated notes, net of discount(2)	42.5

Total debt	331.1
Member's equity	31.4

Total capitalization	$362.5

(1)
Our senior credit facility consists of a five-year senior secured credit facility in an aggregate principal amount not to exceed $150.0 million. Subject to compliance with customary conditions precedent and to the extent of availability under a collateral borrowing base, revolving loans and swing line loans are available at any time prior to the final maturity of the senior credit facility. See "Description of Senior Credit Facility."

(2)
We offered $53.0 million of senior subordinated notes due 2013 and limited liability company interests for net cash proceeds of $50.0 million. This includes notes having an accreted value of $7.2 million and a corresponding pro rata share of limited liability company interests that were purchased by BRS. In addition, H&E Equipment Services paid BRS $7.2 million on account of $7.2 million of currently outstanding obligations payable to BRS and its affiliates in connection with the recapitalizations of H&E and ICM. The total principal amount of notes being issued was $53.0 million. The $42.4 million represents the amount of notes offered allocated to debt for accounting purposes. The remaining allocation of $7.6 million represents the estimated fair value of the ownership interests in H&E Holdings issued in conjunction with the Securities offered. See "The Transaction—The Combination" and "Description of Notes."

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        Set forth in the following tables are certain unaudited pro forma combined financial information for H&E Equipment Services for the nine months ended September 30, 2002 and the year ended December 31, 2001.

        The unaudited pro forma combined financial information gives effect to a series of transactions, which includes:

  •
  consummating the Contribution;

  •
  entering into the senior credit facility;

  •
  offering the senior secured notes;

  •
  offering of the securities; and

  •
  repaying certain subordinated notes and payment of certain obligations to members.

We refer to these events collectively as the "Transactions." Concurrently with the closing of the old note offering, we issued senior secured notes due 2012 for net cash proceeds of $198.5 milion.

        The unaudited pro forma combined statements of operations for the nine months ended September 30, 2002 and the year ended December 31, 2001 give effect to the Transactions as if they had occurred at the beginning of the periods presented. H&E Equipment Services' historical statement of operations for the nine months ended September 30, 2002 includes ICM's results of operations from the date of the merger (June 17, 2002) through September 30, 2002. The pro forma financial information does not give effect to any cost savings.

        The Contribution was accounted for as a purchase business combination, where Gulf Wide was the accounting acquirer. As part of the Contribution, Gulf Wide and ICM exchanged equity interests and formed H&E Equipment Services. This fair value was allocated to the assets and liabilities of ICM based on their fair values. An independent third party appraisal company conducted a valuation of ICM's intangible assets. In connection with the Contributions, Gulf Wide changed its name to H&E Equipment Services.

        The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (dollars in thousands):

Fair value of assets acquired	$184,633
Excess of liabilities assumed over fair value of assets acquired	3,514

Liabilities assumed	$188,147

        Preparation of the pro forma combined financial information was based on assumptions deemed appropriate by our management. The pro forma combined information is unaudited and is not necessarily indicative of the results which actually would have occurred if the Transactions has been consummated at the beginning of the period presented, nor does it purport to represent the future financial position and results of operations for future periods. The unaudited pro forma combined financial information should be read in conjunction with "Use of Proceeds," "Capitalization," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the related notes included elsewhere in this prospectus.

UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS

		For the Period January 1, 2002 through June 17, 2002			For the Nine Months Ended September 30, 2002
	For the Nine Months Ended September 30, 2002
	H&E Equipment Services				Combined Pro Forma
		ICM	Adjustments
	(Dollars in thousands)
Revenues:
Equipment rentals	$93,927	$32,081	$—		$126,008
New equipment sales	48,144	15,764	—		63,908
Used equipment sales	37,637	12,653	(40	)(a)	50,250
Parts sales	33,815	8,156	—		41,971
Service revenues	20,262	8,235	—		28,497
Other	10,909	3,172	—		14,081

Total revenues	244,694	80,061	(40)		324,715
Gross profit:
Equipment rentals	37,696	11,411	(50	)(b)	49,057
New equipment sales	4,848	1,835	—		6,683
Used equipment sales	6,300	2,775	—		9,075
Parts sales	8,754	2,449	—		11,203
Service revenues	12,256	5,239	—		17,495
Other	(1,181)	(950)	—		(2,131)

Total gross profit	68,673	22,759	(50)		91,382
Selling, general and administrative expenses	58,584	19,007	(20	)(b)	77,571
Gain on sale of property and equipment	35	—	—		35

Income from operations	10,124	3,752	(30)		13,846
Other income (expense):
Interest expense	(18,846)	(7,828)	(5,458	)(c)	(32,132)
Other	162	(294)	—		(132)

Total other income (expense)	(18,684)	(8,122)	(5,458)		(32,264)
Loss before income taxes	(8,560)	(4,370)	(5,488)		(18,418)
Provision (benefit) for income taxes	(1,271)	349	—	(d)	(922)

Net loss	$(7,289)	$(4,719)	$(5,488)		$(17,496)

See notes to unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2001
	H&E Equipment Services	ICM	Adjustments		Combined Pro Forma
	(Dollars in thousands)
Revenues:
Equipment rentals	$99,229	$77,538	$—		$176,767
New equipment sales	84,137	52,894	—		137,031
Used equipment sales	59,442	30,719	(253)	(a)	89,908
Parts sales	36,524	18,968	—		55,492
Service revenues	19,793	18,459	—		38,252
Other	7,066	7,351	—		14,417

Total revenues	306,191	205,929	(253)		511,867
Gross profit:
Equipment rentals	46,071	28,009	(197	)(b)	73,883
New equipment sales	6,697	6,406	—		13,103
Used equipment sales	8,062	6,652	—		14,714
Parts sales	9,447	5,569	—		15,016
Service revenues	11,687	11,500	—		23,187
Other	(6,208)	(2,225)	—		(8,433)

Total gross profit	75,756	55,911	(197)		131,470
Selling, general and administrative expenses	52,687	47,930	(2,414)	(e)	98,203
Gain on sale of property and equipment	46	—	—		46

Income from operations	23,115	7,981	2,217		33,313
Other income (expense):
Interest expense	(17,995)	(20,293)	(1,891)	(f)	(40,179)
Other	156	79	—		235

Total other income (expense)	(17,839)	(20,214)	(1,891)		(39,944)
Income (loss) before provision for income taxes	5,276	(12,233)	326		(6,631)
Provision for income taxes	1,648	170	—	(d)	1,818

Net income (loss)	$3,628	$(12,403)	$326		$(8,449)

See notes to unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a)
The adjustment reverses sales and the associated cost of sales between H&E and ICM. The sales were recorded at historical cost.

(b)
As a result of H&E Equipment Services' purchase of ICM, the rental equipment and the property and equipment depreciation is adjusted to reflect their respective fair market values.

(c)
This adjustment reflects the recording of nine months' interest expense associated with the 11 1/8% senior secured notes ($11.1 million), interest expense associated with the 12 1/2% senior subordinated notes offered hereby ($3.3 million), amortization of deferred loan costs ($0.8 million), amortization of discounts related to the senior secured notes and the notes offered hereby ($0.3 million), and the interest expense related to the borrowings outstanding under the senior credit facility ($2.1 million). The adjustment also includes the reversal of (i) the interest expense related to the existing H&E credit facility ($4.6 million), (ii) the interest expense related to the existing ICM credit facility ($2.6 million) and (iii) the interest expense related to the subordinated debt to members ($4.9 million).

(d)
In accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," the tax effect of the pro forma adjustments have been calculated using the statutory rates, net of any required valuation allowance.

(e)
This adjustment primarily relates to the reduction of the goodwill amortization ($2.3 million).

(f)
This adjustment reflects the recording annual interest expense associated with the 11 1/8% senior secured notes ($22.3 million), interest expense associated with the 12 1/2% senior subordinated notes offered hereby ($6.2 million), amortization of deferred loan costs ($1.8 million), amortization of discounts related to the senior secured notes and the notes offered hereby ($1.1 million), and the interest expense related to the borrowings outstanding under the senior credit facility ($4.1 million). The adjustment also includes the reversal of (i) the interest expense related to the existing H&E credit facility ($12.4 million), (ii) the interest expense related to the existing ICM credit facility ($8.8 million) and (iii) the interest expense related to the subordinated debt to members ($12.4 million).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The selected historical data and other financial data set forth below, should be read in conjunction with our audited financial statements and the related notes included elsewhere in this prospectus. The selected historical financial data as of and for the fiscal years ended December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000 and December 31, 2001 have been derived from our audited consolidated financial statements. The selected historical financial data as of and for the nine months ended September 30, 2001 and September 30, 2002 have been derived from our unaudited consolidated financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the related notes thereto included elsewhere in this prospectus.

H&E Equipment Services

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002(1)
	(Dollars in thousands)
Statement of operations data:
Revenues:
Equipment rentals	$30,891	$44,595	$53,357	$70,625	$99,229	$74,559	$93,927
New equipment sales	31,669	38,191	76,703	53,345	84,137	53,620	48,144
Used equipment sales	51,977	55,408	42,797	51,402	59,442	49,319	37,637
Parts sales	20,370	22,012	30,328	34,435	36,524	27,621	33,815
Service revenues	10,209	11,211	13,949	16,553	19,793	14,874	20,262
Other	1,896	2,626	3,532	5,455	7,066	8,468	10,909

Total revenues	147,012	174,043	220,666	231,815	306,191	228,461	244,694
Cost of revenues:
Equipment rentals	21,937	27,492	32,533	39,545	53,158	39,852	56,231
New equipment sales	28,382	34,156	68,428	47,910	77,441	49,426	43,296
Used equipment sales	39,104	44,079	34,838	44,401	51,379	41,768	31,337
Parts sales	15,620	16,808	22,144	25,846	27,076	20,788	25,061
Service revenues	4,206	4,583	6,662	7,139	8,106	5,862	8,006
Other	3,733	5,115	8,030	10,141	13,275	10,392	12,090

Total cost of revenues	112,982	132,233	172,635	174,982	230,435	168,088	176,021
Gross profit:
Equipment rentals	8,954	17,103	20,824	31,080	46,071	34,707	37,696
New equipment sales	3,287	4,035	8,275	5,436	6,697	4,194	4,848
Used equipment sales	12,873	11,329	7,959	7,001	8,062	7,551	6,300
Parts sales	4,750	5,204	8,184	8,589	9,447	6,833	8,754
Service revenues	6,003	6,627	7,287	9,414	11,687	9,012	12,256
Other	(1,837)	(2,488)	(4,498)	(4,687)	(6,208)	(1,924)	(1,181)

Total gross profit	34,030	41,810	48,031	56,833	75,756	60,373	68,673
Selling, general and administrative expenses	20,923	25,820	34,045	44,567	52,687	43,356	58,584
Gain (loss) on sale of property and equipment	(47)	5	952	—	46	8	35

Income from operations	13,060	15,995	14,938	12,266	23,115	17,025	10,124

Other income (expense):
Interest expense(2)	(7,206)	(10,754)	(17,711)	(22,909)	(17,995)	(14,578)	(18,846)
Other	448	1,052	277	187	156	136	162

Total other income (expense)	(6,758)	(9,702)	(17,434)	(22,722)	(17,839)	(14,442)	(18,684)
Income (loss) before provision for income taxes	6,302	6,293	(2,496)	(10,456)	5,276	2,583	(8,560)
Provision (benefit) for income taxes	2,636	2,638	(153)	(3,123)	1,648	806	(1,271)

Net income (loss)	3,666	3,655	(2,343)	(7,333)	3,628	1,777	(7,289)

Other financial data:
Depreciation and amortization(3)	$20,163	$25,268	$28,331	$30,541	$32,163	$23,339	$33,896
Statement of cash flows:
Net cash (used in) provided by operating activities	19,372	60,980	(8,417)	(14,588)	30,115	26,225	13,176
Net cash (used in) provided by investing activities	42,628	34,665	(25,645)	16,252	(37,846)	(38,463)	(11,889)
Net cash provided by (used in) financial activities	(61,943)	(94,540)	34,938	(2,712)	10,426	11,736	(5,588)
Capital expenditures:
Rental equipment, gross	60,369	95,820	53,014	25,639	78,313	73,492	36,746
Rental equipment, net(4)	26,978	60,033	29,760	(12,870)	42,174	42,460	17,021
Property and equipment, net(5)	2,082	3,905	738	2,324	3,149	2,501	2,654

Total net capital expenditures	29,060	63,938	30,498	(10,546)	45,323	44,961	19,675
Ratio of earnings to fixed charges(6)	1.8	x	1.6	x	0.9	x	0.6	x	1.3	x	1.2	x	0.6	x
EBITDA(7)	33,271	41,259	42,317	42,807	55,232	40,356	43,985
EBITDA margin(8)	22.6%	23.7%	19.2%	18.5%	18.0%	17.7%	18.0%
	As of December 31,					As of September 30,
	1997	1998	1999	2000	2001	2002(1)
	(Dollars in thousands)
Balance sheet data:
Cash and cash equivalents	$694	$1,799	$2,675	$1,627	$4,322	$21
Rental equipment, net	95,836	144,623	168,018	147,228	195,701	321,707
Intangible assets, net	—	2,556	3,442	3,454	3,204	16,815
Total assets	173,350	220,578	261,110	246,744	288,451	480,310
Total debt(9)	98,090	141,117	205,171	204,597	192,908	331,115
Members' interests(10)	15,094	18,749	(7,690)	(15,023)	31,106	31,417

(1)
Includes the results of operations of ICM from June 18, 2002 through September 30, 2002. Accordingly we have presented ICM's historical results of operations up through March 31, 2002, the end of ICM's most recent quarter prior to the merger.

(2)
Interest expense is comprised of cash-pay interest (interest recorded on debt and other obligations requiring periodic cash payments) and noncash-pay interest (interest accrued and also subordinated in the subordinated notes due to members and debt issuance cost amortization). The following table summarizes interest expense for the periods indicated:

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
	(Dollars in thousands)
Cash-pay interest expense	$7,206	$10,754	$15,894	$19,170	$15,357	$11,764	$17,957
Noncash-pay interest expense	—	—	1,817	3,739	2,638	2,814	398
Noncash-pay debt issuance cost amortization	—	—	—	—	—	—	491

Total interest expense	$7,206	$10,754	$17,711	$22,909	$17,995	$14,578	$18,846

(3)
This excludes amortization of debt issuance costs.
(4)
Capital expenditures for rental equipment, net is defined as purchases of rental equipment less the net book value of the equipment sold from the rental fleet assets as derived from H&E Equipment Services' statement of cash flows for the periods presented.
(5)
Capital expenditures for property and equipment, net is defined as purchases of property and equipment less the net book value of the property and equipment sold as derived from H&E Equipment Services' statement of cash flows for the periods presented.
(6)
For the purpose of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issue costs and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.
(7)
EBITDA is income from operations less gain on sale of property and equipment plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA should not be construed as an alternative to income from operations or cash flows from operating activities, as determined in accordance with generally accepted accounting principles. We believe that EBITDA is a useful supplement to net income and other statement of operations data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, our method of computation may or may not be comparable to other similarly titled measures of other companies.
(8)
This represents EBITDA as a percentage of revenue for the period presented.
(9)
Total debt represents the amount outstanding under the existing credit facility plus capital leases and the amount of subordinated notes payable to members. As of September 30, 2002, total debt represents the amounts outstanding under the senior credit facility, senior secured notes, senior subordinated notes, plus capital leases.
(10)
Members' interests consist of total redeemable preferred units classified outside equity and total members' equity (deficit).

ICM

	For the Year Ended December 31,					For the Three Months Ended March 31,
	1997(1)	1998(2)	1999	2000	2001	2001	2002(3)
	(Dollars in thousands)
Statement of operations data:
Revenues:
Equipment rentals	$47,581	$79,286	$83,508	$80,320	$77,538	$19,044	$16,761
New equipment sales	39,242	56,846	56,469	46,766	52,894	12,496	6,566
Used equipment sales	26,367	26,829	32,901	35,091	30,719	9,225	6,864
Parts sales	12,022	16,924	19,893	19,471	18,968	5,045	4,634
Service revenues	10,481	13,112	16,580	17,560	18,459	4,873	4,420
Other	2,133	5,480	7,541	7,992	7,351	2,038	1,669

Total revenues	137,826	198,477	216,892	207,200	205,929	52,721	40,914
Cost of revenues:
Equipment rentals	29,086	43,855	53,266	52,164	49,529	13,068	11,052
New equipment sales	34,776	49,834	49,126	41,295	46,488	11,021	5,697
Used equipment sales	21,945	21,817	26,031	28,127	24,067	7,287	5,365
Parts sales	8,745	11,839	13,971	13,505	13,399	3,607	3,246
Service revenues	5,266	6,541	6,951	6,968	6,959	1,831	1,603
Other	1,663	6,216	8,763	9,466	9,576	2,275	2,179

Total cost of revenues	101,481	140,102	158,108	151,525	150,018	39,089	29,142
Gross profit:
Equipment rentals	18,495	35,431	30,242	28,156	28,009	5,976	5,709
New equipment sales	4,466	7,012	7,343	5,471	6,406	1,475	869
Used equipment sales	4,422	5,012	6,870	6,964	6,652	1,938	1,499
Parts sales	3,277	5,085	5,922	5,966	5,569	1,438	1,388
Service revenues	5,215	6,571	9,629	10,592	11,500	3,042	2,817
Other	470	(736)	(1,222)	(1,474)	(2,225)	(237)	(510)

Total gross profit	36,345	58,375	58,784	55,675	55,911	13,632	11,772
Selling, general and administrative expenses	28,399	41,447	53,378	48,824	47,930	12,105	10,142

Income from operations	7,946	16,928	5,406	6,851	7,981	1,527	1,630
Other income (expense):
Interest expense(4)	(5,530)	(14,824)	(20,443)	(23,224)	(20,293)	(5,656)	(4,270)
Other	(24)	412	(92)	47	79	(72)	(138)

Total other income (expense)	(5,554)	(14,412)	(20,535)	(23,177)	(20,214)	(5,728)	(4,408)
Income (loss) before provision for income taxes	2,392	2,516	(15,129)	(16,326)	(12,233)	(4,201)	(2,778)
Provision (benefit) for income taxes	—	316	154	154	170	—	—

Net income (loss)	2,392	2,200	(15,283)	(16,480)	(12,403)	(4,201)	(2,778)

Other financial data:
Depreciation and amortization(5)	$15,396		$23,300		$29,041		$28,850		$29,717		$7,220		$6,489
Statement of cash flows:
Net cash provided by operating activities	4,392		15,773		33,736		26,837		37,355		8,599		4,057
Net cash used in investing activities	(34,267)		(223,739)		(26,462)		(18,194)		(34,168)		(2,378)		(3,237)
Net cash used in financing activities	30,779		207,966		(5,216)		(10,701)		(3,187)		(5,295)		(820)
Capital expenditures:
Rental equipment, gross	$42,403		$46,677		$49,462		$47,213		$55,553		$8,459		$7,610
Rental equipment, net(6)	20,458		26,543		25,166		17,794		33,361		2,206		3,040
Property and equipment, net(7)	2,140		2,290		1,272		444		850		173		99

Total net capital expenditures	22,598		28,833		26,438		18,238		34,211		2,379		3,139
Ratio of earnings to fixed charges(8)	1.4	x	1.2	x	0.3	x	0.3	x	0.4	x	0.3	x	0.4	x
EBITDA(9)	23,342		40,228		34,447		35,701		37,698		8,747		8,119
EBITDA margin(10)	16.9%		20.3%		15.9%		17.2%		18.3%		16.6%		19.8%
	As of December 31,					As of March 31,
	1997(1)	1998(2)	1999	2000	2001	2002(3)
	(Dollars in thousands)
Balance sheet data:
Cash and cash equivalents	$1,290	$—	$2,058	$—	$—	$—
Rental equipment, net	70,960	131,061	130,575	123,404	131,290	128,266
Intangible assets	3,023	87,053	84,994	81,996	78,699	78,465
Total assets	123,788	289,124	278,628	267,758	256,821	252,320
Total debt(11)	78,289	194,326	193,004	183,790	179,642	175,676
Members' interests(12)	17,797	52,135	32,506	15,713	3,310	532

(1)
The consolidated financial statements for the year ended December 31, 1997 include financial information of ICM Equipment Company and ACM Equipment Rental and Sales Co., the predecessor of ICM, only. The 1997 results do not include the financial information of Southern Nevada Equipment Company, Great Northern Equipment, Inc. or American High Reach, which were acquired after 1997, and therefore are included in the 1998 through 2001 figures.
(2)
As ICM was organized as a limited liability company in February 1998, the results of operations for the 11 months ended 1998 are shown.
(3)
ICM merged with and into H&E Equipment Services on June 17, 2002. Accordingly we have presented ICM's historical results of operations up through March 31, 2002, the end of ICM's most recent quarter prior to the merger.
(4)
Interest expense is comprised of cash-pay interest (interest recorded on debt and other obligations requiring periodic cash payments) and noncash-pay interest (interest accrued and also subordinated in the subordinated notes due to members and debt issuance cost amortization). The following table summarizes interest expense for the periods indicated:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	1997	1998	1999	2000	2001	2001	2002
	(Dollars in thousands)
Cash-pay interest expense	$5,130	$12,447	$19,031	$16,450	$12,694	$3,860	$2,209
Noncash-pay interest expense	400	2,377	424	5,567	6,490	1,478	1,774
Noncash-pay debt issuance cost amortization	—	—	988	1,207	1,109	318	287

Total interest expense	$5,530	$14,824	$20,443	$23,224	$20,293	$5,656	$4,270

(5)
This excludes amortization of debt issuance costs.
(6)
Capital expenditures for rental equipment, net is defined as purchases of rental equipment less the net book value of the equipment sold from the rental fleet assets as derived from ICM's statement of cash flows for the periods presented.
(7)
Capital expenditures for property and equipment, net is defined as purchases of property and equipment less the net book value of the property and equipment sold as derived from ICM's statement of cash flows for the periods presented.
(8)
For the purpose of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issue costs and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.
(9)
EBITDA is income from operations less gain on sale of property and equipment plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA should not be construed as an alternative to income from operations or cash flows from operating activities, as determined in accordance with generally accepted accounting principles. We believe that EBITDA is a useful supplement to net income and other statement of operations data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, our method of computation may or may not be comparable to other similarly titled measures of other companies.
(10)
This represents EBITDA as a percentage of revenue for the period presented.
(11)
Total debt represents the amount outstanding under the existing senior credit facility plus capital leases and the amount of subordinated notes payable to members.
(12)
Members' interests consist of total redeemable preferred units classified outside equity and total members' equity (deficit).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the "Selected Historical Consolidated Financial Data," and our consolidated financial statements and the related notes included elsewhere in this prospectus. This prospectus contains, in addition to historical information, forward-looking statements that include risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements. The following discussion makes reference to EBITDA which is defined as income from operations less gains on sale of property and equipment plus depreciation and amortization. Investors should be aware that the items excluded from the calculation of EBITDA, such as depreciation and amortization, are significant components in an accurate assessment of our financial performance. EBITDA is presented because we believe it provides useful information regarding our ability to incur and/or service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of a company's profitability or liquidity. Additionally, investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies.

Company Overview

        We believe we are one of the largest integrated equipment rental, services and sales companies in the United States, serving more than 26,000 customers across 15 states in major cities including Atlanta, Dallas, Denver, Houston, Las Vegas, Phoenix and Salt Lake City. In addition to renting equipment, we also sell new and used equipment and provide extensive aftermarket parts and services support.

        We derive our revenues from the following sources: (i) rental of equipment; (ii) new equipment sales and distribution; (iii) used equipment sales and distribution; and (iv) parts and service. Equipment rental, as well as new and used equipment sales, includes products such as hi-lift equipment, cranes, earthmoving equipment and industrial lift trucks. Used equipment sales are primarily derived from our rental fleet. Our integrated approach leads to revenue for each source being partially driven by the activities of the other sources. Our revenues are dependent on several factors, including the demand for rental equipment, rental fleet availability, rental rates, the demand for new and used equipment, the level of industrial and construction activity and general economic conditions.

        Cost of revenues include cost of equipment sold, depreciation and maintenance costs of rental equipment and cost of parts and service. Cost of equipment sold consists of (i) the net book value of rental equipment at the time of sale for used equipment and (ii) the cost for new equipment sales. Depreciation of rental equipment represents the depreciation costs attributable to rental equipment and is generally calculated on a straight-line basis over the estimated service life of the asset (generally three to ten years with a 0% to 25% residual value). Maintenance of rental equipment represents the costs of servicing and maintaining rental equipment on an ongoing basis. Cost of parts and service represents costs attributable to the sale of parts directly to customers and service provided for the maintenance and repair of customer owned equipment.

        Selling, general and administrative expenses include sales and marketing expenses, payroll and related costs, professional fees, property, other taxes and administrative overhead, depreciation associated with property and equipment (other than rental equipment) and the amortization of goodwill and intangible assets.

Critical Accounting Policies and Estimates

        We prepare our financial statements in accordance with accounting principles generally accepted in the United States. A summary of our significant accounting policies is in the notes to our consolidated financial statements included elsewhere in this prospectus. In applying many accounting principles, we need to make assumptions, estimates and/or judgments. These assumptions, estimates and judgments are often subjective and may change based on changing circumstances or changes in our analysis. Material changes in these assumptions, estimates and judgments have the potential to materially alter our results of operations. We have identified below those of our accounting policies that we believe could potentially produce materially different results were we to change underlying assumptions, estimates and judgments.

        Revenue Recognition. Rental revenue is recognized in the period in which it is earned over the contract term. Revenue from the sale of equipment and parts is recognized at the time of delivery to, or pick-up by, the customer and when all obligations under the sales contract have been fulfilled. Service revenues are recognized at the time the services are rendered. Other revenues consist of billings to customers for rental equipment delivery and damage waiver charges.

        Allowance for Doubtful Accounts. We maintain allowances for doubtful accounts. This allowance reflects our estimate of the amount of our receivables that we will be unable to collect. Our estimate could require change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowance.

        Useful Lives of Rental Equipment and Property and Equipment. We depreciate rental equipment and property and equipment over their estimated useful lives, after giving effect to an estimated salvage value of 0% to 25% of cost. The useful life of an asset is determined based on our estimate of the period the asset will generate revenues, and the salvage value is determined based on our estimate of the minimum value we could realize from the asset after such period. We may be required to change these estimates based on changes in our industry or other changing circumstances. If these estimates change in the future, we may be required to recognize increased or decreased depreciation expense for these assets.

        Impairment of Goodwill. We must periodically determine whether the fair value of our goodwill is at least equal to the recorded value shown on our balance sheet. See "—Recent Accounting Pronouncements." We must make estimates and assumptions in evaluating the fair value of goodwill. We may be required to change these estimates and assumptions based on changes in our business prospects or other changing circumstances. If these estimates change in the future, we may be required to record impairment charges for goodwill not previously recorded.

Combination of H&E and ICM

        H&E Equipment Services was formed through the combination of H&E and ICM, which are two leading, regional, integrated equipment rental, service and sales companies operating in contiguous geographical markets. In connection with the combination of H&E and ICM, H&E and ICM were merged with and into Gulf Wide, the parent of H&E, which was renamed H&E Equipment Services L.L.C. H&E, founded in 1961, is located in the Gulf Coast region and operates 26 facilities, most of which are full-service, in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina and Texas. ICM, founded in 1971, operates in the fast-growing Intermountain region, and operates 19 facilities, most of which are full-service, in Arizona, Colorado, Idaho, Montana, New Mexico, Nevada, Texas and Utah.

        The following is a discussion of the financial condition and results of operations of H&E Equipment Services, and ICM for the years ended December 31, 2001, 2000 and 1999. The financial condition and results of operations for H&E Equipment Services are discussed for the nine months ended September 30, 2001 and 2002. The financial condition and results of operations for ICM are discussed for the three months ended March 31, 2001 and 2002.

Discussion of the Results of H&E Equipment Services

        The following table sets forth, for the periods indicated, certain information relating to the operations of H&E Equipment Services.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	1999	2000	2001	2001	2002(1)
	(Dollars in thousands)
Statement of operations data:
Revenues(2):
Equipment rentals	$53,357	$70,625	$99,229	$74,559	$93,927
New equipment sales	76,703	53,345	84,137	53,620	48,144
Used equipment sales	42,797	51,402	59,442	49,319	37,637
Parts sales	30,328	34,435	36,524	27,621	33,815
Service revenues	13,949	16,553	19,793	14,874	20,262
Other	3,532	5,455	7,066	8,468	10,909

Total revenues	220,666	231,815	306,191	228,461	244,694
Cost of revenues:
Equipment rentals	32,533	39,545	53,158	39,852	56,231
New equipment sales	68,428	47,910	77,441	49,426	43,296
Used equipment sales	34,838	44,401	51,379	41,768	31,337
Parts sales	22,144	25,846	27,076	20,788	25,061
Service revenues	6,662	7,139	8,106	5,862	8,006
Other	8,030	10,141	13,275	10,392	12,090

Total cost of revenues	172,635	174,982	230,435	168,088	176,021
Gross profit:
Equipment rentals	20,824	31,080	46,071	34,707	37,696
New equipment sales	8,275	5,436	6,697	4,194	4,848
Used equipment sales	7,959	7,001	8,062	7,551	6,300
Parts sales	8,184	8,589	9,447	6,833	8,754
Service revenues	7,287	9,414	11,687	9,012	12,256
Other	(4,498)	(4,687)	(6,208)	(1,924)	(1,181)

Total gross profit	48,031	56,833	75,756	60,373	68,673
Selling, general and administrative expenses	34,045	44,567	52,687	43,356	58,584
Gain on sale of property and equipment	952	—	46	8	35

Income from operations	14,938	12,266	23,115	17,025	10,124
Other income (expense)	(17,434)	(22,722)	(17,839)	(14,442)	(18,684)
Income tax expense (benefit)	(153)	(3,123)	1,648	806	(1,271)

Net income (loss)	$(2,343)	$(7,333)	$3,628	$1,777	$(7,289)

Supplemental information:
Depreciation and amortization(3)	$28,331	$30,541	$32,163	$23,339	$33,896
Statement of cash flows:
Net cash (used in) provided by operating activities	(8,417)	(14,588)	30,115	26,225	13,176
Net cash (used in) provided by investing activities	(25,645)	16,252	(37,846)	(38,463)	(11,889)
Net cash provided by (used in) financing activities	34,938	(2,712)	10,426	11,736	(5,588)
Capital expenditures:
Rental equipment, gross	$53,014	$25,639	$78,313	$73,492	$36,746
Rental equipment, net(4)	29,760	(12,870)	42,174	42,460	17,021
Property and equipment, net(5)	738	2,324	3,149	2,501	2,654

Total net capital expenditures	30,498	(10,546)	45,323	44,961	19,675
EBITDA(6)	42,317	42,807	55,232	40,356	43,985
EBITDA margin(7)	19.2%	18.5%	18.0%	17.7%	18.0%
Balance sheet data (at end of period):
Net book value of rental fleet	$168,018	$147,228	$195,701	$197,979	$321,707
Total assets	261,110	246,744	288,451	295,287	480,310

(1)
Includes the results of operations of ICM from June 18, 2002 through September 30, 2002.
(2)
Revenues from fleet management and project management operations are reflected in each of the revenue categories set forth in the table above as appropriate.
(3)
This excludes amortization of debt issuance costs.
(4)
Capital expenditures for rental equipment, net is defined as purchases of rental equipment less the net book value of the equipment sold from the rental fleet assets as derived from H&E Equipment Services' statement of cash flows for the periods presented.
(5)
Capital expenditures for property and equipment, net is defined as purchases of property and equipment less the net book value of the property and equipment sold as derived from the H&E Equipment Services' statement of cash flows for the periods presented.
(6)
EBITDA is income from operations less gain on sale of property and equipment plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA should not be construed as an alternative to income from operations or cash flows from operating activities, as determined in accordance with generally accepted accounting principles. We believe that EBITDA is a useful supplement to net income and other statement of operations data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, our method of computation may or may not be comparable to other similarly titled measures of other companies.
(7)
This represents EBITDA as a percentage of revenue for the period presented.

Nine months ended September 30, 2002 compared to nine months ended September 30, 2001

        Total revenues for the nine months ended September 30, 2002 increased 7.1% or $16.2 million to $244.7 million, from $228.5 million for the nine months ended September 30, 2001. The revenues during these periods were attributable to the following sources:

        Equipment Rental Revenues.    Total revenues from equipment rentals increased $19.3 million, or 25.9%, to $93.9 million for the nine months ended September 30, 2002 from $74.6 million for the nine months ended September 30, 2001. Included in the increase is $21.4 million of equipment rental revenues generated by rental locations associated with the ICM Equipment acquisition. The remaining rental revenues decreased $2.1 million for the nine months ended September 30, 2002 compared to 2001. Total crane rental revenue for the nine months ended September 30, 2002 declined $3.3 million compared the same period last year due primarily to the weakening of the industrial construction market. The decline in crane equipment rental revenue was offset by an increase of $0.6 million in aerial equipment rental revenue and a $0.6 million increase in other equipment rental volume.

        Equipment Sales Revenues.    Revenues from new equipment sales decreased $5.5 million, or 10.3% to $48.1 million for the nine months ended September 30, 2002 from $53.6 million for the nine months ended September 30, 2001. Total new equipment sales attributable to the acquisition of ICM Equipment were $10.6 million. The remaining decline in new equipment sales for the nine months ended September 30, 2002 compared to the nine months ended September 30, 2001 is attributable primarily to a $14.8 million decline in new crane sales. During the nine months ended September 30, 2001, the Company sold two cranes totaling $13.2 million, with the remaining $1.6 million decline attributable to a decline in other crane sales in 2001. Sales of new earthmoving equipment declined $2.3 million and sales of other miscellaneous new equipment decreased $1.4 million while the sales of new aerial equipment increased $2.4 million. The increase in new aerial equipment sales is primarily from the sales of equipment to be used by contractors in the building of power plants.

        Revenues from used equipment sales decreased $11.7 million, or 23.7% to $37.6 million for the nine months ended September 30, 2002 from $49.3 million for the nine months ended September 30, 2001. Total used equipment sales attributable to the acquisition of ICM Equipment were $7.6 million. The remaining decrease was attributable primarily to lower crane sales, which declined $16.4 million due to lower customer demand. Earthmoving and other equipment sales also decreased by $2.9 million due to lower customer demand and the completion of the fleet rationalization program that took place during the first nine months of 2002.

        The overall decline in both new and used equipment sales is a result of significant customer declines in capital expenditures given the uncertainties in the current economy.

        Parts and Service Revenues.    Revenues from parts sales and service revenues increased $11.6 million, or 27.3% to $54.1 million for the nine months ended September 30, 2002 from $42.5 million for the nine months ended September 30, 2001. Total parts sales and service revenues attributable to the acquisition of ICM Equipment were $10.0 million. The remainder of the increase was attributable to growth in revenues from parts sales, which increased $0.8 million or 2.9%, due to increased parts sales related to the hi-lift operations, as well as growth in service revenues, which increased $0.8 million, or 5.4%, as a result of an increase in the number of transactions and an increase in charge out rates.

        Other Revenues.    Other revenues consisted primarily of billings to customers for equipment support activities including transportation, hauling, parts freight, and damage waiver charges. Other revenues for the nine months ended September 30, 2002 increased $2.4 million, or 28.2% to $10.9 million. The acquisition of ICM Equipment accounted for $1.7 million of the total increase. The remaining $0.7 million increase was primarily attributable to related growth in billing transportation activities and damage waiver charges and over all service related volume growth.

        Total Gross Profit.    Total gross profit for the nine months ended September 30, 2002 was $68.7 million compared to total gross profit of $60.4 million for the nine months ended September 30, 2001. Total gross profit attributable to the acquisition of ICM Equipment was $15.6 million. Gross profit contribution by segment as a percentage of total gross profit was 54.9% for equipment rentals, 7.1% for new equipment sales, 9.2% for used equipment sales and 30.6% for parts sales and service revenue and (1.8%) for other revenues.

        Equipment Rentals Gross Profit.    Gross profit from equipment rentals increased $3.0 million to $37.7 million for the nine months ended September 30, 2002 from $34.7 million for the nine months ended September 30, 2001. Included in the increase is $8.3 million of equipment rental gross profit generated by rental locations associated with the ICM Equipment acquisition. The remaining gross profit decreased $5.3 million, or 15.3% for the nine months ended September 30, 2002 to $29.4 million from $34.7 million for the nine months of 2001. The decline in equipment rental gross margin is primarily a result of downward pressures on aerial rental rates, slower economic activity, and higher total costs of rental operations in support of the growth in the hi-lift operations

        Total rental cost of operations, excluding the effect of the ICM Equipment acquisition, increased $3.2 million to $43.1 million for the nine months ended September 30, 2002 from $39.9 million for the nine months ended September 30, 2001. The increase is attributable to a $2.8 million increase in depreciation due to the increase in hi-lift rental fleet equipment and a $2.2 million increase in fleet repair costs. Certain hi-lift equipment is aging, exceeding the manufacturer warranty period and is now incurring repair and maintenance costs. These increases were offset by a $1.8 million reduction in operating lease payments and other miscellaneous expenses.

        Equipment Sales Gross Profit.    Gross profit from new equipment sales increased $0.6 million to $4.8 million for the nine months ended September 30, 2002 from $4.2 for the nine months ended September 30, 2001. Total new equipment gross profit for the nine months ended September 30, 2002 included $1.3 million associated with the acquisition of ICM Equipment. The remaining $0.7 million decline in new equipment gross profit is a result of lower new equipment sales volume. Despite the dollar decline in gross profit, excluding the increase related to the ICM Equipment acquisition, gross margin on new equipment sales increased to 10.1% for the nine months ended September 30, 2002 from 7.8% for the nine months ended September 30, 2001. The increase in new equipment gross margin was attributable to improved gross margin on earth moving equipment sold.

        The gross profit from used equipment sales decreased $1.3 million to $6.3 million for the nine months ended September 30, 2002 from $7.6 million for the nine months ended September 30, 2001. Total used equipment gross profit for the nine months ended September 30, 2002 included $1.9 million associated with the acquisition of ICM Equipment. The remaining $3.2 million decrease in used equipment gross profit is a result of lower used equipment sales volume. Despite the dollar decline in gross profit, excluding the increase related to the ICM Equipment acquisition, gross margin on used equipment sales decreased 14.7% for the nine months ended September 30, 2002 from 15.3% for the nine months ended September 30, 2001. The improvement in gross profit margin is attributable to the mix of used equipment sold.

        Parts Sales and Service Revenues Gross Profit.    Gross profit from parts sales and service revenues increased $5.2 million to $21.0 million for the nine months ended September 30, 2002 from $15.8 million for the nine months ended September 30, 2001. Total parts sales and service revenue gross profit for the nine months ended September 30, 2002 included $4.6 million associated with the acquisition of ICM Equipment. The gross margin from parts sales and service revenues for the nine months ended September 30, 2002 decreased to 37.2% compared to 37.3% for the nine months ended September 30, 2001, excluding the effect of the ICM Equipment acquisition. Excluding the effect of the ICM Equipment acquisition gross profit from parts sales increased $0.3 million and gross margin increased to 25.3% in 2002 from 24.7% in 2001. Excluding the effect of the ICM Equipment acquisition, gross profit from service revenues increased $0.3 million and gross margin from service revenues decreased to 58.8% from 60.6% due to increased costs of internal labor and material related to external service repair orders.

        Selling, General and Administrative Expenses.    Selling, general and administrative (SG&A) expenses were $58.6 million, or 23.9% of total revenues for the nine months ended September 30, 2002 and $43.4 million, or 19.0% of total revenues for the nine months ended September 30, 2001. Included in SG&A expense is $11.8 million relating to the operations of ICM Equipment for the period subsequent to the acquisition. The remaining $3.4 million increase in SG&A expense year over year is primarily due to the increased costs to support the expansion of the hi-lift operations.

        Income from Operations.    Based on the foregoing, income from operations decreased to $10.1 million for the nine months ended September 30, 2002 from $17.0 million for the nine months ended September 30, 2001. The $6.9 million decrease was net of $3.8 million of income from operations for ICM Equipment included for the period subsequent to the acquisition.

        Other Income (Expense).    Other expense increased by $4.3 million to $18.7 million for the nine months ended September 30, 2002 from $14.4 million for the nine months ended September 30, 2001. Interest expense for the nine months ended September 30, 2002 increased $4.2 million as a result of the refinancing of the Company's total debt and the acquisition of ICM Equipment. Other expense increased $0.1 million. Additionally, annual interest rates on the revolving credit facility averaged 6.1% for the nine months ended September 30, 2002 compared to 7.1% for the nine months ended September 30, 2001.

        Income Tax Expense (Benefit).    H&E Equipment Services is a limited liability company that has elected to be treated as a C corporation for income tax purposes. Income taxes decreased by $2.1 million to a benefit of $1.3 million for the nine months ended September 30, 2002 from an expense of $0.8 million for the nine months ended September 30, 2001. The change is a result of the Company incurring a $8.6 million loss before income taxes and other book to tax timing differences in 2002 compared to income before income taxes and other book to tax timing differences. As of September 30, 2002, the Company has recorded a tax valuation allowance for its entire net deferred income tax assets. The valuation allowance was recorded given the cumulative losses incurred by the Company and the Company's belief that it is more likely than not that the Company will be unable to recover the net deferred income tax assets.

Year ended December 31, 2001 compared to year ended December 31, 2000

        Total Revenues.    Total revenues in fiscal year 2001 were $306.2 million, representing an increase of 32.1% over total revenues in fiscal year 2000 of $231.8 million. The increase was attributable to the growth in equipment rentals, new and used equipment sales, parts sales and service revenues.

        Equipment Rental Revenues.    Revenues from equipment rentals increased $28.6 million, or 40.5%, to $99.2 million in fiscal year 2001 from $70.6 million in fiscal year 2000. The increase was attributable to the growth in the rentals in the hi-lift operations, consisting of aerial work platform equipment. Hi-lift rentals increased by $30.8 million, or 130.0%, to $54.5 million in fiscal year 2001 from $23.7 million in fiscal year 2000. Fiscal year 2001 was the first full year of operations for the hi-lift operations. Revenues from other equipment rentals decreased slightly to $44.7 million in fiscal year 2001 from $46.9 million in fiscal year 2000, due to the decrease in net capital expenditures in the previous year as a result of management's initiative to eliminate under-performing assets in order to improve utilization.

        Equipment Sales Revenues.    Revenues from new equipment sales increased $30.8 million, or 57.7%, to $84.1 million in fiscal year 2001 from $53.3 million in fiscal year 2000. The increase was due primarily to a $29.6 million increase in crane sales.

                Revenues from used equipment sales increased $8.0 million, or 15.6%, to $59.4 million in fiscal year 2001 from $51.4 million in fiscal year 2000. The increase was attributable in part to a $13.3 million increase in crane sales, resulting from sales of under-performing assets from the rental fleet, partially offset by a $3.0 million decrease in earthmoving equipment and a $2.5 million decrease in aerial work platforms.

        Parts Sales and Service Revenues.    Revenues from parts sales and service revenues increased by $5.3 million, or 10.5%, to $56.3 million in fiscal year 2001 from $51.0 million in fiscal year 2000. The increase was attributable to growth in parts revenues of $2.1 million, or 6.1%, resulting from increased volume of parts sales transactions. The increase was also attributable to growth in service revenues which increased by $3.2 million, or 19.6%, as a result of an increase in the number of service transactions to support the growth of the hi-lift and core divisions, as well as an increase from average service charge-out rates.

        Other Revenues.    Revenues from other sales activities consisted primarily of billings to customers for equipment support activities including transportation, hauling, parts freight and damage-waiver charges. Other revenues increased $1.6 million, or 29.5%, to $7.1 million in fiscal year 2001 as compared to $5.5 million in fiscal year 2000. The increase was primarily attributable to growth in the transportation and hauling activities to support the growth of the hi-lift rental operations.

        Total Gross Profit.    Total gross profit in fiscal year 2001 was $75.8 million, representing an increase of 33.3% over total gross profit in fiscal year 2000 of $56.8 million. Total gross margin increased to 24.7% in fiscal year 2001 from 24.5% in fiscal year 2000.

        Equipment Rentals Gross Profit.    Gross profit from equipment rentals increased $15.0 million to $46.1 million in fiscal year 2001 from $31.1 million in fiscal year 2000. Gross margin on equipment rentals increased to 46.4% in fiscal year 2001 from 44.0% in fiscal year 2000. The increase in gross profit was primarily attributable to the growth in the hi-lift rental operations in 2001. The increase in gross margin was attributable to a more favorable mix of rental equipment following the elimination of lower performing assets in 2000.

        Equipment Sales Gross Profit.    Gross profit from new equipment sales increased $1.3 million to $6.7 million in fiscal year 2001 from $5.4 million in fiscal year 2000. Gross margin on new equipment sales declined to 8.0% in fiscal year 2001 from 10.2% in fiscal year 2000. The increase in gross profit reflected the growth in new crane sales in 2001. The decline in gross margin was primarily attributable to lower margins from crane sales containing volume-based discounts in 2001.

                Gross profit from used equipment sales increased $1.1 million to $8.1 million in fiscal year 2001 from $7.0 million in fiscal year 2000. Gross margin on used equipment sales remained relatively unchanged at 13.6% in fiscal year 2001 compared to 13.6% in fiscal year 2000. The increase in gross profit reflected the increase in crane sales, offset by decreases in earthmoving and aerial work platform equipment sales.

        Parts Sales and Service Revenues Gross Profit.    Gross profit from parts sales and service revenues increased $3.1 million to $21.1 million in fiscal year 2001 from $18.0 million in fiscal year 2000. Gross margin on parts sales and service revenues increased to 37.5% in fiscal year 2001 from 35.3% in fiscal year 2000. Gross profit from parts sales increased by $0.9 million and gross margin from parts sales increased to 25.9% from 24.9%. The increase was due to increased pricing on outsourced parts. Gross profit for service revenues increased by $2.3 million and gross margin from service revenues increased to 59.1% from 56.9%. The increase was due to growth in the hi-lift operations in 2001 and also reflected the growth in service charge-out rates during 2001 over 2000 levels. The increase in gross margin was attributable to the increase in higher margin service revenues in 2001.

        Depreciation and Amortization.    Depreciation and amortization was $32.2 million and $30.5 million for fiscal years 2001 and 2000, respectively. The increase in depreciation and amortization expense was primarily attributable to the growth in rental fleet assets for the hi-lift operations.

        Selling, General and Administrative Expenses.    Selling, general and administrative ("SG&A") expenses were $52.7 million, or 17.2% of total revenues, during fiscal year 2001 and $44.6 million, or 19.2% of total revenues, in fiscal year 2000. The increase in SG&A expenses was attributable to fiscal year 2001 being the first full year of hi-lift operations. The decrease in SG&A expenses as a percentage of total revenues was due to volume growth in crane equipment sales revenues.

        Income from Operations.    Based on the foregoing, income from operations increased 88.4% to $23.1 million in fiscal year 2001 from $12.3 million in fiscal year 2000.

        Other Income (Expense).    Other expense decreased by $4.9 million to $17.8 million in fiscal year 2001 from $22.7 million in fiscal year 2000. The decrease was due to a $4.9 million decrease in interest expense from fiscal year 2000 to 2001. Fiscal year 2000 included $1.3 million of interest expense related to a beneficial conversion future recorded in 1999 in connection with the 12% Convertible Subordinated Notes due 2005. These notes were converted to equity as part of the recapitalization of H&E in August 2001.

        Income Tax Expense (Benefit).    H&E Equipment Services is a limited liability company that has elected to be treated as a C corporation for income tax purposes. Income tax expense increased from a tax benefit of $3.1 million in fiscal year 2000 to a $1.6 million tax expense in fiscal year 2001. The effective tax rate was relatively unchanged between the fiscal years.

Year ended December 31, 2000 compared to year ended December 31, 1999

        Total Revenues.    Total revenues in fiscal year 2000 were $231.8 million, representing an increase of 5.1% over total revenues in fiscal year 1999 of $220.7 million. This increase was attributable to the growth in equipment rentals, used equipment sales, parts sales and service revenues, partially offset by a decline in new equipment sales.

        Equipment Rental Revenues.    Revenues from equipment rentals increased $17.3 million, or 32.4%, to $70.6 million in fiscal year 2000 from $53.4 million in fiscal year 1999. The increase was primarily attributable to management's decision to expand its rental operations by creating a hi-lift division which began operations in the first quarter of fiscal year 2000 and which increased rental revenues by $23.7 million. Revenues from other equipment rentals decreased to $46.9 million in 2000 from $53.4 million in 1999 due to fleet rationalization.

        Equipment Sales Revenues.    Revenues from new equipment sales declined $23.4 million, or 30.5% to $53.3 million for fiscal year 2000 from $76.7 million for fiscal year 1999. The decline was due primarily to a decrease in the level of crane sales which decreased by $18.1 from 1999 to 2000, as well as a $4.9 million decrease in earthmoving equipment sales and a $1.4 million decrease in other equipment sales due to lower market demand for new equipment sales.

                Revenues from used equipment sales increased $8.6 million, or 20.1%, to $51.4 million for fiscal year 2000 from $42.8 million in fiscal year 1999. The increase was attributable mainly to the growth in lattice boom crane sales of $4.8 million. Used equipment revenues also increased due to growth in sales for used earthmoving equipment, which increased by $4.4 million, as well as management's initiative to eliminate certain poor performing assets from the rental fleet. As a result of this initiative, $4.1 million of aerial work platforms which existed prior to the creation of the specialty hi-lift rental division were sold and were replaced with other lines of hi-lift equipment. The growth was offset by a $5.5 million decrease in hydraulic cranes sales.

        Parts Sales and Service Revenues.    Revenues from parts sales and service revenues increased by $6.7 million, or 15.2%, to $51.0 million for fiscal year 2000 from $44.3 million in fiscal year 1999. Revenue from parts sales increased by $4.1 million, or 13.5%, to $34.4 million from $30.3 million. The increase was attributable to growth in the sale of lattice boom crane related parts which increased by $5.5 million, or 83.9%, over the prior year levels, offset by decreases in earthmoving and other parts sales. Service revenues also increased by $2.6 million, or 18.7%, to $16.6 million from $13.9 million, as a result of volume growth in service labor billings as well as growth in the average service charge-out rates over 1999 levels.

        Other Revenues.    Revenues from other sales activities increased by $2.0 million, or 54.4%, to $5.5 million from $3.5 million in fiscal year 1999. The increase was attributable primarily to growth in the equipment transportation and hauling activities to support the expanding rental operations.

        Total Gross Profit.    Total gross profit in fiscal year 2000 was $56.8 million, representing an increase of 18.3% over total gross profit of $48.0 million in fiscal year 1999. Total gross margin increased to 24.5% in fiscal year 2000 from 21.8% in 1999.

        Equipment Rentals Gross Profit.    Gross profit from equipment rentals increased $10.3 million to $31.1 million in fiscal year 2000 from $20.8 million in fiscal year 1999. Gross margin for equipment rentals increased to 44.0% in fiscal year 2000 from 39.0% in fiscal year 1999. The increase in gross profit was primarily attributable to the growth in the hi-lift rental operations which were commenced in the first quarter of 2000. The increase in gross margin was attributable to lower depreciation, lease and maintenance expense for the new hi-lift operations division, partially offset by decreased rental rates on other equipment rentals due to excess capacity in the equipment rental industry in 2000.

        Equipment Sales Gross Profit.    Gross profit from new equipment sales declined $2.8 million to $5.4 million in fiscal year 2000 from $8.3 million in fiscal year 1999. Gross margin on new equipment sales declined slightly to 10.2% in fiscal year 2000 from 10.8% in fiscal year 1999. The decline in gross profit for new equipment in fiscal year 2000 reflected the decline in new crane sales. The decline in gross margin for new equipment sales was attributable to overall market softness on new equipment prices as customer preference for equipment rentals increased.

                Gross profit from used equipment sales decreased $1.0 million to $7.0 million in fiscal year 2000 from $8.0 million in fiscal year 1999. Gross margin on used equipment sales declined to 13.6% in fiscal year 2000 from 18.6% in fiscal year 1999. The decrease in gross profit and margin was attributable to the lower margins received on the disposal of poor-performing rental assets during 2000.

        Parts Sales and Service Revenues Gross Profit.    Gross profit from parts sales and service revenues increased $2.5 million to $18.0 million in fiscal year 2000 from $15.5 million in fiscal year 1999. Gross margin on parts sales and service revenues increased slightly to 35.3% during fiscal year 2000 from 34.9% in 1999. Gross profit from parts sales increased by $0.4 million and gross margin from parts sales decreased to 24.9% from 27.0%. The decrease in gross margin was due to increased competitive market conditions caused by non-OEM parts distributors. Gross profit from service revenues increased by $2.1 million and gross margin from service revenues increased to 56.9% from 52.2%. The increase in gross profit and gross margin was due to increased volume of service labor billings as well as increased average service charge-out rates which increased 2.9% over 1999 levels.

        Depreciation and Amortization.    Depreciation and amortization was $30.5 million and $28.3 million for fiscal years 2000 and 1999, respectively. The increase in depreciation and amortization was attributable to growth in rental fleet assets for the hi-lift rental operations.

        Selling, General and Administrative Expenses.    SG&A expenses were $44.6 million, or 19.2% of total revenues, during fiscal year 2000 and $34.0 million, or 15.4% of total revenues, in fiscal year 1999. The increase in SG&A was attributable to the additional support cost required to develop the specialty hi-lift rental operation, which commenced during fiscal year 2000. SG&A expenses also increased in the core operations in order to support the growth in product support activities.

        Income from Operations.    Based on the foregoing, income from operations decreased 17.9% to $12.3 million in fiscal year 2000 from $14.9 million in fiscal year 1999.

        Other Income (Expense).    Other expense increased by $5.3 million to $22.7 million in fiscal year 2000 from $17.4 million in fiscal year 1999. The increase was due to interest on the Convertible Subordinated Notes issued in May 1999.

        Income Tax Expense (Benefit).    H&E Equipment Services is a limited liability company that has elected to be treated as a C corporation for income tax purposes. Income tax benefit increased from $0.2 million in fiscal year 1999 to $3.1 million in fiscal year 2000. The effective tax rate increased to 29.9% in fiscal year 2000 from 6.1% in fiscal year 1999 due to the size of the effect of the permanent item created by the non-deductibility of the beneficial conversion feature in relation to overall net operating loss.

Discussion of the Results of ICM

        The following table sets forth, for the periods indicated, certain information relating to the operations of ICM.

	For the Year Ended December 31,			For the Three Months Ended March 31,
	1999	2000	2001	2001	2002(1)
	(Dollars in thousands)
Statement of operations data:
Revenues(2):
Equipment rentals	$83,508	$80,320	$77,538	$19,044	$16,761
New equipment sales	56,469	46,766	52,894	12,496	6,566
Used equipment sales	32,901	35,091	30,719	9,225	6,864
Parts sales	19,893	19,471	18,968	5,045	4,634
Service revenues	16,580	17,560	18,459	4,873	4,420
Other	7,541	7,992	7,351	2,038	1,669

Total revenues	216,892	207,200	205,929	52,721	40,914
Cost of revenues:
Equipment rentals	53,266	52,164	49,529	13,068	11,052
New equipment sales	49,126	41,295	46,488	11,021	5,697
Used equipment sales	26,031	28,127	24,067	7,287	5,365
Parts sales	13,971	13,505	13,399	3,607	3,246
Service revenues	6,951	6,968	6,959	1,831	1,603
Other	8,763	9,466	9,576	2,275	2,179

Total cost of revenues	158,108	151,525	150,018	39,089	29,142
Gross profit:
Equipment rentals	30,242	28,156	28,009	5,976	5,709
New equipment sales	7,343	5,471	6,406	1,475	869
Used equipment sales	6,870	6,964	6,652	1,938	1,499
Parts sales	5,922	5,966	5,569	1,438	1,388
Service revenues	9,629	10,592	11,500	3,042	2,817
Other	(1,222)	(1,474)	(2,225)	(237)	(510)

Total gross profit	58,784	55,675	55,911	13,632	11,772
Selling, general and administrative expenses	53,378	48,824	47,930	12,105	10,142

Income from operations	5,406	6,851	7,981	1,527	1,630
Other income (expense)	(20,535)	(23,177)	(20,214)	(5,728)	(4,408)
Income tax expense	154	154	170	—	—

Net loss	$(15,283)	$(16,480)	$(12,403)	$(4,201)	$(2,778)

Supplemental information:
Depreciation and amortization(3)	$29,041	$28,850	$29,717	$7,220	$6,489
EBITDA(4)	34,447	35,701	37,698	8,747	8,119
EBITDA margin(5)	15.9%	17.2%	18.3%	16.6%	19.8%
Statement of cash flows:
Net cash provided by operating activities	33,736	26,837	37,355	8,599	4,057
Net cash used in investing activities	(26,462)	(18,194)	(34,168)	(2,378)	(3,237)
Net cash used in financing activities	(5,216)	(10,701)	(3,187)	(5,295)	(820)

Capital expenditures:
Rental equipment, gross	$49,462	$47,213	$55,553	$8,459	$7,610
Rental equipment, net(6)	25,166	17,794	33,361	2,206	3,040
Property and equipment, net(7)	1,272	444	850	173	99

Total net capital expenditures	26,438	18,238	34,211	2,379	3,139
Balance sheet data (at end of period):
Net book value of rental fleet	$130,575	$123,404	$131,290	$119,432	$128,266
Total assets	278,628	267,758	256,821	261,162	252,320

(1)
ICM merged with and into H&E Equipment Services on June 17, 2002.
(2)
Revenues from fleet management and project management operations are reflected in each of the revenue categories set forth in the table above as appropriate.
(3)
This excludes amortization of debt issuance costs.
(4)
EBITDA is income from operations less gain on sale of property and equipment plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA should not be construed as an alternative to income from operations or cash flows from operating activities, as determined in accordance with generally accepted accounting principles. We believe that EBITDA is a useful supplement to net income and other statement of operations data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, our method of computation may or may not be comparable to other similarly titled measures of other companies.
(5)
This represents EBITDA as a percentage of revenue for the period presented.
(6)
Capital expenditures for rental equipment, net is defined as purchases of rental equipment less the net book value of the equipment sold from the rental fleet assets as derived from ICM's statement of cash flows for the periods presented.
(7)
Capital expenditures for property and equipment, net is defined as purchases of property and equipment less the net book value of the property and equipment sold as derived from ICM's statement of cash flows for the periods presented.

Three months ended March 31, 2002 compared to three months ended March 31, 2001

        Total Revenues.    Total revenues for the three months ended March 31, 2002 were $40.9 million, representing a decline of 22.4% over total revenues for the three months ended March 31, 2001. The decrease was primarily attributable to a decline in equipment rentals and new and used equipment sales.

        Equipment Rental Revenues.    Revenues from equipment rentals declined $2.2 million, or 12.0%, to $16.8 million for the three months ended March 31, 2002 from $19.0 million for the three months ended March 31, 2001. The decline was primarily attributable to a decline in construction activity in the northern Utah region, which resulted in a decrease in the number of equipment rental transactions. During the later part of 2001, several large construction projects associated with the preparation of the February 2002 Winter Olympics were completed. Such projects included, but were not limited to, road construction, hotels, and Olympic venue sites. No new large projects were begun in 2002 because of the Olympics.

        Equipment Sales Revenues.    Revenues from new equipment sales decreased $5.9 million, or 47.5%, to $6.6 million for the three months ended March 31, 2002 from $12.5 million for the three months ended March 31, 2001. The decrease was due a $1.7 million decrease in sales of cranes ranging in size from small truck-mounted cranes and rough-terrain cranes to large, crawler cranes, as well as a decrease in sales of lift trucks and other equipment as customers slowed their purchases of new replacement equipment in response to a slowing economy.

        Revenues from used equipment sales decreased $2.3 million, or 25.6%, to $6.9 million for the three months ended March 31, 2002 from $9.2 million for the three months ended March 31, 2001. As with new equipment sales, the slowing economy impacted the used equipment market.

        Parts Sales and Service Revenues.    Revenues from parts sales and service revenues decreased $0.8 million, or 8.7%, to $9.1 million for the three months ended March 31, 2002 from $9.9 million for the three months ended March 31, 2001. Parts sales decreased by $0.4 million, or 8.1%. Service revenues decreased by $0.5 million, or 9.3%. The decreases were caused by the slowing economy which resulted in lower usage of equipment.

        Other Revenues.    Revenues from other sales activities consisted primarily of billings to customers for equipment support activities including transportation, hauling, parts freight, environmental fees and damage waiver charges. Other revenue decreased $0.3 million, or 18.1%, to $1.7 million for the three months ended March 31, 2002 from $2.0 million for the three months ended March 31, 2001. The decrease was due primarily to the reduction in rental volume and to customers providing their own damage loss coverage.

        Total Gross Profit.    Total gross profit decreased $1.8 million to $11.8 million for the three months ended March 31, 2002 from $13.6 million for the three months ended March 31, 2001. Total gross margin increased to 28.8% for the three months ended March 31, 2002 from 25.9% for the three months ended March 31, 2001.

        Equipment Rentals Gross Profit.    Gross profit from equipment rentals decreased $0.3 million to $5.7 million for the three months ended March 31, 2002 from $6.0 million for the three months ended March 31, 2001. Gross margin on equipment rentals increased to 34.1% for the three months ended March 31, 2002 from 31.4% for the three months ended March 31, 2001. The gross margin improvement was due to managing overall rental costs, including repair and maintenance costs, which decreased by $0.5 million from 2001.

        Equipment Sales Gross Profit.    Gross profit from new equipment sales decreased $0.6 million to $0.9 million for the three months ended March 31, 2002 from $1.5 million for the three months ended March 31, 2001. Gross margin on new equipment sales increased to 13.2% for the three months ended March 31, 2002 from 11.8% for the three months ended March 31, 2001. The decrease in gross profit is the result of the decreased sales volume. The increase in gross margin is due to the mix of new equipment sold.

        Gross profit from used equipment sales decreased $0.4 million to $1.5 million for the three months ended March 31, 2002 from $1.9 million for the three months ended March 31, 2001. Gross margin on used equipment sales increased to 21.8% for the three months ended March 31, 2002 from 21.0% for the three months ended March 31, 2001. During the three months ended March 31, 2002 ICM used manufacturer-marketing credits to implement a "zero percent" financing sales program.

        Parts Sales and Service Revenues Gross Profit.    Gross profit from parts sales and service revenues decreased $0.3 million to $4.2 million for the three months ended March 31, 2002 from $4.5 million for three months ended March 31, 2001. Gross margin increased to 46.4% for the three months ended March 31, 2002 from 45.2% for the three month ended March 31, 2001. Gross profit from parts sales declined by $0.1 million as a result of the decline in the overall economy. Gross margin from parts sales increased to 30.0% from 28.5% as a result of price increases and controlled costs. Gross profit from service revenues decreased by $0.2 million and gross margin from service revenues increased to

63.7% from 62.4%. The decrease in gross profit was attributable to the decline in the overall economy and the increase in gross margin was attributable to increases in the charge-out rates and a reduction of overtime expense.

        Depreciation and Amortization.    Depreciation and amortization was $6.5 million and $7.2 million for the three months ended March 31, 2002 and 2001, respectively. The decrease in depreciation and amortization was attributable to the adoption of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, which eliminates the amortization of goodwill and intangible assets with indefinite lives. During the three months ended March 31, 2001, $0.6 million of amortization was recognized.

        Selling, General and Administrative Expenses.    Selling, general and administrative ("SG&A") expenses were $10.1 million, or 24.8% of total revenues, during the three months ended March 31, 2002 and $12.1 million, or 23.0% of total revenues, during the three months ended March 31, 2001. The decline in SG&A expenses reflected lower employee, benefit and warranty costs from the prior year. The increase in SG&A expenses as a percent of total revenues was due to the decline in revenues.

        Income (Loss) from Operations.    Based on the foregoing, income from operations increased 6.7% to $1.6 million for the three months ended March 31, 2002 from $1.5 million for the three months ended March 31, 2001.

        Other Income (Expense).    Other income or expense consists primarily of interest expense on the revolving line of credit and on subordinated notes to members. Interest expense on the revolving line of credit decreased by $1.7 million to $1.4 million for the three months ended March 31, 2002 from $3.1 million for the three months ended March 31, 2001. The decrease is primarily the result of fewer borrowings on the revolving line of credit and a decrease in the average interest rate.

        Income Tax Expense (Benefit).    ICM (excluding Great Northern Equipment, Inc, a wholly-owned subsidiary) is a limited liability company that has elected to be treated as a partnership for income tax purposes. No estimated tax provision was recorded in the three months ended March 31, 2002 and 2001, respectively.

Year ended December 31, 2001 compared to year ended December 31, 2000

        Total Revenues.    Total revenues for fiscal year 2001 were $205.9 million, representing a decline of 0.6% over total revenues in fiscal year 2000 of $207.2 million. The decrease was attributable to the decline in equipment rentals, used equipment sales and parts sales, partially offset by an increase in new equipment sales and in service revenues.

        Equipment Rental Revenues.    Revenues from equipment rentals declined $2.8 million, or 3.5%, to $77.5 million in fiscal year 2001 from $80.3 million in fiscal year 2000. The decline was primarily attributable to a decline in construction activity specifically in and around the State of Utah, which resulted in a decrease in the number of equipment rental transactions. During 2001, several large construction projects associated with preparation for the February 2002 Winter Olympics and which began in prior years were completed. Such projects included, but were not limited to, road construction, hotels and Olympic venue sites. In anticipation of the Winter Olympics, no new large construction projects were begun in 2001. In addition, the volume of equipment rentals to the mining industries (the gold, copper and silver mines) in eastern Wyoming and western Nevada declined due primarily to the slowing economy.

        Equipment Sales Revenues.    Revenues from new equipment sales increased $6.1 million, or 13.1%, to $52.9 million for fiscal year 2001 from $46.8 million for fiscal year 2000. The increase was due primarily to an $11.9 million increase in sales of cranes ranging in size from small truck-mounted cranes and rough-terrain cranes to large, crawler cranes. The increase was offset in part by a decrease in sales of lift trucks and other equipment as customers slowed their purchases of replacement equipment in response to a slowing economy.

                Revenues from used equipment sales decreased $4.4 million, or 12.5%, to $30.7 million in fiscal year 2001 from $35.1 million in fiscal year 2000. The decrease was attributable mainly to a weakening economy and declining customer demand, particularly as it related to used crane sales, which declined by $3.5 million. The decline was also attributable to a one-time sale of scanclimbing equipment in 2000 for $1.7 million, but was partially offset by increases in sales of other equipment types.

        Parts Sales and Service Revenues.    Revenues from parts sales and service revenues remained relatively flat at $37.4 million in fiscal year 2001 compared to $37.0 million in fiscal year 2000. Parts sales decreased slightly by $0.5 million, or 2.6%. The decrease was caused by the slowing economy which resulted in lower usage of equipment partially offset by the trend by equipment owners to retain and use their existing equipment longer. Service revenues increased $0.9 million, or 5.1%, as a result of an increase in service charge-out rates, as well as from increased volume of service transactions.

        Other Revenues.    Revenues from other sales activities consisted primarily of billings to customers for equipment support activities including transportation, hauling, parts freight and damage-waiver charges. Other revenues decreased $0.6 million, or 8.0%, to $7.4 million in fiscal year 2001 from $8.0 million in fiscal year 2000. The decrease was due primarily to the reduction in rental volume and to customers providing their own damage loss coverage.

        Total Gross Profit.    Total gross profit remained relatively flat at $55.9 million in fiscal year 2001 compared to $55.7 million in fiscal year 2000. Total gross margin increased to 27.2% in fiscal year 2001 from 26.9% in fiscal year 2000.

        Equipment Rentals Gross Profit.    Gross profit from equipment rentals remained relatively flat at $28.0 million in fiscal year 2001 compared to $28.2 million in fiscal year 2000. Gross margin on equipment rentals increased to 36.1% in fiscal year 2001 from 35.1% in fiscal year 2000. Gross profit remained relatively constant while gross margin improved due to an improvement in managing overall rental costs, including repair and maintenance costs, which decreased by $2.7 million from the prior year.

        Equipment Sales Gross Profit.    Gross profit from new equipment sales increased $0.9 million to $6.4 million in fiscal year 2001 from $5.5 million in fiscal year 2000. Gross margin on new equipment sales increased to 12.1% in fiscal year 2001 from 11.7% in fiscal year 2000. The improvement in gross profit was due to the increased sales volume of a wide variety of cranes. The improvement in gross margin was attributable to a more favorable mix of product sales.

                Gross profit from used equipment sales declined $0.3 million to $6.7 million in fiscal year 2001 from $7.0 million in fiscal year 2000. Gross margin on used equipment sales increased to 21.7% for fiscal year 2001 from 19.8% in fiscal year 2000. While gross profit declined slightly as a result of lower crane sales, gross margin improved due to management's continued emphasis on selling equipment directly to retail customers.

        Parts Sales and Service Revenues Gross Profit.    Gross profit from parts sales and service fees increased $0.5 million to $17.1 million in fiscal year 2001 from $16.6 million in fiscal year 2000. Gross margin increased to 45.6% in fiscal year 2001 from 44.7% in fiscal year 2000. Gross profit from parts sales declined by $0.4 million as a result of the decline in the overall economy in late 2001. Gross margin from part sales declined to 29.4% from 30.6% as a result of a greater contribution from lower margin parts. Gross profit from service revenues increased by $0.9 million and gross margin from service revenues increased to 62.3% in 2001 from 60.3%. The increase in gross margin was attributable to a 3.1% increase in service charge-out rates as well as an increase in service transactions.

        Depreciation and Amortization.    Depreciation and amortization was $30.8 million and $30.1 million for fiscal years 2001 and 2000, respectively. The increase in depreciation and amortization expense was attributable to an increase in the average rental fleet assets and additions to property, plant and equipment.

        Selling, General and Administrative Expenses.    SG&A expenses were $47.9 million, or 23.3% of total revenues, during fiscal year 2001 and $48.8 million, or 23.6% of total revenues, in fiscal year 2000. The decline in SG&A expenses reflected lower employee, benefit and warranty costs partially offset by higher insurance and advertising costs.

        Income (Loss) from Operations.    Based on the foregoing, income from operations increased 16.5% to $8.0 million in fiscal year 2001 from $6.9 million in fiscal year 2000.

        Other Income (Expense).    Other income or expense consisted primarily of interest expense on the revolving line of credit and on subordinated notes to members. Interest expense on the revolving line of credit and other decreased by $4.7 million, to $11.2 million in fiscal year 2001 from $15.9 million in fiscal year 2000. The decrease was a result of fewer borrowings on the revolving line of credit and a decline in the LIBOR interest rate. The weighted average rate on the borrowings outstanding decreased 2.7%, to 7.3% for fiscal year 2001 from 10.0% for fiscal year 2000. Interest expense on the subordinated notes to members increased due to the fact (i) ICM issued an additional $12 million in subordinated notes to members in February 2001 (the proceeds were used to reduce the borrowings outstanding on the revolving line of credit) and (ii) interest was accrued but not paid and compounded semi-annually.

        Income Tax Expense (Benefit).    ICM (excluding Great Northern Equipment, Inc., a wholly-owned subsidiary) is a limited liability company that elected to be treated as a partnership for income tax purposes. Provision for income tax expense of $0.2 million was consistent between 2001 and 2000. The effective tax rate was consistent between the fiscal years.

Year ended December 31, 2000 compared to year ended December 31, 1999

        Total Revenues.    Total revenues for fiscal year 2000 were $207.2 million, representing a decline of 4.5% over total revenues in fiscal year 1999 of $216.9 million. The decline was attributable to the decline in equipment rentals, new equipment sales and parts revenues, partially offset by growth in used equipment sales and service revenues.

        Equipment Rental Revenues.    Revenues from equipment rentals declined $3.2 million, or 3.8%, to $80.3 million in fiscal year 2000 as compared to $83.5 million in fiscal year 1999. The decline was primarily attributable to a decline in construction activity throughout the Intermountain region which resulted in a decline in the volume of rental transactions, as well as the completion of some hotel projects in Las Vegas which were commenced in 1998 and 1999. The decline in revenues was also caused by lower rental rates, increased regional competition and management's decision to discontinue renting scanclimber equipment.

        Equipment Sales Revenues.    Revenues from new equipment sales decreased $9.7 million, or 17.2%, to $46.8 million in the fiscal year 2000 from $56.5 million in fiscal year 1999. The decrease was attributable to a $5.7 million decline in crane sales as well as a decrease in sales from other equipment. Equipment sales, particularly cranes, declined due to a general uncertainty about the economy, as customers chose to rent equipment rather than make a capital investment, especially since rental rates had declined and financing costs associated with purchasing equipment had increased.

                Revenues from used equipment sales increased $2.2 million, or 6.7%, to $35.1 million in fiscal year 2000 from $32.9 million in fiscal year 1999. The increase was attributable to an increase in sales of hi-lift equipment, crane sales and lift trucks, as well as the sale of the scanclimber equipment, partially offset by a decrease in sales of small equipment.

        Parts Sales and Service Revenues.    Revenues from parts and service remained relatively flat at $37.0 million in fiscal year 2000 compared to $36.5 million in fiscal year 1999. Parts sales declined by $0.4 million. The decrease was caused by the slowing economy which resulted in lower usage of equipment, partially offset by the trend by equipment owners to retain and use their existing equipment longer. Service revenues increased $1.0 million as a result of an increase in service charge-out rates, as well as from increased volume of service transactions.

        Other Revenues.    Total revenues from other sales activities increased by $0.5 million, or 6.0%, to $8.0 million in fiscal year 2000 from $7.5 million in fiscal year 1999. This increase was attributable primarily to management's increased focus on charging damage waiver fees, partially offset by a decline in the volume of equipment rentals.

        Total Gross Profit.    Total gross profit in fiscal year 2000 was $55.7 million, representing a decline of 5.3% over total gross profit of $58.8 million in fiscal year 1999. Total gross margin decreased to 26.9% in fiscal year 2000 from 27.1% in fiscal year 1999.

        Equipment Rental Gross Profit.    Gross profit from equipment rentals decreased $2.1 million to $28.2 million in fiscal 2000 from $30.2 million for fiscal year 1999. Gross margin on equipment rentals declined to 35.1% of equipment rental revenue in fiscal year 2000 from 36.2% of equipment rental revenue in fiscal year 1999. The decline in gross margin was a result of declining rental revenues with short-term fixed costs associated with the rental fleet, offset by a decrease in rental repair and maintenance costs attributable to management's cost savings initiatives.

        Equipment Sales Gross Profit.    Gross profit from new equipment sales declined $1.9 million to $5.5 million in fiscal year 2000 from $7.3 million in fiscal year 1999. Gross margin on new equipment sales declined to 11.7% in fiscal year 2000 compared to 13.0% in fiscal year 1999. The decline in gross profit was due to the decreased sales volume (as previously discussed) and the decline in gross margin was due to manufacturer price increases in the forklift product lines.

                Gross profit from used equipment sales increased $0.1 million to $7.0 million for fiscal year 2000 from $6.9 million for fiscal year 1999. Gross margin on used equipment sales declined to 19.8% in fiscal year 2000 from 20.9% in fiscal year 1999. The decrease in gross margin was attributable to the sale of the scanclimber equipment at a lower gross margin.

        Parts Sales and Service Revenues Gross Profit.    Gross profit from parts sales and service revenues increased $1.0 million to $16.6 million for fiscal year 2000 from $15.6 million for fiscal year 1999. Gross margin increased to 44.7% in fiscal year 2000 from 42.6% in fiscal year 1999. Gross profit from parts sales remained relatively flat at $6.0 million in fiscal year 2000 from $5.9 million in fiscal year 1999. Gross margin from parts sales increased to 30.6% in fiscal year 2000 from 29.8% fiscal year 1999. The increase in gross margin was due to an increase in parts prices. Gross profit from service revenues increased to $10.6 million in fiscal year 2000 from $9.6 million in fiscal year 1999. The increase in gross margin from service revenues was due to an increase in average service charge-out rates, as well as an 8.2% increase as a result of management's ability to control costs associated with the service work.

        Depreciation and Amortization.    Depreciation and amortization was $30.1 million and $30.0 million for fiscal years 2000 and 1999, respectively. The increase in depreciation and amortization was attributable to an increase in the average rental fleet assets and additions to property and equipment.

        Selling, General and Administrative Expenses.    SG&A expenses were $48.8 million, or 23.6% of total revenues, during fiscal year 2000 and $53.4 million, or 24.6% of total revenues, in fiscal year 1999. The decrease in SG&A expenses reflected management's emphasis on controlling and reducing all operating costs, which resulted in lower employee, benefit, warranty and rent expenses.

        Income from Operations.    Based on the foregoing, income from operations increased 26.7% to $6.9 million in fiscal year 2000 from $5.4 million in fiscal year 1999.

        Other Income (Expense).    Other income or expense consisted primarily of interest expense on the revolving line of credit and on subordinated notes to members. Interest expense on the revolving line of credit and other decreased by $2.4 million, to $15.9 million in fiscal year 2000 from $18.3 million in fiscal year 1999. The decrease was a result of fewer borrowings on the revolving line of credit. In February 2000, ICM issued an additional $18.3 million in subordinated notes to members (the proceeds were used to reduce the borrowings outstanding on the revolving line of credit). The weighted average rate on the borrowings outstanding remained relatively unchanged for 2000 and 1999.

        Income Tax Expense (Benefit).    ICM (excluding Great Northern Equipment, Inc., a wholly-owned subsidiary) is a limited liability company that elected to be treated as a partnership for income tax purposes. Provision for income tax expense of $0.2 million was consistent between 2000 and 1999. The effective tax rate was consistent between the fiscal years.

Liquidity and Capital Resources

H&E Equipment Services

        Cash flow from operating activities.    For the nine months ended September 30, 2002 cash provided by operations was $13.2 million. The significant components of operating activities that provided cash were total property and equipment and rental fleet depreciation expense of $33.9 million and an increase in accounts payable and accrued expenses of $13.6 million. Significant components of operating activities that used cash consisted of $7.3 million net loss, $1.3 million for deferred taxes, gain on sale of both rental and non-rental equipment of $4.1 million, an increase in accounts receivable of $4.5 million, and an increase in inventories of $18.5 million. The remaining $1.4 million of cash provided by operating activities related to the change in other assets and other liabilities.

        Cash flow from investing activities.    For the nine months ended September 30, 2002 cash used in investing activities was $11.9 million. This is a result of purchasing $39.4 million in rental and non-rental equipment. The proceeds from the sale of rental and non-rental equipment was $23.9 million. Cash acquired in the business combination was $3.6 million

        Cash flow from financing activities.    For the nine months ended September 30, 2002 cash used in financing activities was $5.6 million. This is a result of the $304.4 million repayment on the balance outstanding on both the ICM Equipment and H&E Equipment Service's lines of credit. Financing costs paid in cash for the refinancing totaled $14.1 million. Proceeds from the issuance of the senior secured notes were $198.5 million and proceeds from the issuance of the senior subordinated notes were $50.0 million. The net borrowings under the line of credit were $83.0 million. Payments on capital leases and other notes were $5.3 million. H&E Equipment Services paid $13.3 million to members for outstanding obligations assumed in connection with the merger.

ICM

Cash Flow from Operating Activities

        Cash provided by operating activities for ICM was $4.1 million for the three months ended March 31, 2002 compared to $8.6 million for the three months ended March 31, 2001. The decrease was primarily the result of decreases in accounts receivables, accrued liabilities and inventories and the net loss.

        Cash provided by operating activities for ICM was $37.4 million for fiscal year 2001 compared to $26.8 million for 2000. The improvement was primarily a result of a decrease in the net loss and accounts receivable and an increase in depreciation and accounts payable.

Cash Flow from Investing Activities

        Cash used for investing activities for ICM totaled $3.2 million for the three months ended March 31, 2002. Cash was used primarily during this period to purchase rental equipment (approximately $7.6 million). Cash used for investing activities totaled $2.4 million for the three months ended March 31, 2001. Cash was used primarily during this period to purchase rental equipment (approximately $8.5 million).

        Cash used for investing activities for ICM totaled $34.2 million for fiscal year 2001. Cash was used during this period principally to (i) purchase rental equipment (approximately $55.6 million) and (ii) to purchase company-owned assets used in operating the business (approximately $1.0 million). Cash used for investing activities totaled $18.2 million for fiscal year 2000. Cash was used during this period principally to (i) purchase rental equipment (approximately $47.2 million) and (ii) to purchase company-owned assets used in operating the business (approximately $0.8 million).

Cash Flow from Financing Activities

        Cash used for financing activities for ICM was $0.8 million for the three months ended March 31, 2002. During this period, cash was used to pay down the revolving line of credit and capital lease obligations. Cash used for financing activities was $5.3 million for the three months ended March 31, 2001. During this period, the Company issued $12.0 million in subordinated notes to members. The proceeds from the notes were used to pay-down the balance outstanding on the revolving line of credit.

        Cash used for financing activities for ICM was $3.2 million for fiscal year 2001. During this period, ICM issued $12.0 million in subordinated notes to members. The proceeds from the notes were used to pay-down the balance outstanding on the revolving line of credit. ICM reduced its capital lease obligation by $0.3 million in that fiscal year. Cash used for financing activities was $10.7 million for fiscal year 2000. During this period, ICM issued $18.3 million in subordinated notes to members. The proceeds from the notes were used to pay-down the balance outstanding on the revolving line of credit. ICM reduced its capital lease obligation by $0.2 million in that fiscal year.

Liquidity

        Our operating cash requirements consist principally of working capital requirements, scheduled payments of principal and interest on outstanding indebtedness and capital expenditures. Following the completion of this offering, we believe that cash flow from our operating activities, cash on hand and periodic borrowings of revolving loans under our senior credit facility will be adequate to meet our liquidity requirements for the next twelve months. Our ability to make distributions to our investors is restricted by the terms of our financing agreements.

        We used the net proceeds from the old note offering, the offering of senior secured notes and borrowings under the senior credit facility to consummate the combination of H&E and ICM, repay the existing indebtedness of H&E and ICM, pay certain obligations and pay related fees and expenses. See "Use of Proceeds." The senior credit facility provides for borrowings in an aggregate principal amount not to exceed $150.0 million, consisting of revolving loans and swing line loans. As of September 30, 2002, we have approximately $77.7 million in indebtedness outstanding under the senior credit facility and $70.9 million of borrowing availability. We also have $1.4 million of outstanding letters of credit as of September 30, 2002. See "Description of Senior Credit Facility" and "Description of Notes."

        To service our debt, we will require a significant amount of cash. Our ability to pay interest and principal on our indebtedness (including the notes, obligations under the senior credit facility and the senior secured notes) and to satisfy our other debt obligations will depend upon our future operating performance and the availability of refinancing indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, some of which are beyond our control. Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowing under the senior credit facility will be adequate to meet our future liquidity needs for at least the next twelve months.

        We cannot assure you that our future cash flow will be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness (including the notes), selling material assets or operations or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or at all, or that these actions would enable us to continue to satisfy our capital requirements. In addition, our existing or future debt agreements, including the indenture and the senior credit facility, may contain restrictive covenants prohibiting us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," "Description of Senior Credit Facility" and "Description of Notes."

        Off-Balance Sheet Arrangements.    At September 30, 2002 and at December 31, 2001, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Contractual and Commercial Commitments Summary

        The following summarizes our contractual obligations at September 30, 2002, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

	Payments Due by Year
	Total	2002(1)	2003-2004	2005-2006	Thereafter
	(In thousands)
Long-term debt (including subordinated notes payable and amounts due to members)	$242,567	$46	$368	$163	$241,990
Interest payments on senior secured notes	222,376	11,001	44,500	44,500	122,375
Interest payments on senior subordinated notes	72,838	3,276	13,250	13,250	43,062
Revolving credit facility	77,702	—	—	—	77,702
Capital lease obligations	12,354	1,960	9,659	735	—
Operating leases(2)	91,792	9,594	40,416	25,501	16,281
Other long-term obligations(3)(4)	67,210	16,827	40,636	7,949	1,798

Total contractual cash obligations	$786,839	$42,704	$148,829	$92,098	$503,208

(1)
This represents payments due during the three months ending December 31, 2002.

(2)
This includes total operating lease rental payments (including interest) having initial or remaining non-cancelable lease terms longer than one year.
(3)
This includes: (i) BRS annual management fees through 2006 (based upon the lesser of 1.75% of estimated EBITDA excluding operating lease expense or $2.0 million per year) for $7.4 million; (ii) Thomas R. Engquist management fees (7 years) for $1.9 million; (iii) Coastal Equipment management consulting fee (2 years) for $0.2 million; (iv) payments for secured floor plan financing for $57.7 million.
(4)
This includes $57.7 million of the Company's payments for secured floor plan financing, of which substantially all will be due from 2002 through 2004.

        A summary of our other commercial commitments appears below:

	Payments Due by Year
	Total Amounts Committed	2002	2003-2004	2005-2006	Thereafter
	(In thousands)

Standby letters of credit	$1,450	$1,450	$—	$—	$—
Other commercial commitments	925	765	160	—	—

Total commercial commitments	$2,375	$2,215	$160	$—	$—

Recent Accounting Pronouncements

        We adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002. The provisions of SFAS No. 142 eliminate the amortization of goodwill and certain intangible assets that are deemed to have indefinite lives and require such assets to be tested for impairment and to be written down to fair value, if necessary. Accordingly, we do not have goodwill amortization subsequent to December 31, 2001.

        In connection with the adoption of SFAS No. 142, we made an assessment of our goodwill for impairment based upon the new rules during the quarter ended June 30, 2002. Based on the assessment, it does not appear that we will be required to adjust the carrying value of our goodwill. As of September 30, 2002, we had net unamortized goodwill of approximately $3.2 million.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". We adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have a material effect on our consolidated financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

        The Company's earnings are effected by changes in interest rates due to the fact that interest on the revolving line of credit is calculated based upon LIBOR plus 300 basis points. The Company is also required to pay the lenders a commitment fee equal to 0.5% per annum in respect of undrawn commitments under the revolving credit facility. At September 30, 2002, and as a result of the refinancing the Company had variable rate debt representing 23.4% of total debt. The Company does not have significant exposure to the changing interest rates on its fixed-rate senior secured notes, senior subordinated notes or the capital lease obligations, which represented 76.6% of total debt.

Seasonality

        Our business is seasonal with demand for our rental equipment tending to be lower in the winter months. The equipment rental activities are directly related to commercial and industrial construction and maintenance activities. Therefore, equipment rental will be correlated to the levels of active construction activities. The severity of weather conditions can have a temporary impact on the level of construction activities.

        Equipment sales cycles are also subject to seasonality with peak selling period during spring season and expending through summer. Parts and service activities are less affected by changes in demand caused by seasonality.

Inflation

        Although we cannot accurately anticipate the effect of inflation on our operations, we believe that inflation has not had, and is not likely in the foreseeable future to have, a material impact on our results of operations.

BUSINESS

The Company

        We believe we are one of the largest integrated equipment rental, service and sales companies in the United States. Unlike many of our competitors which focus primarily on renting equipment, we also sell new and used equipment and provide extensive parts and service support. This integrated model enables us to effectively manage key aspects of our rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment. Over the past 40 years, we have built an infrastructure that, after the combination of H&E and ICM, will include a network of 47 facilities, most of which have full-service capabilities, and a workforce that includes a highly-skilled group of more than 500 service technicians and a distinct rental and equipment sales force. We generate a significant portion of our gross profit from parts and service, which we believe provides us with a more stable operating profile than companies that focus solely on equipment rental. For the twelve months ended December 31, 2001, we generated pro forma revenues of $511.9 million, a pro forma net loss of $8.4 million and pro forma EBITDA of $92.9 million. For the nine months ended September 30, 2002, we generated pro forma revenues of $324.7 million, a pro forma net loss of $17.5 million and pro forma EBITDA of $59.8 million. The recent net losses we have experienced, in addition to a recent decline in profit margins, may affect our ability to generate cash and prevent us from fulfilling our obligations under the notes. This could be exacerbated by our high degree of leverage, which will require a significant amount of cash to meet all of our obligations and commitments.

	Pro Forma For the Nine Months Ended September 30, 2002
	Revenues(1)	Gross Profit(1)	% of Gross Profit	% Margin	Capabilities
	(Dollars in millions)
Equipment rentals	$126.0	$49.1	53.7%	39.0%
					As of September 30, 2002, we had a well-maintained fleet with an aggregate original acquisition cost of $549.8 million. Our fleet is focused on four primary types of equipment: hi-lift, cranes, earthmoving and lift trucks. We have a sales force of over 100 people focused solely on renting equipment.
New equipment sales	$63.9	$6.7	7.3%	10.5%
					We are a leading distributor for nationally-recognized equipment suppliers including Manitowoc, Grove Worldwide, JLG Industries, Genie Industries, Komatsu and Yale Material Handling. We have a sales force of over 75 people focused solely on new and used equipment sales.

Used equipment sales	$50.3	$9.1	9.9%	18.1%	We sell used equipment primarily from our rental fleet by leveraging our new equipment sales distribution platform to sell directly to the end customer generally at retail prices.
Parts and service	$70.5	$28.7	31.4%	40.7%	We provide parts and service to our customers and to our own rental fleet. We have over 500 technicians and over 450 field service and delivery trucks.

(1)
Our total revenues and total gross profit include revenues and gross profit from our other revenues and expenses, which are related to equipment supporting activities and which are excluded from this table.

	Pro Forma For the Year Ended December 31, 2001
	Revenues(1)	Gross Profit(1)	% of Gross Profit	% Margin	Capabilities
	(Dollars in millions)
Equipment rentals	$176.8	$73.9	56.2%	42.5%
					Pro forma for the year ended December 31, 2001, we had a well-maintained fleet with an aggregate original acquisition cost of $543.5 million. Our fleet is focused on four primary types of equipment: hi-lift, cranes, earthmoving and lift trucks. We have a sales force of over 100 people focused solely on renting equipment.
New equipment sales	$137.0	$13.1	10.0%	9.6%
					We are a leading distributor for nationally-recognized equipment suppliers including Manitowoc, Grove Worldwide, JLG Industries, Genie Industries, Komatsu and Yale Material Handling. We have a sales force of over 75 people focused solely on new and used equipment sales.

Used equipment sales	$89.9	$14.7	11.2%	16.4%	We sell used equipment primarily from our rental fleet by leveraging our new equipment sales distribution platform to sell directly to the end customer generally at retail prices.
Parts and service	$93.7	$38.2	29.1%	40.8%	We provide parts and service to our customers and to our own rental fleet. We have over 500 technicians and over 450 field service and delivery trucks.

(1)
Our total revenues and total gross profit include revenues and gross profit from our other revenues and expenses, which are related to equipment supporting activities and which are excluded from this table.

        Many of our competitors in the equipment rental market follow a generalist approach, renting a wide variety of equipment. We believe that customers prefer our specialized strategy which focuses our rental activities on and organizes our personnel by four core types of equipment (with their respective percentage of our fleet's original acquisition cost as of September 30, 2002): (i) hi-lift (55.9%); (ii) cranes (20.6%); (iii) earthmoving (9.8%); and (iv) lift trucks (6.1%). We believe this strategy fills an important need for specialized equipment knowledge in the market, improves the effectiveness of our rental sales force and strengthens our customer relationships. As of September 30, 2002, our total rental fleet consisted of 15,757 pieces with an average age of 32.7 months and an aggregate original acquisition cost of $549.8 million.

        According to Manfredi & Associates, a leading industry consultant, the United States equipment rental industry has grown from approximately $6.5 billion in annual rental revenues in 1990 to $24.8 billion in 2001, representing a compound annual growth rate of approximately 12.8%. We believe this growth was principally due to increased outsourcing by construction and industrial companies as they realized the economic benefits of renting rather than owning equipment. Manfredi & Associates estimates that in 2001 the equipment rental market was comprised of 13,500 equipment rental locations. We believe that despite recent consolidations in the industry, the market is still highly fragmented and consists mainly of a small number of multi-location regional or national operators and a large number of relatively small, independent businesses serving discrete, local markets. The Rental Equipment Register, a leading industry publication, estimates that the 100 largest equipment rental companies combined accounted for less than $8.7 billion in equipment rental revenue in 2001. As a result, we believe that the 100 largest equipment rental companies combined accounted for less than 35% of the industry's total equipment rental revenue.

        H&E Equipment Services was formed through the combination of H&E and ICM, two leading, regional, integrated equipment rental, service and sales companies operating in contiguous geographical markets. H&E, founded in 1961, is located in the Gulf Coast region. ICM, founded in 1971, operates in the fast-growing Intermountain region. The combined company has a network of 45 facilities serving more than 26,000 customers across 15 states and has significant market shares in major cities such as Atlanta, Dallas, Denver, Houston, Las Vegas, Phoenix and Salt Lake City. We believe that the combination of H&E and ICM provides the following benefits: (i) increased profitability through optimal utilization of our rental fleet and combined purchasing power; (ii) cross-selling of used equipment from our rental fleet across our expanded retail network; (iii) cost savings through the elimination of certain administrative expenses; and (iv) greater ability to serve large customers in multiple regions. However, we may not have sufficient management, financial and other resources to integrate and consolidate H&E and ICM and any future acquisitions, and we may be unable to operate profitably as an integrated company.

Our Competitive Strengths

        We believe that we benefit from the following competitive strengths:

        Integrated Platform of Products and Services.    We believe that our integrated equipment rental, service and sales model provides us with: (i) multiple points of customer contact; (ii) a diversified revenue stream; (iii) an effective method to manage our rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of used equipment; and (iv) a more consistent performance throughout economic cycles. Key benefits that our integrated product and service offerings provide to our rental activities include:

  •
  Increasing Purchasing Power Through Complementary New Equipment Sales. We have significant purchasing power because of our large volume purchases as both a renter and distributor of equipment. As a result, we believe we can generally buy new equipment and related items and parts at prices that are comparable to those paid by our larger competitors. We are one of the leading distributors of new products for nationally-recognized manufacturers, including, among others, Manitowoc, Grove Worldwide, JLG Industries, Genie Industries, Komatsu and Yale Material Handling. Our new equipment distribution infrastructure facilitates a large, high-quality product support operation, creates a higher level of partnering with manufacturers and adds a significant customer base which often leads to revenue from our rental and parts and service operations.

  •
  Maintaining the High Quality of Our Large Rental Fleet. We believe that we operate one of the largest rental fleets in the Gulf Coast and Intermountain regions. We maintain a constant and extensive fleet maintenance program through our in-house capabilities and, for the nine months ended September 30, 2002 and the year-ended December 31, 2001, we spent more than $18.0 million and $23.0 million, respectively, on non-capitalized fleet maintenance expense. We believe the high quality of our fleet enables us to maximize our fleet utilization, rental rates and resale values.

  •
  Disposing of Our Used Rental Equipment through Our Retail Sales Network. We believe we have a strategic advantage by being able to profitably dispose of used equipment from our rental fleet through our own retail sales infrastructure, as compared to selling wholesale or through auctions. For the nine months ended September 30, 2002 and the year ended December 31, 2001, we sold used equipment primarily from our rental fleet for 122.0% and 119.3%, respectively, of book value, on a pro forma basis. During 2001, we sold 98.6% of our used rental equipment through our retail sales network directly to the end customer, with the remaining 1.4% sold through auctions. Our resale capabilities allow us to control the utilization and the age of our fleet, provide customers with a wider range of equipment options and leverage our equipment sales force infrastructure, which includes over 75 specialized sales people.

        High-Margin, Stable Parts and Service Business.    Our parts and service business is a key component of the integrated offering we provide to both our customers and our own rental fleet and represented 31.4% and 29.1%, respectively, of our gross profit during the nine months ended September 30, 2002 and the year ended December 31, 2001, on a pro forma basis. We believe that our aftermarket parts and service operations are less susceptible to economic and business cycles and thus provide a stable, recurring, high-margin stream of revenues. We believe that there are significant barriers to entry into this business due a shortage of capable, trained technicians and the large investment and infrastructure needed at the branch level to establish the operations. We regularly provide parts and services for our pure rental equipment competitors which lack these capabilities.

        Well-Developed Infrastructure.    Over the past 40 years, we have built an infrastructure that, after the combination of H&E and ICM, includes a network of 45 facilities, most of which have full-service capabilities, and a workforce that includes a highly-skilled group of more than 500 service technicians and a distinct rental and equipment sales force. The breadth of our infrastructure enables us to provide the highest quality products and service, while maximizing rental fleet utilization, cash flow from fleet sales and revenue per customer. In addition, our well-developed infrastructure helps us to better serve large multi-regional customers and provides an advantage when competing for lucrative fleet and project management business.

        Diverse Customer Base.    We serve more than 26,000 customers in the industrial and commercial markets, including construction and maintenance contractors, manufacturers, public utilities and municipalities. In 2001, no single customer accounted for more than 1.4% of our total revenues and our top ten customers combined accounted for less than 9.0% of our total revenues.

        Experienced Management Team with Significant Equity Stake.    Senior management, led by Gary W. Bagley, our Chairman, and John M. Engquist, our President and Chief Executive Officer, has an average of 22 years of experience in the industry and an average of 14 years of experience with H&E or ICM, as the case may be. A loss of these key personnel could have a material adverse effect on our business and financial performance. Five management equity holders own in aggregate approximately 35% of our common equity interests and approximately 12% of our preferred equity interests.

Our Business Strategy

        Key components of our business strategy include:

        Leveraging the Integrated Equipment Rental Model.    Because our customers rarely just rent equipment, we believe that they value our integrated approach to addressing their equipment rental, service and sales needs. In addition to renting equipment, many of our customers purchase new and used equipment from us and utilize our extensive parts and service support. We believe this integrated model helps us to develop and strengthen relationships with our customers.

        Specializing in Rental of Core Equipment Types.    Many of our competitors in the equipment rental market follow a generalist approach, renting a wide variety of equipment. We believe that customers generally prefer our strategy which focuses our rental activities on and organizes our personnel by our four core types of equipment. We believe the recent consolidation within the equipment rental market has been led by companies that follow the generalist approach. As a result, many specialized rental operations have been acquired and adapted to this approach. We believe that our strategy fills an important need for specialized equipment knowledge in the market, improves the effectiveness of our rental sales force and strengthens our customer relationships.

        Leveraging Industry-Leading Parts and Service Operations.    Our parts and service business is an important part of our relationships with our suppliers and rental customers. Given their decreased project timelines and reliance on fewer pieces of equipment, we believe our customers increasingly place more importance on effective and timely parts and service support for their own fleet of equipment as well as for equipment that they rent. We believe we have the ability to manage the quality of and minimize downtime on our customers' and our own fleets more effectively than competitors that have limited in-house parts and service capabilities. We stock a wide range of parts and related inventory for all of the product lines that we carry as well as those of certain other manufacturers. We also have over 500 highly-skilled technicians to provide shop and field services and a fleet of over 450 field service and delivery trucks.

        Optimizing Economics of Combined Fleet.    We believe that there are significant opportunities to optimize our rental fleet economics through the integration of the H&E and ICM fleets. As a result of the combination of H&E and ICM, we are able to move rental equipment between H&E and ICM to: (i) more profitably utilize our rental fleet to meet demand in a particular geography; (ii) manage our fleet utilization by cross-selling used equipment from our rental fleet across our expanded retail network; and (iii) improve our ability to service large, multi-regional customers.

        Expanding Fleet Management Capabilities and Project Management Operations.    We intend to grow our revenues from fleet and project management services by leveraging our broad infrastructure, full-service capabilities and strong reputation for reliable service. End users, particularly industrial accounts (e.g., manufacturing, mining, and distribution) for fleet management services and contractors for project management, increasingly outsource equipment management in order to focus on their core competencies, achieve cost reductions and take advantage of our economies of scale. For example, as a result of the combination of H&E and ICM, we recently have been awarded a contract with a national construction contractor to be the sole provider of its equipment needs, including equipment rental, new equipment, used equipment and related parts and service.

        Pursue Complementary Acquisitions.    Since 1998, we have been focused primarily on growing our business organically, opening 18 locations in 11 states. Over this period, we have made only one acquisition for $10.6 million, which expanded our presence in the crane rental, service and sales business in the Gulf Coast region. Going forward, we may make strategic acquisitions that complement our existing products and services or strengthen our presence in a particular geographic market. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and lead to higher acquisition costs. We may not have the financial resources necessary to consummate any acquisitions or to successfully open new facilities in the future, or the ability to obtain the necessary funds on satisfactory terms. We currently have no planned acquisitions.

Products and Services

Equipment Rental

        We focus our rental activities on, and organize our personnel by, four core types of equipment (with their respective percentage of our fleet's original acquisition cost as of September 30, 2002): (i) hi-lift equipment (55.9%); (ii) cranes (20.6%); (iii) earthmoving equipment (9.8%); and (iv) lift trucks (6.1%). We offer flexible rental terms, including hourly, daily, weekly and monthly rentals, with the periodic cost declining as the rental term increases. In 2001, the average value per rental transaction was $2,780. We vary our equipment mix between our four core types of equipment from branch to branch in response to local market conditions and customer requirements.

        We believe that we operate one of the largest rental fleets in the Gulf Coast and Intermountain regions. We maintain a constant and extensive fleet maintenance program through our in-house capabilities, and for the nine months ended September 30, 2002 and the year-ended December 31, 2001, we spent more than $18.0 million and $23.0 million, respectively, on non-capitalized fleet maintenance expense. We believe the high quality of our fleet enables us to maximize our fleet utilization, rental rates and resale values. As of September 30, 2002, our total rental fleet consisted of 15,757 pieces with an average age of 32.7 months and an aggregate original acquisition cost of $549.8 million. For the nine months ended September 30, 2002, gross profit from equipment rentals for H&E Equipment Services increased to $37.7 million from $34.7 million in the nine months ended September 30, 2001. For the three months ended March 31, 2002, gross profit from equipment rentals for ICM decreased to $5.7 million from $6.0 million for the three months ended March 31, 2001. For the nine months ended September 30, 2002, pro forma revenue from the rental of equipment totaled $126.0 million and accounted for approximately 38.8% of our total revenue. For the year ended December 31, 2001, pro forma revenue from the rental of equipment totaled $176.8 million and accounted for approximately 34.5% of our total revenue. We estimate that (i) hi-lift equipment accounted for approximately 59% of our equipment rental revenues in 2001, (ii) cranes accounted for approximately 14% of such revenues, (iii) earthmoving equipment accounted for approximately 7% of such revenues and (iv) lift trucks accounted for approximately 10% of such revenues. The details of our rental fleet as of September 30, 2002 are as follows:

	(Dollars in thousands)

		Original Acquisition Cost	Average Age (Months)
	Units
Owned equipment:
Hi-lift	8,180	$237,066	33.0
Cranes	447	101,122	43.0
Earthmoving	1,023	65,484	24.8
Lift trucks	1,561	31,732	36.4
Other	1,910	20,243	36.9

Total	13,121	455,647	33.7

Equipment under operating leases:
Hi-lift	2,565	79,394	27.1
Cranes	56	14,320	56.8
Lift trucks	11	266	65.3
Other	4	174	64.0

Total	2,636	94,154	27.9

Grand total	15,757	$549,800	32.7

New Equipment Sales

        We are one of the leading distributors of new products for nationally-recognized manufacturers, including among others, Manitowoc, Grove Worldwide, JLG Industries, Genie Industries, Komatsu and Yale Material Handling. Typically under distribution agreements with these original equipment manufacturers, we have exclusive responsibility for particular products in selected markets, although manufacturers retain the right to appoint additional dealers and sell directly to national accounts and governmental agencies and can usually terminate the distribution agreements at any time upon written notice.

        We maintain an experienced equipment sales force of over 75 people. Our new equipment distribution infrastructure facilitates a large, high-quality product support operation, creates a higher level of partnering with manufacturers and adds a significant customer base which often leads to revenue from our rental and parts and service operations. The type of new equipment we sell varies by location. For the nine months ended September 30, 2002, gross profit from new equipment sales for H&E Equipment Services increased to $4.8 million from $4.2 million in the nine months ended September 30, 2001. For the three months ended March 31, 2001, gross profit from new equipment sales for ICM decreased to $0.9 million from $1.5 million for the three months ended March 31, 2001. For the nine months ended September 30, 2002, pro forma revenue from the sale of new equipment totaled $63.9 million and accounted for approximately 19.7% of our total revenue. For the year ended December 31, 2001, pro forma revenue from the sale of new equipment totaled $137.0 million and accounted for approximately 26.8% of our total revenue.

Used Equipment Sales

        We routinely sell used rental equipment in order to adjust the size and composition of our rental fleet to changing market conditions and to maintain a modern, high-quality fleet. We believe we have a strategic advantage by being able to profitably dispose of used equipment from our rental fleet through our own retail sales infrastructure, as compared to selling wholesale or through auctions. Our resale capabilities allow us to control the utilization and the age of our fleet, provide customers with a wider range of equipment options and leverage our equipment sales force infrastructure.

        During 2001, we sold used equipment from our rental fleet for 120.4% of book value. In 2001, we sold 98.6% of our used rental equipment through our retail sales network, with the remaining 1.4% sold through auctions. For the nine months ended September 30, 2002, gross profit from used equipment sales for H&E Equipment Services decreased to $6.3 million from $7.6 million in the nine months ended September 30, 2001. For the three months ended March 31, 2002, gross profit from used equipment sales for ICM decreased to $1.5 million from $1.3 million for the three months ended March 31, 2001. For the nine months ended September 30, 2002, pro forma revenue from the sale of used equipment totaled $50.3 million and accounted for approximately 15.5% of our total revenue. For the year ended December 31, 2001, pro forma revenue from the sale of used equipment totaled $89.9 million and accounted for approximately 17.6% of our total revenue.

Parts and Service

        We sell a wide range of OEMs maintenance and replacement parts and related products as a complement to our core equipment rental and sales businesses. We maintain an extensive parts and merchandise inventory which we believe is important for timely parts and service support and helps minimize customer downtime for us and for our customer. As of December 31, 2001, we had parts and merchandise inventory (based on original acquisition cost) of approximately $18.7 million. We are generally able to acquire nonstock or out-of-stock parts directly from manufacturers within one to two business days. We supply parts and general repair and maintenance service for the complete line of equipment we rent and sell as well as for equipment produced by competitive manufacturers whose products we neither rent nor sell.

        We employ more than 500 highly-skilled service technicians. As part of our commitment to provide customers with knowledgeable parts assistance and high-quality service and repair options, we devote significant resources to training and retaining these technical service employees. A typical service employee will attend approximately 80 hours of training in the first year and 80-120 hours annually in subsequent years. We are able to attract and retain knowledgeable, highly-skilled service technicians due to our strong relationship with our service employees and ties to the communities. Our aftermarket service provides a high-margin, stable source of revenue throughout changing economic cycles.

        For the nine months ended September 30, 2002, gross profit from parts sales and service revenues for H&E Equipment Services increased to $21.0 million from $15.8 million for the nine months ended September 30, 2001. For the three months ended March 31, 2002, gross profit from parts sales and service revenues for ICM decreased to $4.2 million from $4.5 million for the three months ended March 31, 2001. For the nine months ended September 30, 2002, pro forma revenue from the sale of parts and merchandise and the repair and maintenance operations totaled $70.5 million and accounted for approximately 21.7% of our total revenue. For the year ended December 31, 2001, pro forma revenue from the sale of parts and merchandise and the repair and maintenance operations totaled $93.7 million and accounted for approximately 18.3% of our total revenue.

Customers

        We serve more than 26,000 customers across 15 states. Our customers include a wide range of industrial and commercial companies and construction contractors, manufacturers, public utilities,

municipalities, maintenance contractors and a variety of other large industrial accounts, including DuPont, Exxon, Duke, Lowes, Pacific Corp., ICON Health & Fitness and Micron. On average, for the year ended December 31, 2001, we have had a relationship with our ten leading customers for over 12 years. For the year ended December 31, 2001, no single customer accounted for more than 1.4% of total revenues and our top ten customers combined accounted for less than 9.0% of our total revenues.

        We believe that our integrated strategy enables us to satisfy customer requirements and increase revenue per customer through cross-selling opportunities presented by the various products and services that we offer. In addition to maintaining our historically strong relationship with local customers, our extensive, high-quality infrastructure allows us to focus on larger regional and national accounts. Our new and used equipment sales customers vary from small, single machine owners to large contractors and industrial and commercial companies who typically operate under equipment and maintenance budgets and are excellent prospects for fleet management services.

Sales and Marketing

        We have separate sales forces specializing in equipment rentals and new and used equipment sales. We believe maintaining separate sales forces for rental and sales is important to our customer service, allowing us to most effectively meet the demands of different types of customers.

        Our rental sales force and new and used equipment sales force, together comprising over 175 people, are divided into smaller, product focused teams which enhances the development of in-depth product application and technical expertise. To further develop knowledge and experience, we provide our sales force with extensive training, including frequent factory and in-house training by manufacturer representatives regarding the operational features, operator safety training and maintenance of new equipment. This training is essential, as our sales personnel regularly call on contractors' job sites often assisting customers in assessing their immediate and ongoing equipment needs.

        While we believe that our specialized, well-trained sales force strengthens our customer relationships and fosters customer loyalty, we rely on additional marketing and advertising tools, including direct mail campaigns and print advertising focused primarily on the Yellow Pages and industry trade publications. In addition, we have a commission-based compensation program for our sales force.

        We have implemented a national accounts program in order to develop national relationships and increase awareness of our extensive offering of industrial and construction equipment, ancillary products, parts and services. Under this program, a portion of our sales force is assigned to call on corporate headquarters of our large customers, particularly those with a national or multi-regional presence.

Suppliers

        Currently, we purchase most of our equipment from the same manufacturers with whom we have distribution agreements. In 2001, we purchased 66.5% of our equipment from six manufacturers. While we believe that we have alternative sources of supply for the equipment we purchase in each of our principal product categories, termination of one or more of our relationships with any of our major suppliers of equipment could have a material adverse effect on our business, financial condition or results of operation if we were unable to obtain adequate or timely rental and sales equipment.

Information Technology Systems

        We have developed information systems that track: (i) rental inventory utilization statistics; (ii) maintenance and repair costs; (iii) returns on investment for specific equipment types; and (iv) detailed operational and financial information for each piece of equipment. We believe that this provides us with a competitive advantage over smaller independent rental companies which lack such systems. The point-of-sale aspect of the systems enables us to link all of our facilities, permitting universal access to real-time data concerning equipment located at the individual facility locations and the rental status and maintenance history of each piece of equipment. For example, our systems track each machine throughout its lifespan and provide our facility managers with daily information enabling them to accurately price their rentals and manage their fleet. These business systems also include on-line contract generation, automated billing, local sales tax computation and automated rental purchase option calculation. In addition, we maintain an extensive customer database which allows us to monitor the status and maintenance history of our customers' equipment and enables us to more effectively provide parts and service to meet their needs.

Competition

        The equipment rental industry is highly fragmented and competitive. Many of the markets in which we operate are served by numerous competitors, ranging from national and multi-regional equipment rental companies to small, independent businesses with a limited number of locations. Some of our principal competitors may be less leveraged than we are, may have greater financial resources, may be more geographically diverse, may have greater name recognition than us and may be better able to withstand market conditions within the industry. We believe that participants in the equipment rental industry compete on the basis of availability and quality of equipment, service, delivery and price. In general, we believe that large operators enjoy substantial competitive advantages over small, independent rental businesses that cannot afford to maintain the comprehensive rental equipment fleet and high level of maintenance and service that we offer. We may encounter increased competition from existing competitors or new market entrants in the future which could have a material adverse effect on our business, financial condition and results of operations.

        Like the rental industry, the retail sales and distribution industry is being redefined through consolidation and competition. Traditionally, equipment manufacturers distributed their equipment and parts through a network of independent dealers with exclusive distribution agreements. As a result of the consolidation and competition, both manufacturers and distributors are seeking to streamline their operations, improve their costs and gain market share. Manufacturers are looking to partner with larger and better-managed companies to distribute their products. Distributors are pursuing consolidation to provide economies of scale, lower operating costs, enhance access to capital and increase market share. We believe that, as a result of the combination of H&E and ICM, we will enjoy improved relationships with manufacturers. In addition, our established, integrated infrastructure enables us to compete directly with our competitors on either a local, regional or national basis. Moreover, we believe customers are placing greater emphasis on value-added services and teaming with equipment rental and sales companies who can meet all of their equipment parts and service needs. However, our new equipment suppliers may appoint additional dealers or sell directly in regions in which we currently have exclusive responsibility, and may terminate our distribution agreements. Any such actions could have a material adverse effect on our business, financial condition and results of operations.

Properties

        We currently have a network of 45 facilities, serving more than 26,000 customers across 15 states. We serve customers in the Gulf Coast region, including the states of Alabama, Arkansas, Florida, Louisiana, Mississippi, North Carolina and Texas and in the Intermountain region, including the states of Arizona, Colorado, Idaho, Montana, Nevada, New Mexico, Utah and Washington.

        Facility locations typically serve a 25 to a 100 mile radius. In our facilities, we rent, display and sell equipment, including tools and supplies, and provide maintenance and basic repair work. We own four of our locations and lease 43 locations. Our leases provide for varying terms and renewal options. The following table provides data on our locations:

City/State	Date Opened(a)	Services Offered(b)	Leased/Owned	Approx. Square Footage
Alabama
Birmingham	1984	S, P, SV, A	Leased	9,000
Arizona Nogales Phoenix Tucson	1998 1990 1991	S, R, P, SV S, R, P, SV, A S, R, P, SV	Leased Leased Leased	2,800 40,000 14,000
Arkansas Fort Smith Little Rock Springdale	1995 1995 1996	S, P, SV S, R, P, SV, A S, R, P, SV, A	Leased Owned Owned	7,200 30,000 16,200
Colorado Denver Colorado Springs	1985 2000	S, R, P, SV, A S, R, P, SV	Leased Leased	15,000 13,000
Florida Fort Myers Orlando Tampa	2000 2000 2000	S, R, P, SV S, R, P, SV, A S, R, P, SV, A	Leased Leased Leased	7,000 27,500 28,900
Georgia Atlanta	2000	S, R, P, SV, A	Leased	17,000
Idaho Boise Coeur D'Alene	1997 1997	S, R, P, SV S, R, P, SV	Leased Leased	6,000 5,000
Louisiana Alexandria Baton Rouge Belle Chasse(2) Gonzales Kenner Lake Charles Shreveport(2)	1995 1961 1965 1995 1978 1988 1985	S, R, P, SV, A S, P, SV, A S, P, SV, A R, P, SV, A S, P, SV, A S, R, P, SV, A S, R, P, SV, A	Leased Leased Leased(1)/Owned(1) Leased Leased Leased Leased(2)	6,500 56,900 22,500 7,000 36,000 10,500 39,600
Mississippi Jackson	7	S, P, SV, A	Leased	15,000
Montana Billings Bozeman Missoula	1981 2000 1984	S, R, P, SV S, R, P, SV S, R, P, SV	Leased Leased Leased	10,000 8,800 7,000
New Mexico Albuquerque Farmington	1994 1991	S, R, P, SV S, R, P, SV	Leased Leased	7,100 5,000

Nevada Las Vegas Reno	1983 1996	S, R, P, SV, A S, R, P, SV	Leased Leased	78,000 30,000
North Carolina Charlotte	2000	S, R, P, SV, A	Leased	8,400
Texas Dallas(2) El Paso Houston(3) San Antonio Weslaco	1948 1999 1947 1996 2001	S, R, P, SV, A S, P, SV S, R, P, SV, A S, R, P, SV, A S, R, P, SV, A	Leased(2) Leased Leased(2)/Owned(1) Owned Leased	44,500 12,000 89,600 8,000 43,600
Utah Lindon Ogden Salt Lake City St. George	1999 1999 1971 1997	S, R, P, SV S, R, P, SV S, R, P, SV, A S, R, P, SV	Leased Leased Leased Leased	9,000 9,000 119,000 7,500

(a)
Reflects the earliest date H&E, ICM or their respective predecessors opened a facility in the indicated market.

(b)
S-Sales, R-Rentals, P-Parts, SV-Service, A-Administration

        Each facility location has a manager who is responsible for day-to-day operations. In addition, facilities are typically staffed with approximately 10 to 50 people, who may include technicians, salesmen, rental operations staff and parts specialists. While facility offices are typically open five days a week, we provide 24 hour, seven day per week service. We believe that our facility managers, who average over seven years of experience in the equipment industry, are among the most knowledgeable and experienced in their local markets.

        We maintain a fleet of over 450 vehicles that are used for delivery, maintenance and sales functions. We own a portion of this fleet and lease the remainder.

        Our corporate headquarters are located in Baton Rouge, Louisiana, where we occupy approximately 18,400 square feet under a lease that extends until February 28, 2003.

Environmental and Safety Regulations

        Our facilities and operations are subject to comprehensive and frequently changing federal, state and local environmental and occupational health and safety requirements, including those relating to discharges of substances to the air, water and land, the handling, storage, use and disposal of hazardous materials and wastes and the cleanup of properties affected by pollutants. We do not currently anticipate any material adverse effect on our business or financial condition or competitive position as a result of our efforts to comply with our liability under such requirements. Although we have made and will continue to make capital and other expenditures to comply with environmental requirements, we do not expect to incur material capital expenditures for environmental controls or compliance in this or the succeeding fiscal year.

        In the future, federal, state or local governments could enact new or more stringent laws or issue new or more stringent regulations concerning environmental and worker health and safety matters, or effect a change in their enforcement of existing laws or regulations, that could effect our operations.

Also, in the future, contamination may be found to exist at our facilities or off-site locations where we have sent wastes. Many of our properties have been the subject of Phase I or Phase II Environmental Site Assessments, but there can be no assurance that we will not discover previously unknown environmental non-compliance or contamination. We could be held liable for such newly-discovered non-compliance or contamination. It is possible that changes in environmental and worker health and safety requirements or liabilities from newly-discovered non-compliance or contamination could have a material adverse effect on our business, financial condition and results of operations.

Employees

        As of September 30, 2002, we had approximately 1,512 employees. Of these employees, 471 are salaried personnel and 1,041 are hourly personnel. Our employees perform the following functions: sales operations, parts operations, rental operations, technical service and office and administrative support. Collective bargaining agreements relating to four separate locations cover approximately 106 of our employees. We believe our relations with our employees are good and we have never experienced a work stoppage.

Legal Proceedings

        As of September 30, 2002, except for the legal proceeding referred to below, we were not subject to any legal proceedings that management believes could have a material adverse effect on our business or financial condition.

        In July 2000, a complaint was filed in the General Court of Justice, Superior Court Division, State of North Carolina, County of Mecklenburg under the caption Sunbelt Rentals, Inc. v. Head & Engquist Equipment, L.L.C., d/b/a H&E Hi-Lift, et al. The complaint was filed by a competitor of H&E, BPS Equipment, which was acquired by the plaintiff in June 2000, against H&E, Robert W. Hepler, an executive officer, and other employees of H&E. The complaint alleges, among other things, breach of fiduciary duty, misappropriation of trade secrets, unfair trade practices, interference with prospective advantage and civil conspiracy, in connection with the start-up of H&E's Hi-Lift division in January 2000 and the hiring of former employees of BPS Equipment. The complaint seeks, among other things, an order to enjoin the defendants from using BPS Equipment's trade secrets, award the plaintiff unspecified compensatory and punitive damages and award the plaintiff its costs and attorneys' fees. This case is currently being heard in the General Court of Justice, Superior Court Division, State of North Carolina, County of Mecklenburg.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth the names, ages and titles, as well as a brief account of the business experience, of each person who is a director or executive officer of H&E Equipment Services.

Name	Age	Title
Gary W. Bagley	55	Chairman and Director
John M. Engquist	48	President, Chief Executive Officer and Director
Lindsay C. Jones	40	Chief Financial Officer
Terence L. Eastman	49	Senior Vice President, Finance
William W. Fox	58	Vice President, Cranes and Earthmoving
Robert W. Hepler	46	Vice President, Hi-Lift
Kenneth R. Sharp, Jr	56	Vice President, Lift Trucks
John D. Jones	44	Vice President, Product Support
Dale W. Roesener	45	Vice President, Fleet Management
Bruce C. Bruckmann	48	Director
Harold O. Rosser	53	Director
J. Rice Edmonds	31	Director

        Gary W. Bagley, Chairman and Director, served as President of ICM since 1996 and Chief Executive Officer since 1998. Prior to 1996, he held various positions at ICM, including Salesman, Sales Manager and General Manager. Prior to that, Mr. Bagley served as Vice President and ICM General Manager of Wheeler Machinery. Mr. Bagley serves on a number of dealer advisory boards and industry association boards.

        John M. Engquist, President, Chief Executive Officer and Director, served as President and Chief Executive Officer of H&E since 1995 and as a director of Gulf Wide since 1999. From 1975 to 1994, he held various operational positions at H&E, starting as a mechanic's helper. Mr. Engquist serves on the board of directors of St. Jude's Children's Hospital in Memphis, Tennessee, Cajun Contractors & Engineers, Inc. and Business Bank of Baton Rouge.

        Lindsay C. Jones, Chief Financial Officer, joined ICM as Chief Financial Officer in October 1998. From 1994 to 1998, Mr. Jones served as Chief Financial Officer and Treasurer for Midwest Office, Inc. Prior to that, Mr. Jones was a Manager with KPMG servicing clients in the retail and financial service markets. Mr. Jones is a Certified Public Accountant. Mr. Jones is a member of the American Institute of Certified Public Accountants and the Utah Association of Certified Public Accountants.

        Terence L. Eastman, Senior Vice President, Finance, served as Chief Financial Officer of H&E since 1994. Prior to joining H&E, Mr. Eastman was the regional controller for Rollins Environmental Services from 1987 to 1994. From 1974 to 1987, Mr. Eastman held various financial positions with CF&I Steel Corporation in Pueblo, Colorado.

        William W. Fox, Vice President, Cranes and Earthmoving, served as Executive Vice President and General Manager of H&E since 1995. Mr. Fox served as President of South Texas Equipment Co., a subsidiary for H&E, from 1995 to 1997. Prior to that, Mr. Fox held various executive and managerial positions with the Manitowoc Engineering Company. He was Executive Vice President/General Manager from 1989 to 1995, Vice President Sales from 1988 to 1989, and General Manager of the company for two years, from 1986 to 1988. Before joining Manitowoc, Mr. Fox worked for six years as Executive Vice President/General Manager at North Central Crane, from 1980 to 1986.

        Robert W. Hepler, Vice President, Hi-Lift, served as President of Hi-Lift Division at H&E since 1999. From 1992 to 1999, he was President of BPS Equipment Division of Rentakil, plc. From 1988 to 1992,

he served as President of Booms & Scissors at BET Plant Services, which acquired the company he founded in 1982, Hepler Hi-Lift.

        Kenneth R. Sharp, Jr., Vice President, Lift Trucks, began his career at ICM in 1973 and served as Executive Vice President of ICM since 1996. From 1989 to 1996, Mr. Sharp served as General Manager of the ICM Power Systems Division. From 1983 to 1989, he held various positions at ICM including Salesman, Sales Manager and Product Support Manager.

        John D. Jones, Vice President, Product Support, served as Vice President of Product Support Service at H&E since 1995. From 1991 to 1994, he was General Manager of Product Support at Louisiana Machinery. From 1987 to 1991 he served as General Manager of the Parts Operation at Holt Company of Louisiana. From 1976 to 1987, Mr. Jones worked in Product Support and Marketing for Boyce Machinery.

        Dale W. Roesener, Vice President, Fleet Management, founded Southern Nevada Equipment Company in 1983 and served as its President and Chief Executive Officer until 1998 when he joined ICM as Senior Vice President, Secretary and Fleet Manager.

        Bruce C. Bruckmann, Director, is a Managing Director of BRS. He was an officer of Citicorp Venture Capital Ltd. from 1983 through 1994. Mr. Bruckmann is a director of HealthPlus Corporation, HealthEssentials, Inc., Anvil Knitwear, Inc., California Pizza Kitchen, Inc., Penhall International, Inc., Eurofresh, Inc., Mohawk Industries, Inc. and Town Sports International, Inc.

        Harold O. Rosser, Director, is a Managing Director of BRS. He was an officer of Citicorp Venture Capital from 1987 through 1994. Mr. Rosser is a director of American Paper Group, Inc., Acapulco Restaurants, Inc., Penhall International, Inc., California Pizza Kitchen, Inc., O'Sullivan Industries, Il Fornaio (America) Corporation and McCormick & Schmick Restaurant Corporation.

        J. Rice Edmonds, Director, is a Principal of BRS. Prior to joining BRS in 1996 he worked in the high yield finance group of Bankers Trust. Mr. Edmonds is a director of Acapulco Restaurants, Inc., Il Fornaio (America) Corporation and McCormick & Schmick Restaurant Corporation.

Executive Compensation

        The following table summarizes, for the periods indicated, the principal components of compensation for our Chief Executive Officer and the four highest compensated executive officers (collectively, the "named executive officers") for the year ended December 31, 2001.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Salary ($)	Bonus ($)	Other Annual Compensation ($)
John M. Engquist Chief Executive Officer, President and Director	376,923	750,000(a)(b)	—
Gary W. Bagley Chairman and Director	200,000	—	51,845(c)
Robert W. Hepler Vice President	306,923	120,000(a)	9,600(d)
Kenneth R. Sharp, Jr. Vice President	185,000	—	51,833(c)
Terence L. Eastman Senior Vice President, Finance	133,462	55,000(a)	9,000(d)

(a)
Bonus earned upon achievement of performance objectives.
(b)
Includes a $250,000 supplemental bonus, in addition to the bonus provided under Mr. Engquist's employment agreement, authorized pursuant to a board resolution of Gulf Wide dated as of August 3, 2001.
(c)
Company contributions under non-qualified deferred compensation plan.
(d)
Automobile allowances.

Executive Employment Agreements

        ICM entered into an employment agreement with each of Gary W. Bagley and Kenneth R. Sharp, Jr. dated as of February 4, 1998. Such agreements, as amended on May 26, 1999, as further amended on December 6, 1999 and June 14, 2002, provide for, among other things:

  •
  an initial term of employment expiring on the fifth anniversary of the date of the agreement, thereafter employment may be terminated by either party upon 30 days written notice;
  •
  early termination by reason of Mr. Bagley's or Mr. Sharp's (as applicable) death or disability, by ICM for good cause, or upon Mr. Bagley's or Mr. Sharp's (as applicable) voluntary resignation with or without a good reason event;
  •
  a severance payment in the case of early termination by ICM for other than cause or a voluntary resignation, payable in regular installments of the base salary through the period ending on the later of (1) the fifth anniversary of the date of this agreement or (2) the last day of the noncompete period, plus a bonus payment pro rated based on the number of days worked during the year of termination;
  •
  a base salary of $275,000 per year for Mr. Bagley and $240,000 per year for Mr. Sharp with increases of 5% annually plus a bonus in such amount as may be proposed by the officers of ICM and approved annually by board of directors of ICM;
  •
  benefits, including medical, dental, life and disability insurance; and

  •
  confidentiality of information obtained during employment, non-competition and non-solicitation.

        In connection with the merger, H&E Holdings assumed a liability for subordinated deferred compensation for Mr. Bagley and Mr. Sharp. The deferred compensation agreements provided for, among other things, deferred signing bonuses in the amount of $3,637,764 and $1,882,272, which are included in the deferred compensation accounts for Mr. Bagley and Mr. Sharp, respectively.

        H&E Holdings is obligated to pay Mr. Bagley and Mr. Sharp a cash payment in the amount equal to the then balance in their deferred compensation accounts 11 and one-half years after June 17, 2002. Payments may also be made upon the occurrence of certain events including, cash distributions on the Series D Preferred Units of H&E Holdings and an Approved Company Sale (as defined in the Securityholders Agreement).

        H&E Equipment Services, assumed a nonqualified employee deferred compensation plan under which certain employees may elect to defer a portion of their annual compensation. Compensation deferred under the plan is payable upon the termination, disability, or death of the participants. The plan accumulates interest each year at a bank's prime rate in effect as of the beginning of January. This rate remains constant throughout the year. The effective rate for the 2001 plan year was 9.5 percent. The aggregate deferred compensation (including accrued interest of $2,154,000) at December 31, 2001 was $4,141,000.

        On June 29, 1999, Gulf Wide entered into an employment agreement with John M. Engquist. Such agreement, as amended on August 10, 2001, provides for, among other things:

  •
  an initial term of employment expiring on December 31, 2006; thereafter employment may be terminated by either party upon 30 days written notice,
  •
  early termination by reason of Mr. Engquist's death or disability, by Gulf Wide for good cause, or upon Mr. Engquist's voluntary resignation with or without a constructive termination,
  •
  a severance payment in the case of early termination by Gulf Wide for (x) other than cause or (y) a voluntary resignation other than due to a constructive termination, in an aggregate amount equal to (i) one year of Mr. Engquist's base salary plus an amount equal to his most recent annual bonus, payable in monthly installments through the one-year period commencing on the date of his termination, and (ii) that portion of Mr. Engquist's bonus that would have accrued at the end of the calendar year in which such termination occurred through the period beginning on the first day of such calendar year and ending on the date of his termination,
  •
  a base salary of $300,000 per year with increases of 5% annually and with an increase on August 1, 2001 to $500,000 per year, plus a cash bonus of an amount up to $500,000 per year as determined by Gulf Wide's board of directors, based upon the attainment by Gulf Wide of applicable performance targets for such year,
  •
  welfare benefits, including medical, dental, life and disability insurance,
  •
  fringe benefits, including use of two automobiles and professional memberships, and
  •
  confidentiality of information obtained during employment, non-competition and nonsolicitation.

        On August 3, 2001, the board of directors of Gulf Wide authorized H&E to pay Mr. Engquist supplemental bonuses of $250,000 during calendar year 2001 and $250,000 during calendar year 2002 which is in addition to any bonus Mr. Engquist is entitled to receive pursuant to the terms of his employment agreement.

Compensation of Directors

        We reimburse directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, we may compensate directors who are not our employees for services provided in such capacity.

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

        H&E Holdings owns 100% of our limited liability company interests. The following tables set forth certain information with respect to the beneficial ownership of H&E Holdings' Common Units and Voting Preferred Units immediately after the consummation of the Transactions, by: (1) each person or entity that is the beneficial owner of more than 5% of any class of the voting securities of H&E Holdings; (2) each named executive officer; (3) each of our directors; and (4) all of our directors and executive officers as a group. These limited liability company interests constituted 5% of each class of the total outstanding limited liability company interests in H&E Holdings as of the closing of the old note offering. See "Description of Notes."

Common Units Beneficial Ownership Table

Name	Class A Common Units Beneficially Owned	Percentage of Class A Common Units Outstanding	Class B Common Units Beneficially Owned	Percentage of Class B Common Units Outstanding	Percentage of Combined Voting Power(1)
BRSEC Co-Investment, LLC(2)	785,000.0	36.7%	—	—	24.7%
BRSEC Co-Investment II, LLC(3)	1,245,000.0	58.3%	—	—	39.2%
Bruce C. Bruckmann(4)	2,030,000.0	95.0%	—	—	64.0%
Harold O. Rosser(5)	2,030,000.0	95.0%	—	—	64.0%
J. Rice Edmonds(6)	2,030,000.0	95.0%	—	—	64.0%
Gary W. Bagley(7)	—	—	85,813.7	4.1%	1.4%
Terence L. Eastman(7)	—	—	—	—	—
John M. Engquist(7)	—	—	1,170,300.0	56.4%	18.4%
Robert W. Hepler(7)	—	—	—	—	—
Dale W. Roesener(7)	—	—	164,325.6	7.9%	2.6%
Kenneth R. Sharp, Jr.(7)	—	—	44,561.6	2.1%	*
Don M. Wheeler(8)	—	—	263,735.7	12.7%	4.2%
Kristan Engquist Dunne(9)	—	—	74,700.0	3.6%	1.2%
All executive officers and directors as a group (12 persons):	2,030,000.0	95.0%	1,465,000.9	70.5%	87.1%

*
Less than 1%.

Voting Preferred Units Beneficial Ownership Table

        The holders of the Common Units listed in the Common Units Beneficial Ownership Table are also the holders of H&E Holdings' Voting Preferred Units. For ease of presentation we have not duplicated the names in the Voting Preferred Units Beneficial Ownership Table below and have presented the beneficial ownership information of such holders in the same order as it appears in the Common Units Beneficial Ownership Table. The numbers presented in the table below reflect the beneficial ownership of H&E Holdings' Voting Preferred Units immediately following the consummation of the Transactions and have been rounded to the nearest whole number. These limited liability company interests constituted 5% of each class of the total outstanding limited liability company interests in H&E Holdings as of the closing of the old note offering. See "Description of Notes."

Series A Preferred Units Beneficially Owned	Percentage of Series A Preferred Units Outstanding	Series B Preferred Units Beneficially Owned	Percentage of Series B Preferred Units Outstanding	Series C Preferred Units Beneficially Owned	Percentage of Series C Preferred Units Outstanding	Series D Preferred Units Beneficially Owned	Percentage of Series D Preferred Units Outstanding	Percentage of Combined Voting Power(10)
10,500	95.0%	9,200	33.2%	20,815	24.6%	—	—	22.8%
—	—	10,882	36.9%	42,485	50.1%	17,200	32.9%	39.7%
10,500	95.0%	20,082	68.0%	63,300	74.7%	17,200	32.9%	62.5%
10,500	95.0%	20,082	68.0%	63,300	74.7%	17,200	32.9%	62.5%
10,500	95.0%	20,082	68.0%	63,300	74.7%	17,200	32.9%	62.5%
—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—
—	—	—	—	3,500	4.1%	15,714	30.1%	10.8%
—	—	—	—	—	—	—	—	—
—	—	800	2.7%	1,607	1.9%	—	—	1.4%
—	—	—	—	—	—	—	—	—
—	—	5,400	18.3%	12,135	14.3%	10,390	19.9%	15.7%
—	—	1,756	6.0%	—	—	822	1.6%	1.5%
10,500	95.0%	20,882	70.8%	63,907	80.7%	32,914	63.0%	74.7%

(1)
Each Class A Common Unit holder is entitled to two votes per Class A Common Unit held and each Class B Common Unit holder is entitled to one vote per Class B Common Unit held.

(2)
The address of BRSEC Co-Investment, LLC is c/o Bruckmann, Rosser, Sherrill & Co., Inc., 126 East 56th Street, 29th Floor, New York, New York 10022.

(3)
The address of BRSEC Co-Investment II, LLC is c/o Bruckmann, Rosser, Sherrill & Co., Inc., 126 East 56th Street, 29th Floor, New York, New York 10022.

(4)
Represents common units held by BRSEC Co-Investment, LLC and BRSEC Co-Investment II, LLC. Mr. Bruckmann is a managing director of Bruckmann, Rosser, Sherrill & Co., LLC, the manager of Bruckmann, Rosser, Sherrill & Co. II, L.P., which is the primary member of BRSEC Co-Investment II, LLC. Bruckmann, Rosser, Sherrill & Co., Inc. is the manager of Bruckmann, Rosser, Sherrill & Co., L.P., which is the primary member of BRSEC Co-Investment, LLC.

(5)
Represents common units held by BRSEC Co-Investment, LLC and BRSEC Co-Investment II, LLC. Mr. Rosser is a managing director of Bruckmann, Rosser, Sherrill & Co., LLC, the manager of Bruckmann, Rosser, Sherrill & Co. II, L.P., the primary member of BRSEC Co-Investment II, LLC. Bruckmann, Rosser, Sherrill & Co., Inc. is the manager of Bruckmann, Rosser, Sherrill & Co., L.P., the primary member of BRSEC Co-Investment, LLC.

(6)
Represents common units held by BRSEC Co-Investment, LLC and BRSEC Co-Investment II, LLC. Mr. Edmonds is a principal of Bruckmann, Rosser, Sherrill & Co., LLC, the manager of

  Bruckmann, Rosser, Sherrill & Co. II, L.P., which is the primary member of BRSEC Co-Investment II, LLC. Bruckmann, Rosser, Sherrill & Co., Inc. is the manager of Bruckmann, Rosser, Sherrill & Co., L.P., the primary member of BRSEC Co-Investment, LLC.

(7)
Unless otherwise indicated, the address of each executive officer or director is c/o H&E Equipment Services L.L.C., 11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816.

(8)
The address of Mr. Wheeler is 4899 West 2100 South, Salt Lake City, Utah 84120.

(9)
The address of Ms. Engquist Dunne is 11100 Mead Road, 2nd Floor, Baton Rouge, Louisiana 70816.

(10)
Each Voting Preferred Unit holder is entitled to one vote per Voting Preferred Unit held.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreements and Transaction Fees

        Each of H&E and ICM were acquired by affiliates of BRS in 1999, pursuant to separate recapitalizations. In connection with the recapitalizations of H&E and ICM, we entered into management agreements with each of BRS and Bruckmann, Rosser, Sherrill & Co., L.L.C. ("BRS LLC"), affiliates of BRS Equipment Company and BRSEC Co-Investment II, pursuant to which BRS and BRS LLC have agreed to provide certain advisory and consulting services to us, relating to business and organizational strategy, financial and investment management and merchant and investment banking. In exchange for such services we agreed to pay BRS and BRS LLC (i) $7.2 million of transaction fees in connection with the ICM and H&E recapitalizations, (ii) an annual fee during the term of these agreements equal to the lesser of $2.0 million or 1.75% of our yearly EBITDA, excluding operating lease expense, plus all reasonable out-of-pocket fees and expenses and (iii) a transaction fee in connection with each material acquisition, divestiture or financing or refinancing we enter into in an amount equal to 1.25% of the aggregate value of such transaction plus all reasonable out-of-pocket fees and expenses.

Contribution Agreement

        The contribution agreement contains customary provisions for such agreements, including representations and warranties with respect to each of Gulf Wide and ICM equityholders, covenants with respect to the consummation of the combination of H&E and ICM and various closing conditions, including the execution of a registration rights agreement and securityholders agreement, and the consummation of this offering.

Securityholders Agreement

        In connection with the old note offering, H&E Holdings entered into a securityholders agreement with BRS Co-Investment, BRSEC Co-Investment II, certain members of management and other members of H&E Holdings. The securityholders agreement: (i) restricts the transfer of the equity interests of H&E Holdings; (ii) grants tag-along rights on certain transfers of the equity interests of H&E Holdings; (iii) requires the securityholders to consent to a sale of H&E Holdings to an independent third party if such sale is approved by the holders of a majority of the then-outstanding common equity interests held by BRS Co-Investment and BRSEC Co-Investment II; and (iv) grants preemptive rights on certain issuances of the equity interests of H&E Holdings. The securityholders agreement will terminate upon a sale of H&E Holdings approved by the holders of a majority of the then-outstanding common equity interests held by BRS Co-Investment and BRSEC Co-Investment II.

Registration Rights Agreement

        In connection with the old note offering, H&E Holdings entered into a registration rights agreement with BRS Co-Investment, BRSEC Co-Investment II, certain members of management and other members of H&E Holdings. Pursuant to the terms of the registration rights agreement, the holders of a majority of the then-outstanding common equity interests held by BRS Co-Investment and BRSEC Co-Investment II have the right to require H&E Holdings, subject to certain conditions, to register any or all of their common equity interests under the Securities Act at H&E Holdings' expense. In addition, all holders of the common equity interests of H&E Holdings are entitled to request the inclusion of any common equity interests subject to the registration rights agreement in any registration statement at the expense of H&E Holdings whenever H&E Holdings proposes to register any of its common equity interests under the Securities Act. In connection with all such registrations, H&E Holdings has agreed to indemnify all holders of its common equity interests against certain liabilities, including liabilities under the Securities Act.

Limited Liability Company Agreement

        In connection with the old note offering, BRS Co-Investment, BRSEC Co-Investment II, certain members of management and the other members of H&E Holdings entered into a limited liability company agreement of H&E Holdings. This operating agreement governs the relative rights and duties of the members of H&E Holdings.

        Membership Interests.    The ownership interests of the members in H&E Holdings consist of Preferred Units and Common Units. The Common Units represent the common equity of H&E Holdings and consist of Class A Common Units and Class B Common Units. The Preferred Units consist of Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units (the "Voting Preferred Units"). Each member is entitled to (x) two votes per Class A Common Unit held by such member, (y) one vote per Class B Common Unit held by such member and (z) one vote for each Voting Preferred Unit held by such member. Holders of the Preferred Units are entitled to return of capital contributions prior to any distributions made to holders of the Common Units.

        Distributions.    Subject to any restrictions contained in any agreements involving payments to third parties, the board of directors of H&E Holdings (the "Board") may make distributions, whether in available cash or other assets of H&E Holdings, at any time or from time to time in the following order of priority:

          First, to the holders of Series A Preferred Units in proportion to and to the extent of the Series A Preferred Redemption Values (as defined and described in the limited liability company agreement) of such Series A Preferred Units.

          Second, to the holders of Series B Preferred Units in proportion to and to the extent of the Series B Preferred Redemption Values (as defined and described in the limited liability company agreement) of such Series B Preferred Units.

          Third, to the holders of Series C Preferred Units, in proportion to and to the extent of the Series C Preferred Redemption Values (as defined and described in the limited liability company agreement) of such Series C Preferred Units.

          Fourth, to the holders of the Series D Preferred Units, in proportion to and to the extent of the Series D Preferred Redemption Values (as defined and described in the limited liability company agreement) of such Series D Preferred Units.

          Fifth, pro rata to the holders of Common Units, based upon the number of Common Units held.

        The limited liability company agreement places certain restrictions on the ability of H&E Holdings to make distributions attributable to the Preferred Units prior to June 30, 2022.

        Board of Directors.    Pursuant to the securityholders agreement, the holders of a majority of the common equity units held by BRS Co-Investment and BRSEC Co-Investment II designate a majority of the directors of the Board. The Board consists of "Class A Directors" and "Class B Directors." Each Class A Director is entitled to two votes and each Class B Director is entitled to one vote. The initial Board consists of three Class A Directors and two Class B Directors. The initial Class A Directors are Bruce C. Bruckmann, Harold O. Rosser and J. Rice Edmonds, and the initial Class B Directors are John M. Engquist and Gary W. Bagley. At no time will the authorized number of Class B Directors exceed that number which would provide all of the then authorized Class B Directors with a number of votes that exceeds 50% of the number of votes of the then authorized number of Class A Directors. The Class A Directors are elected by the members which own a majority of the number of votes of all

Common Units then-outstanding. The Class B Directors are elected by the members which own a majority of the number of votes of all of the Voting Preferred Units then-outstanding.

The BRS Purchase

        In connection with the old note offering, BRS was paid $7.2 million by H&E Equipment Services on account of $7.2 million of obligations payable to BRS and its affiliates in connection with the recapitalizations of H&E and ICM and BRS purchased a portion of the securities issued in the old note offering. In connection with the old note offering, BRS purchased notes having an accreted value of $7.2 million and a corresponding pro rata share of the limited liability company interests included in the securities offered thereby.

Other Related Party Transactions

        In connection with the recapitalization of H&E in 1999, we entered into a consulting and noncompetition agreement with Thomas R. Engquist, the father of John M. Engquist, our Chief Executive Officer and President, with a term of ten years. In exchange for providing consulting services, Mr. Engquist will receive an aggregate amount of $3.0 million, to be paid in $25,000 monthly increments.

        We lease certain of our facilities from entities controlled by Don M. Wheeler, an equityholder. In 2001, our lease payments to such entities totaled $1,217,000.

        We lease certain of our real estate facilities and equipment, charter an aircraft for business purposes and place a portion of our liability insurance through an agency in which John M. Engquist, our Chief Executive Officer and President, and Thomas R. Engquist, the father of John M. Engquist have an economic interest. In 2001, our payments for such transactions totaled $933,192, $206,000 and $2,016,600, respectively.

        We lease certain real estate from an entity controlled by Dale W. Roesener, an executive officer. In 2001, our lease payments to such entity totaled $492,000.

        We expensed $350,000 and $181,000 to the deferred compensation accounts of Gary W. Bagley, our Chairman, and Kenneth R. Sharp, Jr., an executive officer, respectively.

        We expensed the interest related to subordinated notes payable to: BRS Equipment Company; Don M. Wheeler, a securityholder, and certain entities controlled by Don M. Wheeler; SNE Capital Corporation, an entity controlled by Dale W. Roesener, an executive officer; and John M. Engquist, our Chief Executive Officer and President, in the amounts of $4,567,000, $2,745,000, $678,000 and $174,000, respectively.

DESCRIPTION OF OWNERSHIP INTERESTS

        All of the issued and outstanding limited liability company interests of H&E Equipment Services are held by H&E Holdings and 100% of the issued and outstanding common stock of H&E Finance Corp. are held by H&E Equipment Services and are indirectly held by H&E Holdings.

DESCRIPTION OF SENIOR CREDIT FACILITY

        The following description does not purport to be complete and is qualified in its entirety by reference to the credit agreement, which is available upon request from us.

        The senior credit facility, with GE Capital as administrative agent and a syndicate of banks formed by Bank of America, N.A., consists of a five-year senior secured credit facility in an aggregate principal amount not to exceed $150.0 million.

        Subject to compliance with customary conditions precedent and to the extent of availability under a collateral borrowing base, revolving loans and swing line loans are available at any time prior to the final maturity of the senior credit facility. Other than certain mandatory prepayments, amounts repaid under the senior credit facility may be reborrowed prior to the final maturity of the senior credit facility, provided that availability requirements are met. Letters of credit are available at any time and have an expiry date occurring no later than one year after issuance and, in any case, no later than the final maturity of the senior credit facility.

        All our obligations under the senior credit facility are unconditionally guaranteed by H&E Holdings and by each of our existing and each subsequently acquired or organized domestic subsidiary. The senior credit facility and the related guarantees are secured by all of our present and future assets and all present and future assets of each guarantor, including but not limited to (i) a first-priority pledge of all of the outstanding capital stock owned by us and each guarantor and (ii) perfected first-priority security interests in all of our present and future tangible and intangible assets and the present and future tangible and intangible assets of each guarantor.

        Revolving loans under the senior credit facility bear interest at our option, either (i) at a floating rate equal to the index rate plus the applicable margin set forth in the credit agreement, or, absent a default, (ii) at a fixed rate for a period of one, two, three or six months equal to the reserve adjusted London interbank offered rate ("LIBOR") plus the applicable margin set forth in the credit agreement, based upon the aggregate amount of revolving loans outstanding from time to time. Swing line loans under the senior credit facility bear interest at the index rate plus the applicable revolver index margin set forth in the credit agreement, based upon the aggregate amount of the swing line loan outstanding from time to time. Interest on loans based upon the index rate are payable on the first business day of each month in which such loan is outstanding and interest on loans based on LIBOR are payable at the last day of the applicable LIBOR period and, in any event, at least every three months. While a default is continuing, interest may accrue at 2.0% above the rate otherwise applicable at the option of the agent under the senior credit facility or a required percentage of lenders thereunder. Notwithstanding the foregoing, interest on all loans under the senior credit facility are payable at the time of repayment of any such loans, and at maturity. In addition to paying on any outstanding principal amount under the senior credit facility, we are required to pay an unused facility fee to the senior lenders equal to 0.5% per annum of the average unused daily balance of the revolving credit facility, commencing on the execution and delivery of the credit facility and payable monthly in arrears, based upon the actual number of days elapsed in a 360 day year. The initial margins on interest rates and letter of credit fees under the facility are equal to (i) in the case of loans maintained as LIBOR loans, 3.0%, (ii) in the case of loans maintained as index rate loans, 1.5% and (iii) in the case of letters of credit, 3.0%.

        The senior credit facility contains representations and warranties, covenants (including maximum senior debt to tangible assets ratios, maximum adjusted leverage ratios, maximum leverage ratios, minimum adjusted interest coverage ratios, minimum utilization rate of equipment inventory ratios, limitations on incurrence of liens, incurrence of debt, voluntary prepayment of debt, modification of equity interests and agreements, issuance of equity interests, payment of dividends, transactions with affiliates, capital expenditures, loans, advances and investments), events of default and remedies and other provisions customary for credit facilities of this type.

        The senior credit facility contains the following financial covenants, each of which is to be calculated in accordance with GAAP consistently applied:

  •
  Maximum Senior Debt to Tangible Asset Ratio as of the last day of each fiscal quarter of not more than 1.10 to 1.00 for such fiscal quarter.
  •
  Maximum Leverage Ratio as of the last day of each fiscal quarter and for the 12-month period then ended of not more than 4.60 to 1.00 for each fiscal quarter ending on or prior to December 31, 2004; and 4.25 to 1.00 for each fiscal quarter ending after that date.
  •
  Maximum Adjusted Leverage Ratio as of the last day of each fiscal quarter and for the 12-month period then ended of not more than 4.60 to 1.00 for each fiscal quarter ending on or prior to December 31, 2004; and 4.40 to 1.00 for each fiscal quarter ending after that date.
  •
  Minimum Utilization Rate of Equipment Inventory Ratio for the 12-month period at the end of each fiscal quarter of not less than 28% for such fiscal quarter.
  •
  Minimum Adjusted Interest Coverage Ratio for the 12-month period at the end of each fiscal quarter of not less than 1.45 to 1.00 for each fiscal quarter ending on or prior to March 31, 2004; 1.50 to 1.00 for each fiscal quarter ending on or after June 30, 2004 and on or prior to December 31, 2004; and 1.60 to 1.00 for each fiscal quarter ending after December 31, 2004.
  •
  Maximum P&E Capital Expenditures not to exceed in the aggregate $5.0 million for any fiscal year.

        We will pay the senior lenders certain syndication and administration fees, reimburse certain expenses and provide certain indemnities, in each case which are customary for credit facilities of this type.

DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "H&E" refers only to H&E Equipment Services L.L.C. and to H&E Finance Corp. and not to any of their respective subsidiaries.

        H&E issued the notes under an indenture among itself, the Guarantors and The Bank of New York, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture and the registration rights agreement.

        The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

        The notes:

  •
  are general obligations of H&E;
  •
  are subordinated in right of payment to the prior payment in full of all current and future Senior Debt of H&E;
  •
  are pari passu in right of payment with all existing and future senior subordinated Indebtedness of H&E;
  •
  are senior in right of payment to any future subordinated Indebtedness of H&E; and
  •
  are unconditionally guaranteed by the Guarantors on a senior subordinated basis.

        As of September 30, 2002, H&E had Senior Debt consisting of $77.7 million of indebtedness outstanding under the Credit Agreement, approximately $1.4 million in outstanding letters of credit under the Credit Agreement, approximately $59.7 million outstanding under secured floor plan financing, $12.4 million of capitalized leases and $200.0 million of senior secured notes due 2012 outstanding. In addition, approximately $70.9 million would have been available for borrowing on a senior basis under the Credit Agreement. See "Risk Factors—Your right to receive payments on the notes is junior to our existing indebtedness and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all of our guarantors' existing indebtedness and possibly to all their future borrowings."

        H&E Finance Corp. is a wholly-owned subsidiary of H&E Equipment Services L.L.C. that is incorporated in Delaware. H&E believes that certain prospective purchasers of the notes may be restricted in their ability to purchase debt securities of limited liability companies, such as H&E Equipment Services L.L.C., unless such debt securities are jointly issued by a corporation. H&E Finance Corp. does not expect to have any substantial operations or assets and does not expect to have any revenues. As a result, prospective purchasers of the notes should not expect H&E Finance Corp. to participate in servicing the interest and principal obligations on the notes.

The Guarantees

        The notes are guaranteed by each of H&E's current and future Domestic Restricted Subsidiaries.

        Each guarantee of the notes:

  •
  is a general obligation of the Guarantor;
  •
  is subordinated in right of payment to the prior payment in full of all current and future Senior Debt of that Guarantor;
  •
  is pari passu in right of payment with all existing and future senior subordinated Indebtedness of the Guarantors; and
  •
  is senior in right of payment to any future subordinated Indebtedness of the Guarantors.

        As of the date of the indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

        The indenture does not limit the maximum aggregate principal amount of notes that H&E may issue thereunder. H&E will issue notes in an aggregate principal amount of $53.0 million in connection with this offering. H&E may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. H&E will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 15, 2013.

        Interest on the notes will accrue at the rate of 12 1/2% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2002. H&E will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to H&E, H&E will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless H&E elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. H&E may change the paying agent or registrar without prior notice to the Holders of the notes, and H&E or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. H&E is not required to transfer or exchange any note selected for redemption. Also, H&E is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

        The notes will be guaranteed on a senior subordinated basis by each of H&E's current and future Domestic Restricted Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Federal and State statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than H&E or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and
  (2)
  either:
  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or
  (b)
  the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

          The Subsidiary Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of H&E, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;
  (2)
  in connection with any sale of Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of H&E, if immediately following such sale such Guarantor is no longer a Restricted Subsidiary and the sale complies with the "Asset Sale" provisions of the indenture; or
  (3)
  if H&E designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

        See "—Repurchase at the Option of Holders—Asset Sales."

Subordination

        The payment of principal, interest and premium and Liquidated Damages, if any, on the notes will be subordinated to the prior payment in full in cash of all Senior Debt of H&E, including Senior Debt incurred after the date of the indenture.

        The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt whether or not a claim for interest is an allowed claim) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "—Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of H&E:

  (1)
  in a liquidation or dissolution of H&E;

  (2)
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to H&E or its property;
  (3)
  in an assignment for the benefit of creditors; or
  (4)
  in any marshaling of H&E's assets and liabilities.

        H&E also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") if:

  (1)
  a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or
  (2)
  any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from H&E or the holders of any Designated Senior Debt.

        Payments on the notes may and will be resumed:

  (1)
  in the case of a payment default, upon the date on which such default is cured or waived; and
  (2)
  in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 180 days.

        If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") when:

  (1)
  the payment is prohibited by these subordination provisions; and
  (2)
  the trustee or the Holder has actual knowledge that the payment is prohibited;

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

        H&E must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of H&E, Holders of notes may recover less ratably than creditors of H&E who are holders of Senior Debt. See "Risk Factors—Your right to receive payments on the notes is junior to our existing indebtedness and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all of our guarantors' existing indebtedness and possibly to all their future borrowings."

Optional Redemption

        At any time prior to June 15, 2005, H&E may on one or more occasions redeem an aggregate of up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 112.5% of the Accreted Value thereof, plus accrued and unpaid Liquidated Damages, if any, to the redemption date, with the net cash proceeds of an offering of Equity Interests (other than Disqualified Stock) of H&E or Holdings (so long as such net cash proceeds are contributed to H&E from Holdings as common equity); provided that:

  (1)
  at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by H&E and its Subsidiaries); and
  (2)
  the redemption occurs within 60 days of the date of the closing of such offering.

        Except pursuant to the preceding paragraph, the notes will not be redeemable at H&E's option prior to June 15, 2007.

        After June 15, 2007, H&E may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage
2007	106.250%
2008	104.167%
2009	102.083%
2010 and thereafter	100.000%

Mandatory Redemption

        H&E is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each Holder of notes will have the right to require H&E to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, H&E will offer a Change of Control Payment in cash equal to 101% of the Accreted Value thereof plus accrued and unpaid Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within 60 days following any Change of Control, H&E will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice pursuant to the procedures required by the indenture and described in such notice. H&E will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, H&E will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Payment Date, H&E will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by H&E.

        The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, H&E will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant.

        The provisions described above that require H&E to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that H&E repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        H&E will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by H&E and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of H&E and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require H&E to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of H&E and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

        H&E will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  H&E (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;
  (2)
  the fair market value is determined by H&E's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

  (3)
  at least 75% of the consideration received in the Asset Sale by H&E or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:
  (a)
  any liabilities, as shown on H&E's most recent consolidated balance sheet, of H&E or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases H&E or such Restricted Subsidiary from further liability; and
  (b)
  any securities, notes or other obligations received by H&E or any such Restricted Subsidiary from such transferee that are converted by H&E or such Restricted Subsidiary into cash or Cash Equivalents within 180 days, to the extent of the cash received in that conversion.

        The 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the subclauses (a) and (b), is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, H&E may apply those Net Proceeds:

  (1)
  to repay or repurchase Senior Debt, including repayment of any revolving advance; provided, to the extent that the aggregate amount applied pursuant to this clause (1) exceeds $25.0 million since the date of the indenture such excess will be used to repay, repurchase, or redeem Senior Debt and to the extent used to repay revolving borrowings, to effect a reduction of the commitments thereunder;
  (2)
  to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;
  (3)
  to make a capital expenditure or purchase construction or industrial equipment; or
  (4)
  to acquire other long-term assets that are used or useful in a Permitted Business.

provided, however, that in the case of any Asset Sale involving assets having a fair market value of 5.5% or greater of H&E's Consolidated Tangible Assets as of the date of such Asset Sale, not more than one-third of the Net Proceeds from such Asset Sale may be applied to those items listed in clauses (2), (3) and (4) above.

        Pending the final application of any Net Proceeds, H&E may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, H&E will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value plus accrued and unpaid Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, H&E may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        H&E will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, H&E will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

        The agreements governing H&E's other Indebtedness contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the Holders of notes of their right to require H&E to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on H&E. Finally, H&E's ability to pay cash to the Holders of notes upon a repurchase may be limited by H&E's then existing financial resources. See "Risk Factors—We may be unable to finance a change of control offer."

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  (1)
  if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or
  (2)
  if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

        H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of H&E's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving H&E or any of its Restricted Subsidiaries) or to the direct or indirect holders of H&E's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of H&E);
  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving H&E) any Equity Interests of H&E;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or
  (4)
  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and
  (2)
  H&E would, at the time of such Restricted Payment after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and
  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by H&E and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2) through (10) inclusive, of the next succeeding paragraph), is less than the sum, without duplication, of:
  (a)
  50% of the Consolidated Net Income of H&E for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of H&E's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
  (b)
  100% of the aggregate net cash proceeds received by H&E since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of H&E (other than Disqualified Stock and other than Equity Interests sold to members of management) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of H&E that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of H&E), plus
  (c)
  to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus
  (d)
  if any Unrestricted Subsidiary (i) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (ii) pays any cash dividends or cash distributions to H&E or any of its Restricted Subsidiaries, 100% of any such cash dividends or cash distributions made after the date of the indenture.

        The preceding provisions will not prohibit:

  (1)
  so long as no Default has occurred and is continuing or would be caused thereby, the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;
  (2)
  so long as no Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of H&E or any Restricted Subsidiary or of any Equity Interests of H&E in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of H&E) of, Equity Interests of H&E (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of H&E or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;
  (4)
  the payment of any dividend by a Restricted Subsidiary of H&E to the holders of its Equity Interests on a pro rata basis;
  (5)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of (including any disbursements to Holdings for such purpose) any Equity Interests of Holdings, H&E or any Restricted Subsidiary of H&E held by any member or former member of Holdings, H&E's (or any of its Restricted Subsidiaries') management pursuant to any equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (a) $1.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to clause (b)) of $2.0 million in any calendar year), plus (b) the aggregate cash proceeds received by H&E and its Restricted Subsidiaries from any issuance or reissuance of Equity Interests to members of management and the proceeds of any "key man" life insurance policies in any calendar year; provided, further, that the cancellation of Indebtedness owing to H&E or its Restricted Subsidiaries from members of management in connection with such repurchase of Equity Interests will not be deemed to be a Restricted Payment;
  (6)
  distributions or payments (a) to Holdings in amounts necessary to permit Holdings to satisfy income tax obligations of Holdings that are actually due and owing and are attributable to its ownership of H&E, provided that such amounts do not exceed the amount that would otherwise be due and owing if H&E and its Restricted Subsidiaries filed separate tax returns, provided however, that (1) notwithstanding the foregoing, in the case of determining the amount payable by H&E to Holdings for income tax obligations, such payment shall not exceed an amount determined on the basis of assuming that H&E is the parent company of an affiliated group filing a consolidated Federal income tax return and that Holdings and the Restricted Subsidiaries are members of such affiliated group and (2) any payments for income tax obligations shall either be used by Holdings to pay tax liabilities within 90 days of Holdings' receipt of such payment or refunded to H&E and (b) to Holdings to pay the necessary fees and expenses to maintain its corporate existence and good standing and, so long as no Default has occurred and is continuing, other general and administrative expenses (which amounts in the aggregate shall not exceed $500,000 per year);
  (7)
  so long as no Default has occurred and is continuing, the declaration and payment of dividends on Disqualified Stock, that was issued in compliance with the indenture;
  (8)
  repurchases of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price thereof;
  (9)
  purchases of fractional Equity Interests of H&E, or distributions to Holdings to permit it to purchase fractional Equity Interests of Holdings, for aggregate consideration not to exceed $100,000 since the date of the indenture; and
  (10)
  so long as no Default has occurred and is continuing, other Restricted Payments in an amount not to exceed $1.0 million.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by H&E or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million. Not later than the date of making any Restricted Payment, H&E will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted under the terms of the indenture and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

        H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and H&E will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that H&E may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for H&E's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by H&E and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of H&E and its Restricted Subsidiaries thereunder) not to exceed a maximum of $150.0 million, less the aggregate amount of all Net Proceeds from Asset Sales applied by H&E or any of its Restricted Subsidiaries since the date of the indenture to repay, repurchase, or redeem Senior Debt pursuant to clause (1) of the third paragraph of the section entitled "—Repurchase at the Option of the Holders--Asset Sales" to the extent such Net Proceeds so applied exceed $25.0 million in the aggregate since the date of the indenture, provided that if after giving effect to the incurrence of any Indebtedness pursuant to this clause (1), the Fixed Charge Coverage Ratio for the H&E's most recently ended four full fiscal quarters for which internal financial statements are then available would exceed 2.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), then such maximum amount shall be the greater of (x) $150.0 million, less the aggregate amount of all Net Proceeds from Asset Sales applied by H&E or any of its Restricted Subsidiaries since the date of the indenture to repay, repurchase, or redeem Senior Debt pursuant to clause (1) of the third paragraph of the section entitled "—Repurchase at the Option of the Holders--Asset Sales" to the extent such Net Proceeds so applied exceed $25.0 million in the aggregate since the date of the indenture or (y) the Borrowing Base;
  (2)
  the incurrence by H&E and its Restricted Subsidiaries of the Existing Indebtedness;
  (3)
  the incurrence by H&E and the Guarantors of Indebtedness represented by the notes, the Senior Secured Notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the exchange notes and the related Subsidiary Guarantees relating to the notes and the Senior Secured Notes to be issued pursuant to the respective registration rights agreements;

  (4)
  the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness represented by purchase money obligations to finance the purchase of inventory held for sale or lease (including rental equipment) in the ordinary course of business not to exceed $125.0 million in aggregate principal amount at any one time outstanding;
  (5)
  the incurrence by H&E or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (10) of this paragraph;
  (6)
  the incurrence by H&E or any of its Restricted Subsidiaries of intercompany Indebtedness between or among H&E and any of its Restricted Subsidiaries; provided, however, that:
  (a)
  if H&E or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes in the case of H&E, or the Subsidiary Guarantee, in the case of a Guarantor; and
  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than H&E or a Restricted Subsidiary of H&E and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either H&E or a Restricted Subsidiary of H&E; will be deemed, in each case, to constitute an incurrence of such Indebtedness by H&E or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
  (7)
  the incurrence by H&E or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk, currency risk or commodity risk and not for speculative purposes;
  (8)
  the guarantee by H&E or any of the Guarantors of Indebtedness of H&E or a Restricted Subsidiary of H&E that was permitted to be incurred by another provision of this covenant;
  (9)
  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of H&E as accrued;
  (10)
  Indebtedness incurred by H&E or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
  (11)
  obligations in respect of performance and surety bonds and completion guarantees provided by H&E or any of its Restricted Subsidiaries in the ordinary course of business; and
  (12)
  the incurrence by H&E or the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding under this clause (12), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $15.0 million.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, H&E will be permitted to classify such item of Indebtedness on the date of its incurrence, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. In addition, H&E may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph of this covenant provided that H&E or its Restricted Subsidiaries would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or the first paragraph of this covenant, as the case may be, at such time of reclassification.

No Senior Subordinated Debt

        H&E will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of H&E and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee. Indebtedness will not be considered subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

Liens

        H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or Attributable Debt on any assets now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to H&E or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to H&E or any of its Restricted Subsidiaries;
  (2)
  make loans or advances to H&E or any of its Restricted Subsidiaries; or
  (3)
  transfer any of its properties or assets to H&E or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or the Security Documents on the date of the indenture;

  (2)
  the indenture, the security documents relating to the Senior Secured Notes, the notes, the Senior Secured Notes and the related Subsidiary Guarantees and the exchange notes and related Subsidiary Guarantees, relating to the notes and the Senior Secured Notes;
  (3)
  applicable law, rule, regulation or order;
  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by H&E or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;
  (5)
  customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;
  (6)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;
  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;
  (8)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
  (9)
  Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;
  (10)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and
  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

        H&E may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not H&E is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of H&E and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

  (1)
  either: (a) H&E is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than H&E) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii)) is a limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;
  (2)
  the Person formed by or surviving any such consolidation or merger (if other than H&E) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of H&E under the notes, the indenture and the registration rights agreement pursuant to written agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists; and
  (4)
  H&E or the Person formed by or surviving any such consolidation or merger (if other than H&E), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock".

        The preceding clause (4) shall not prohibit (i) a merger between H&E and a Restricted Subsidiary or (ii) a merger between H&E and an Affiliate with no substantial assets or liabilities for the sole purpose of incorporating or reincorporating or organizing or reorganizing H&E in another state of the United States, or the District of Columbia.

        In addition, H&E may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among H&E and any of its Restricted Subsidiaries.

Transactions with Affiliates

        H&E will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to H&E or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by H&E or such Restricted Subsidiary with an unrelated Person; and
  (2)
  H&E delivers to the trustee:
  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors (or a majority of the Board of Directors if there are no disinterested members); and
  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to H&E of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement entered into by H&E or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of H&E or such Restricted Subsidiary;
  (2)
  transactions between or among H&E and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person that is an Affiliate of H&E solely because H&E owns an Equity Interest in, or controls, such Person;
  (4)
  sales of Equity Interests (other than Disqualified Stock) to Affiliates of H&E;
  (5)
  Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments;"
  (6)
  customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of H&E or any of its Restricted Subsidiaries;
  (7)
  so long as no Default has occurred and is continuing, transactions pursuant to the Management Agreement and the other Affiliate Agreements as all are in effect on the date of the indenture or as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to the Holders than the contract or agreement as in effect on the date of the indenture; and
  (8)
  payments in connection with the Transactions (including the payment of fees and expenses with respect thereto), on the terms described in this prospectus under the caption "Certain Relationships and Related Transactions."

        Notwithstanding anything to the contrary in this section, H&E will not, and will not permit any of its Restricted Subsidiaries to, make any payment pursuant to the Management Agreement if any Default has occurred and is continuing or would be caused by such payment.

Additional Subsidiary Guarantees

        If H&E or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the date of the indenture, then that newly acquired or created Restricted Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created.

Sale and Leaseback Transactions

        H&E will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that H&E or any Guarantor may enter into a sale and leaseback transaction if:

  (1)
  H&E or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens;"
  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and
  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and H&E applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

Business Activities

        H&E will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to H&E and its Restricted Subsidiaries taken as a whole.

Payments for Consent

        H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by H&E and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or Permitted Investments, as determined by H&E. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Reports

        Whether or not required by the Commission, so long as any notes are outstanding, H&E will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if H&E were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by H&E's certified independent accountants; and
  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if H&E were required to file such reports.

        If H&E has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of H&E and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of H&E.

        In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, H&E will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, H&E and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes (whether or not prohibited by the subordination provisions of the indenture);
  (2)
  default in payment when due of the principal of, or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the indenture);
  (3)
  failure by H&E or any of its Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control;"
  (4)
  failure by H&E or any of its Subsidiaries for 60 days after notice from the trustee or the Holders of at least 25% in aggregate principal amount of the outstanding notes to comply with any of the other agreements in the indenture;
  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by H&E or any of its Subsidiaries (or the payment of which is guaranteed by H&E or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:
  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or
  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

  (6)
  failure by H&E or any of its Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and
  (7)
  except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or
  (8)
  certain events of bankruptcy or insolvency described in the indenture with respect to H&E or any of its Restricted Subsidiaries.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to H&E the Accreted Value of all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare the Accreted Value of all the notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (1) the acceleration of such Indebtedness under the Credit Agreement or (2) five business days after receipt by H&E and the agent under the Credit Agreement of written notice of such acceleration.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

        H&E is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, H&E is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of H&E or any Guarantor, as such, will have any liability for any obligations of H&E or the Guarantors under the notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        H&E may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;
  (2)
  H&E's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;
  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and H&E's and the Guarantor's obligations in connection therewith; and
  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, H&E may, at its option and at any time, elect to have the obligations of H&E and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  H&E must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and H&E must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, H&E has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) H&E has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
  (3)
  in the case of Covenant Defeasance, H&E has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);
  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which H&E or any of its Subsidiaries is a party or by which H&E or any of its Subsidiaries is bound;
  (6)
  H&E must deliver to the trustee an officers' certificate stating that the deposit was not made by H&E with the intent of preferring the Holders of notes over the other creditors of H&E with the intent of defeating, hindering, delaying or defrauding creditors of H&E or others; and
  (7)
  H&E must deliver to the trustee an officers' certificate and an opinion of counsel which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;
  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");
  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);
  (5)
  make any note payable in money other than that stated in the notes;
  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;
  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");
  (8)
  release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or
  (9)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of notes, H&E, the Guarantors and the trustee may amend or supplement the indenture or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency;
  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;
  (3)
  to provide for the assumption of H&E's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of H&E's assets;
  (4)
  to allow any Subsidiary to guarantee the notes;
  (5)
  to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or
  (6)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:
  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to H&E, have been delivered to the trustee for cancellation; or
  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and H&E or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which H&E or any Guarantor is a party or by which H&E or any Guarantor is bound;

  (3)
  H&E or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  H&E has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, H&E must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of H&E or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture or registration rights agreement without charge by writing to H&E, 11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816, Attention: Chief Financial Officer.

Registration Rights; Liquidated Damages

        The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as Holders of these notes. See "—Additional Information."

        H&E, the Guarantors and the initial purchaser will enter into the registration rights agreement on or prior to the closing of this offering. Pursuant to the registration rights agreement, H&E and the Guarantors will agree to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, H&E and the Guarantors will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

        If:

  (1)
  H&E and the Guarantors are not
  (a)
  required to file the Exchange Offer Registration Statement; or
  (b)
  permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or
  (2)
  any Holder of Transfer Restricted Securities notifies H&E prior to the 20th day following consummation of the Exchange Offer that:
  (a)
  it is prohibited by law or Commission policy from participating in the Exchange Offer; or
  (b)
  that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or
  (c)
  that it is a broker-dealer and owns notes acquired directly from H&E or an affiliate of H&E,

H&E and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the notes by the Holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

        H&E and the Guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

        For purposes of the preceding, "Transfer Restricted Securities" means each note until:

  (1)
  the date on which such note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;
  (2)
  following the exchange by a broker-dealer in the Exchange Offer of a note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;
  (3)
  the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or
  (4)
  the date on which such note is eligible to be distributed to the public pursuant to Rule 144 under the Securities Act.

        The registration rights agreement will provide that:

  (1)
  H&E and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the closing of this offering;
  (2)
  H&E and the Guarantors will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the closing of this offering;
  (3)
  unless the Exchange Offer would not be permitted by applicable law or Commission policy, H&E and the Guarantors will
  (a)
  commence the Exchange Offer; and
  (b)
  use their best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer; and
  (4)
  if obligated to file the Shelf Registration Statement, H&E and the Guarantors will use their best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 180 days after such obligation arises.

        If:

  (1)
  H&E and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or
  (2)
  any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or
  (3)
  H&E and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or
  (4)
  the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then H&E and the Guarantors will pay Liquidated Damages to each Holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 in principal amount of notes held by such Holder.

        The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.25 per week per $1,000 in principal amount of notes.

        All accrued Liquidated Damages will be paid by H&E and the Guarantors on each interest payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

        Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

        Holders of notes will be required to make certain representations to H&E (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify H&E and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from H&E.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Accreted Value" means for each note having an aggregate principal amount of $1,000 as of any date of determination the sum of:

  (1)
  $943.56 (the deemed initial offering price of each note); and
  (2)
  that portion of the excess of the principal amount at maturity of such note over such deemed initial offering price as shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 1% per annum of the deemed initial offering price of such notes, compounded semi-annually on each June 15 and December 15 from the date of issuance of the notes through the date of determination, such that the Accreted Value of each note will equal the principal amount thereof on June 15, 2013.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Affiliate Agreements" means the Contribution Agreement, the Securityholders Agreement, the Registration Rights Agreement and the Operating Agreement, each as described in "Certain Relationships and Related Transactions" herein.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory and equipment in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of H&E and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and
  (2)
  the issuance of Equity Interests in any of H&E's Restricted Subsidiaries or the sale by H&E or any of its Restricted Subsidiaries of Equity Interests in any of its Subsidiaries.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;
  (2)
  a transfer of assets between or among H&E and its Restricted Subsidiaries,
  (3)
  an issuance of Equity Interests by a Subsidiary to H&E or to another Restricted Subsidiary;
  (4)
  the sale or lease of equipment, inventory, or accounts receivable in the ordinary course of business;
  (5)
  the sale or other disposition of cash or Cash Equivalents;
  (6)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments;"
  (7)
  any exchange of property pursuant to Section 1031 on the Internal Revenue Code of 1986, as amended, for use in a Permitted Business; and
  (8)
  the licensing of intellectual property.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;
  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership; and
  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrowing Base" means, as of any date, an amount equal to:

  (1)
  75% of the face amount of all accounts receivable owned by H&E and its Restricted Subsidiaries as of such date; plus
  (2)
  50% of the book value of all inventory owned by H&E and its Restricted Subsidiaries as of such date; plus
  (3)
  80% of the book value of the rental equipment owned by H&E and its Restricted Subsidiaries as of such date; minus
  (4)
  100% of the book value of all inventory and rental equipment owned by H&E and its Restricted Subsidiaries as of such date, that were subject to a Lien immediately prior to the use of proceeds referred to below, securing Indebtedness; minus
  (5)
  $125 million.

all calculated on a consolidated basis and in accordance with GAAP and after giving effect to any incurrence of Indebtedness on such date and the use of proceeds therefrom.

        In the event that information with respect to any element of the Borrowing Base is not available as of any date then the most recently available information will be utilized.

        "BRS" means Bruckmann, Rosser, Sherrill & Co., Inc.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;
  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
  (3)
  in the case of a partnership or limited liability company, partnership or limited liability company interests (whether general or limited or common or preferred); and
  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars;
  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;
  (3)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
  (5)
  commercial paper having a rating of "P-2" (or higher) from Moody's Investors Service, Inc. or "A-3" (or higher) from Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and
  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of H&E and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;
  (2)
  the adoption of a plan relating to the liquidation or dissolution of H&E;
  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of H&E, measured by voting power rather than number of shares; or
  (4)
  the first day on which a majority of the members of the Board of Directors of H&E are not Continuing Directors.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus
  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
  (3)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus
  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including impairment charges but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  any management fee payable to BRS or an Affiliate pursuant to the Management Agreement as is in effect on the date of this Indenture or as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to the Holders than the contract or agreement as in effect on the date of this Indenture; plus
  (6)
  any non-recurring expenses and charges of H&E or any of its Restricted Subsidiaries; minus
  (7)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

        in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;
  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;
  (3)
  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;
  (4)
  the cumulative effect of a change in accounting principles will be excluded; and
  (5)
  the Net Income (but not loss) of any Unrestricted Subsidiary will be included only to the extent distributed to the specified Person or one of its Restricted Subsidiaries.

        "Consolidated Tangible Assets" means, with respect to H&E as of any date, the aggregate of the Tangible Assets of H&E and its Restricted Subsidiaries as of such date, on a consolidated basis, determined in accordance with GAAP. In the event that information relating to Consolidated Tangible Assets is not available as of any date, then the most recently available information will be utilized.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of H&E who:

  (1)
  was a member of such Board of Directors on the date of the indenture;
  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or
  (3)
  was nominated by the Principals pursuant to a stockholders', voting or similar agreement.

        "Credit Agreement" means that certain Credit Agreement, dated as of the date of the indenture, by and among H&E and the other borrowers named therein and the credit parties and lenders named therein as well as General Electric Capital Corporation as Arranger and Administrative Agent, providing for up to $150.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, including increases in principal amount and extensions of term loans of other financings.

        "Credit Agreement Agent" means, at any time, the Person serving at such time as the "Agent" or "Administrative Agent" under (and as such term is defined in) the Credit Agreement.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time; provided, that no document or facility, other than the Credit Agreement, will constitute a Credit Facility unless H&E so identifies such document or facility in an officers' certificate and delivers such certificate to the trustee; provided, further, that while the Credit Agreement remains in effect, H&E is entitled to so identify such document or facility only in accordance with the terms of the Credit Agreement (or deliver an officers' certificate to the trustee that the Credit Agreement is no longer in effect).

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Senior Debt" means any Indebtedness outstanding under H&E Equipment Services' Credit Agreement; and any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that in each case has been designated by H&E Equipment Services as "Designated Senior Debt."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require H&E to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that H&E may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary of H&E that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of H&E.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Indebtedness" means Indebtedness of H&E and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations but excluding the amortization of debt issuance costs; plus
  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period (other than debt issuance costs); plus

  (3)
  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, excluding dividends on Equity Interests payable or accruing solely in Equity Interests of H&E that are not Disqualified Stock, or to H&E or a Restricted Subsidiary of H&E, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;
  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and
  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture, provided that charges for impairments to goodwill will be disregarded for all purposes under the indenture.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means each of:

  (1)
  GNE Investments, Inc.;
  (2)
  Great Northern Equipment, Inc.; and
  (3)
  any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

        and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and
  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency rates or commodity prices.

        "Holdings" means H&E Holdings L.L.C.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;
  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
  (3)
  in respect of banker's acceptances;
  (4)
  representing Capital Lease Obligations;
  (5)
  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense, trade payable or representing secured floor plan financing; or
  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and
  (2)
  the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

        "Intangible Assets" means goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expenses and any other assets properly classified as intangible assets in accordance with GAAP.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If H&E or any Restricted Subsidiary of H&E sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of H&E such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of H&E, H&E will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of H&E's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by H&E or any Restricted Subsidiary of H&E of a Person that holds an Investment in a third Person will be deemed to be an Investment by H&E or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Management Agreement" means the agreement H&E entered into in connection with the ICM recapitalization and the H&E recapitalizations with each of BRS and Bruckmann, Rosser, Sherrill & Co., L.L.C. ("BRS LLC"), whereby BRS and BRS LLC agreed to provide certain advisory and consulting services to H&E.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and
  (2)
  any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by H&E or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither H&E nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) (other than the stock of an Unrestricted Subsidiary pledged to secure Indebtedness of such Unrestricted Subsidiary), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of H&E or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and
  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of H&E or any of its Restricted Subsidiaries (other than the stock of an Unrestricted Subsidiary pledged to secure Indebtedness of such Unrestricted Subsidiary).

        "Obligations" means any principal, interest, penalties, fees, taxes, costs, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, securing or relating to any Indebtedness, whether or not a claim in respect thereof has been asserted.

        "Obligor" means a Person obligated as an issuer or guarantor of the notes.

        "Permitted Business" means the equipment sale, rental and leasing business, the fleet management business and any business that is complementary, incidental, ancillary or related thereto.

        "Permitted Group" means any group of investors that is deemed to be a "person" (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to H&E's initial public offering of common stock, by virtue of the Securityholders Agreement, as the same may be amended, modified or supplemented from time to time, provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of H&E that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.

        "Permitted Investments" means:

  (1)
  any Investment in H&E or in a Restricted Subsidiary of H&E;
  (2)
  any Investment in Cash Equivalents;
  (3)
  any Investment by H&E or any Restricted Subsidiary of H&E in a Person, if as a result of such Investment:
  (a)
  such Person becomes a Restricted Subsidiary of H&E; or
  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, H&E or a Restricted Subsidiary of H&E;
  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";
  (5)
  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of H&E;
  (6)
  any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;
  (7)
  Hedging Obligations; and
  (8)
  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) since the date of the indenture not to exceed $10.0 million at any one time outstanding.

        "Permitted Junior Securities" means:

  (1)
  Equity Interests in H&E or any Guarantor; or
  (2)
  debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

        "Permitted Liens" means:

  (1)
  Liens on assets of H&E or any Guarantor securing Senior Debt that was permitted by the indenture to be incurred;
  (2)
  Liens in favor of H&E or the Guarantors;
  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with H&E or any Subsidiary of H&E; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with H&E or the Subsidiary;
  (4)
  Liens on property existing at the time of acquisition of the property by H&E or any Subsidiary of H&E, provided that such Liens were not incurred in contemplation of such acquisition;
  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
  (6)
  purchase money security interests (as defined in Article 9 of the New York Uniform Commercial Code) to secure Indebtedness permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only inventory held for sale or lease (including rental equipment) purchased as described therein and the proceeds thereof;
  (7)
  Liens existing on the date of the indenture and securing Indebtedness outstanding on the date of the indenture;
  (8)
  Liens to secure Permitted Refinancing Indebtedness incurred to refinance Existing Debt or Permitted Refinancing Indebtedness which is secured by Liens permitted by this clause (8); provided, that such Liens do not extend to any categories of assets other than the categories of assets securing Existing Debt as of the date of the indenture;
  (9)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
  (10)
  Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;
  (11)
  easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices;
  (12)
  any interest or title of a lessor under any Capital Lease Obligation;
  (13)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
  (14)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of H&E or any of its Restricted Subsidiaries, including rights of offset and set-off;
  (15)
  Liens securing Hedging Obligations;

  (16)
  leases or subleases granted to others that do not materially interfere with the ordinary course of business of H&E and its Restricted Subsidiaries;
  (17)
  Liens arising from filing Uniform Commercial Code financing statements regarding leases; and
  (18)
  Liens incurred in the ordinary course of business of H&E or any Restricted Subsidiary of H&E with respect to obligations that do not exceed $10.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of H&E or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of H&E or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);
  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;
  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and
  (4)
  such Indebtedness is incurred either by H&E or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "preferred stock" means Capital Stock with a preference upon liquidation or on dividends.

        "Principals" means Bruckmann, Rosser, Sherrill & Co., L.P., a Delaware limited partnership, BRS Partners, LP and BRSE LLC.

        "Related Party" means:

  (1)
  any controlling stockholder, a majority owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or
  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Senior Debt" means:

  (1)
  all Indebtedness of H&E or any Guarantor outstanding under Credit Facilities and all Hedging Obligations that are secured under the documents that secure the Indebtedness under a Credit Facility;
  (2)
  the Senior Secured Notes and all the Obligations with respect thereto;

  (3)
  any other Indebtedness of H&E or any Guarantor either (a) permitted to be incurred under the terms of the indenture or (b) was advanced (or, in the case of any reimbursement obligation, relates to a letter of credit that was issued) upon delivery to the Credit Agreement Agent of a written document executed by an officer of H&E to the effect that such Indebtedness was permitted to be incurred by clause (1) or clause (12) of the definition of "Permitted Debt," unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and
  (4)
  all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

        Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

  (1)
  any liability for federal, state, local or other taxes owed or owing by H&E;
  (2)
  any intercompany Indebtedness of H&E or any of its Subsidiaries to H&E;
  (3)
  any trade payables;
  (4)
  any Indebtedness of the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries; or
  (5)
  the portion of any Indebtedness that is incurred in violation of the indenture.

        "Senior Secured Notes" means H&E's senior secured notes due 2012 to be issued concurrently with the closing of the offering of the notes.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Tangible Assets" means all assets of H&E and its Restricted Subsidiaries, excluding all Intangible Assets.

        "Unasserted Contingent Obligations" means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest or premiums (if any) on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under letters of credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

        "Unrestricted Subsidiary" means any Subsidiary of H&E (and any Subsidiary of such Subsidiary) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution (if that designation would not cause a default), but only to the extent that such Subsidiary:

        (1)  has no Indebtedness other than Non-Recourse Debt;

        (2)  is not party to any agreement, contract, arrangement or understanding with H&E or any Restricted Subsidiary of H&E unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to H&E or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of H&E;

        (3)  is a Person with respect to which neither H&E nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

        (4)  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of H&E or any of its Restricted Subsidiaries (other than through the pledge of Equity Interests in such Subsidiary); and

        (5)  has at least one director on its Board of Directors that is not a director or executive officer of H&E or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of H&E as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of H&E as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," H&E will be in default of such covenant. The Board of Directors of H&E may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of H&E of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation (including without limitation under the section entitled "Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries").

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
  (2)
  the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

The Notes

        The notes will be issued only in fully registered form, without exception. H&E Equipment Services and H&E Finance (collectively in this section the "Issuer") will initially appoint The Bank of New York at its principal corporate trust office as note agent, note registrar, note transfer agent and note paying agent for the notes. In such capacities, the note agent will be responsible for, among other things, (i) maintaining a record of the aggregate holdings of notes represented by the Temporary Regulation S Global Notes, the Regulation S Global Notes and the Restricted Global Notes (each as defined below), and accepting notes for exchange and registration of transfer, (ii) ensuring that payments of principal and interest in respect of the senior subordinated notes received from H&E are duly paid to DTC or its nominees and (iii) transmitting to the Issuer any notices.

        The Issuer will cause the note transfer agent to act as note registrar and will cause to be kept at the office of the note transfer agent a register in which, subject to such reasonable regulations as it may prescribe, the Issuer will provide for the registration of the notes and registration of transfers of the notes. The Issuer may vary or terminate the appointment of the note paying agent or the note transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be a note paying agent and a note transfer agent in the Borough of Manhattan, The City of New York, New York. The Issuer will cause notice of any resignation, termination or appointment of the note agent or any note paying agent or note transfer agent, and of any change in the office through which any such agent will act, to be provided to Holders of the notes.

Rule 144A and Regulation S Notes

        Rule 144A notes will be initially represented by global notes in definitive, fully registered form without interest coupons (collectively, the "Restricted Global Notes") and will be deposited with the note agent as custodian for DTC and registered in the name of a nominee of DTC. The Restricted Global Notes (and any notes issued in exchange therefor), including beneficial interests in the Restricted Global Notes, will be subject to certain restrictions on transfer set forth therein and in the indenture and will bear the legend regarding such restrictions set forth under "Notice to Investors."

        Regulation S Notes will be initially represented by global notes in fully registered form without interest coupons (collectively the "Temporary Regulation S Global Notes") registered in the name of a nominee of DTC and deposited with the note agent, for the accounts of the Euroclear System ("Euroclear") and Clearstream (formerly known as Cedelbank) ("Clearstream"). When the Restricted Period (as defined below), terminates and the note agent receives written certification (in the form provided in the indenture), from Euroclear or Clearstream, as the case may be, and Euroclear or Clearstream receives written certification (in the form provided in the indenture), from beneficial owners of the Temporary Regulation S Global Notes that the note or notes with respect to which such certifications are made are not owned by or for persons who are U.S. Persons or for purposes of resale directly or indirectly to a U.S. Person or to a person within the United States or its possessions, the note agent will exchange the portion of the Temporary Regulation S Global Notes covered by such certifications for interests in Regulation S Global Notes (the "Regulation S Global Notes" and, together with the Restricted Global Notes, the "Global Notes" or each individually, a "Global Note"). Such certifications are required because the Issuer is not a reporting issuer under the Exchange Act. Until the 40th day after the latest of the commencement of the offering and the original issue date of the notes (such period, the "Restricted Period"), beneficial interests in the Temporary Regulation S Global Notes may be held only through Euroclear or Clearstream, unless delivery is made through the Restricted Global Notes in accordance with the certification requirements described below. After the

Restricted Period, beneficial interests in the Regulation S Global Notes may be held through other organizations participating in the DTC system. After the Restricted Period, an appropriate certification will be required in order to transfer beneficial interests in the Temporary Regulation S Global Notes, but such transfer certifications shall not be required in respect of the Regulation S Global Notes.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchanges of Book-Entry Notes for Certificated Notes." In addition, beneficial interests in Restricted Global Notes may not be exchanged for beneficial interests in the Regulation S Global Note or vice versa except in accordance with the transfer and certification requirements described below under "—Exchanges Between the Restricted Global Notes and the Regulation S Global Notes."

  Exchanges Between the Restricted Global Notes and the Regulation S Global Notes

        Beneficial interests in the Restricted Global Notes may be exchanged for beneficial interests in the Regulation S Global Notes and vice versa only in connection with a transfer of such interest. Such transfers are subject to compliance with the certification requirements described below.

        Prior to the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Global Note may be transferred to a person who takes delivery in the form of an interest in the Restricted Global Notes only upon receipt by the note agent of a written certification from the transferor (in the form provided in the indenture), to the effect that such transfer is being made to a person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such person and each such account is a "qualified institutional buyer" or QIB, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction (a "Restricted Global Note Certificate"). After the expiration of the Restricted Period, such certification requirements will not apply to such transfers of beneficial interests in the Regulation S Global Notes.

        Beneficial interests in the Restricted Global Note may be transferred to a person who takes delivery in the form of an interest in a Temporary Regulation S Global Note or a Regulation S Global Note only upon receipt by the note agent of a written certification from the transferor (in the form provided in the indenture), to the effect that such transfer is being made in accordance with Rule 903 or Rule 904 of Regulation S, in the case of an exchange for an interest in the Temporary Regulation S Global Note, or in accordance with Rule 903 or 904 of Regulation S, or, if available, Rule 144, in the case of an exchange for an interest in the Regulation S Global Note (a "Regulation S Global Note Certificate") and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

        Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in another Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

        Any exchange of a beneficial interest in a Regulation S Global Note or a Temporary Regulation S Global Note for a beneficial interest in the Restricted Global Note will be effected in DTC by means of an instruction originated by the note agent through the DTC Deposit/Withdraw at Custodian ("DWAC") system. Accordingly, in connection with any such exchange, appropriate adjustments will be made in the records of the Security Register to reflect an increase in the principal amount of such Restricted Global Note or vice versa, as applicable.

  Exchanges of Book-Entry Notes for Certificated Notes

        A beneficial interest in a Global Note may not be exchanged for a note in certificated form unless:

  •
  DTC (x) notifies the Issuer that it is unwilling or unable to continue as Depository for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act;

  •
  in the case of a Global Note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, (A) is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays), or (B) announces an intention permanently to cease business or does in fact do so;

  •
  there shall have occurred and be continuing an Event of Default with respect to the notes; or

  •
  a request for certificates has been made upon 60 days' prior written notice given to the note agent in accordance with DTC's customary procedures and a copy of such notice has been received by the Issuer from the note agent.

        Further, in no event will Temporary Regulation S Global Notes be exchanged for notes in certificated form prior to the expiration of the Restricted Period and receipt by the note registrar of any certificates required pursuant to Regulation S. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any certificated notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected only through the DWAC System and an appropriate adjustment will be made in the records of the Security Register to reflect a decrease in the principal amount of the relevant Global Note.

  Exchanges of Certificated Notes for Book-Entry Notes

        Notes in certificated form may not be exchanged for beneficial interests in any Global Note unless such exchange complies with Rule 144A, in the case of an exchange for an interest in the Restricted Global Note, or Regulation S or (if available), Rule 144, in the case of an exchange for an interest in the Regulation S Global Note. In addition, in connection with any such exchange and transfer, the note agent must have received on behalf of the transferor a Restricted Global Note Certificate or a Regulation S Global Note Certificate, as applicable. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the Security Register to reflect an increase in the principal amount of the relevant Global Note.

  Global Notes

        The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Issuer and the guarantors take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        Upon the issuance of the Temporary Regulation S Global Notes, the Regulation S Global Notes and the Restricted Global Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants), and the records of participants (with respect to interest of persons other than participants).

        As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the notes represented by such Global Note for all purposes under the indenture and the notes. Except in the limited circumstances described above under "—Exchanges of Book-Entry Notes for Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or Holders of the Global Note (or any notes presented thereby), under the indenture or the notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the indenture referred to herein and, if applicable, those of Euroclear and Clearstream). In the event that owners of beneficial interests in a Global Note become entitled to receive notes in definitive form, such notes will be issued only in registered form in denominations of U.S. and integral multiples thereof.

        Investors may hold their interests in the Temporary Regulation S Global Notes and the Regulation S Global Notes through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold their interests in the Regulation S Global Notes through organizations other than Clearstream and Euroclear that are participants in the DTC system. Clearstream and Euroclear will hold interests in the Temporary Regulation S Global Notes and the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which, in turn, will hold such interests in the Temporary Regulation S Global Notes and the Regulation S Global Notes in customers' securities accounts in the depositaries' names on the books of DTC. Investors may hold their interests in the Restricted Global Notes directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream), which are participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and Clearstream may also be subject to the procedures and requirements of such system.

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take action in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Payments of the principal of and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Issuer, the note agent nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        Except for trades involving only Euroclear or Clearstream, beneficial interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. The Issuer expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any notes held by it or its nominee, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes for such notes as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time), of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream), immediately following the DTC settlement date. Cash received on Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of notes (including the presentation of notes for exchange as described below), only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below), under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

        DTC has advised the Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer, the note agent nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Same-Day Settlement and Payment

        The Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any), by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuer will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice as of the date hereof. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders, whose tax consequences could be different from the following statements and conditions. Some holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder's old notes for exchange notes, including the applicability and effect of any state, local or non-U.S. tax law.

        Kirkland & Ellis has advised us that the exchange of the old notes for exchange notes pursuant to the exchange offer should not be treated as an "exchange" for federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes received by a holder should be treated as a continuation of the old notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging old notes for exchange notes pursuant to the exchange offer.

        Optional Redemption.    Under certain circumstances, we are entitled to redeem all or a portion of the exchange notes. U.S. Treasury regulations contain special rules for determining the yield to maturity and maturity date on a debt instrument in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments. We believe that under these rules the redemption provision of the exchange notes should not affect the computation of the yield to maturity or maturity date of the exchange notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes.

        This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes if the old senior subordinated notes were acquired as a result of market-making activities or other trading activities.

        We and our guarantor subsidiaries have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 90 days after the expiration date. In addition, until March 12, 2003, 2002, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        Neither we nor our guarantor subsidiaries will receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts under the exchange offer may be sold from time to time in one or more transactions;

  •
  in the over-the-counter market;
  •
  in negotiated transactions;
  •
  through the writing of options on the exchange notes or a combination of such methods of resale;
  •
  at market prices prevailing at the time of resale;
  •
  at prices related to such prevailing market prices; or
  •
  at negotiated prices.

        Any resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such exchange notes. An "underwriter" within the meaning of the Securities Act of 1933 includes:

(1)
any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer; or
(2)
any broker or dealer that participates in a distribution of such exchange notes.

        Any profit on any resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

        Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act of 1933 and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. The holder (other than a person that is an "affiliate" of H&E within the meaning of Rule 405 under the Securities Act of 1933) who receives exchange notes in exchange for old notes in the ordinary course of business and who is not participating, need not intend to participate or have an arrangement or understanding with person to participate in the distribution of the exchange notes.

        However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in such no-action letters or any similar interpretive letters. The holder must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. A secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act of 1933, unless an exemption from registration is otherwise available.

        Further, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of any exchange notes. We and each of our guarantor subsidiaries have agreed, for a period of not less than 90 days from the consummation of the exchange offer, to make this prospectus available to any broker-dealer for use in connection with any such resale.

        For a period of not less than 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the old notes against liabilities under the Securities Act of 1933, including any broker-dealers.

LEGAL MATTERS

        Kirkland & Ellis, New York, New York and Taylor, Porter, Brooks & Phillips L.L.P., Baton Rouge, Louisiana will issue an opinion with respect to the issuance of the exchange notes offered hereby; including:

(1)
our existence and good standing under our jurisdiction of incorporation;
(2)
our authorization of the sale and issuance of the exchange notes; and
(3)
the enforceability of the exchange notes.

EXPERTS

        The consolidated financial statements and schedule of H&E Equipment Services L.L.C. (formerly Gulf Wide Industries, L.L.C.) as of December 31, 2001 and for the year then ended, have been included herein in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001, consolidated financial statements contains an explanatory paragraph that states that the Company's credit agreement expires in August, 2002. This has raised substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

        The consolidated financial statements and schedule of H&E Equipment Services, L.L.C. (formerly Gulf Wide Industries, L.L.C.) as of December 31, 2000 and December 31, 1999, and for the years then ended, have been included herein in reliance upon the reports of Hawthorn, Waymouth & Carroll, L.L.P., independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. Hawthorn, Waymouth & Carroll, L.L.P. were dismissed as our accountants on March 22, 2002. Their above referenced reports do not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by our board of directors and there were no disagreements preceding such dismissal with the accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which were not resolved to the satisfaction of these accountants. On March 22, 2002, we engaged KPMG LLP as our new independent accountants.

        The consolidated financial statements of ICM Equipment Company L.L.C. and subsidiaries as of December 31, 2001, and for the year then ended, have been included herein and in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of ICM Equipment Company L.L.C. and subsidiaries as of December 31, 2000 and for each of the two years in the period ended December 31, 2000, included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

AVAILABLE INFORMATION

        We are not currently subject to the periodic reporting and other informational requirements of the Exchange Act, as amended. Under the terms of the indenture, we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any securities are outstanding, we will furnish to the trustee and the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any securities remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Under the indenture governing the notes we are required to file with the trustee annual, quarterly and other reports after we file these reports with the Securities and Exchange Commission. Annual reports delivered to the trustee and the holders of exchange notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public accountant. We will also furnish such other reports as may be required by law.

        Information contained in this prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other similar terminology, or by discussions of strategy. Our actual results could differ materially from those anticipated by such forward-looking statements as a result of factors described in the "Risk Factors" beginning on page 21 and elsewhere in this prospectus.

        The market and industry data presented in this prospectus are based upon third-party data. While we believe that such estimates are reasonable and reliable, estimates cannot always be verified by information available from independent sources. Accordingly, readers are cautioned not to place undue reliance on such market share data.

Independent Auditors' Report

The Board of Directors
H&E Equipment Services L.L.C. (formerly Gulf Wide Industries L.L.C.):

        We have audited the accompanying consolidated balance sheet of H&E Equipment Services L.L.C. (formerly Gulf Wide Industries L.L.C. and subsidiary) (the Company) as of December 31, 2001, and the related consolidated statements of operations, members' equity (deficit) and cash flows for the year ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of H&E Equipment Services L.L.C. as of December 31, 2001, and the results of their operations and their cash flows for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company's credit agreement expires in August 2002. This has raised substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty

KPMG LLP

New Orleans, Louisiana
April 12, 2002

        February 21, 2001

Independent Auditor's Report

To the Members

H&E Equipment Service L.L.C.

Baton Rouge, Louisiana

Gentlemen: We have audited the accompanying consolidated balance sheet of

H&E Equipment Service L.L.C. (formerly Gulf Wide Industries, L.L.C. and Subsidiary)

Baton Rouge, Louisiana

as of December 31, 2000, and the consolidated statements of operations, members' equity (deficit) and cash flows for the years ended December 31, 2000 and December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of H&E Equipment Service L.L.C., as of December 31, 2000, and the results of their operations and their cash flows for the years ended December 31, 2000 and December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

Yours truly,
Hawthorn, Waymouth & Carroll, L.L.P.
Baton Rouge, Louisiana

H&E Equipment Services L.L.C.

Consolidated Balance Sheets

(Dollars in thousands, except units)

	December 31
	2000	2001
Assets
Cash and cash equivalents	$1,627	$4,322
Accounts receivable, net of allowance for doubtful accounts of $708 ($708 in 2000)	39,570	37,819
Inventory	42,227	31,645
Prepaid expenses and other assets	434	2,316
Rental equipment, net of accumulated depreciation of $58,805 ($61,977 in 2000)	147,228	195,701
Property and equipment, net of accumulated depreciation of $8,673 ($7,106 in 2000)	12,204	13,444
Goodwill, net of amortization	3,454	3,204

Total assets	$246,744	$288,451

Liabilities and Members' Equity (Deficit)
Liabilities:
Line of credit	$177,023	$181,714
Accounts payable	38,394	44,234
Notes payable	2,000	3,424
Subordinated debt to related parties	27,574	—
Capital leases	—	11,194
Accrued expense and other liabilities	10,284	5,264
Deferred income taxes	6,492	11,515

Total liabilities	261,767	257,345
Senior Exchangeable Preferred Units	—	10,392
Senior Subordinated Preferred Units	—	37,424
Preferred Units, Classes A, B, and C	53,075	—
Members' equity (deficit):
Series A Senior Preferred Units, $1 par value. Liquidation value $1,293. Authorized, issued and outstanding 1,235.229 shares	—	1,235
Junior Preferred Units, $1 par value. Liquidation value $5,157. Authorized, issued and outstanding 5,000 shares	—	5,000
Class A Common Stock, $.01 par value. Authorized, issued and outstanding 115,152.8 shares (196,096.8 in 2000)	1,961	1,152
Class B Common Stock, $.01 par value. Authorized, issued and outstanding 115,152.8 shares	—	1,152
Additional paid-in-capital	3,000	50,090
Retained earnings (deficit)	(73,059)	(75,339)

Total members' equity (deficit)	(68,098)	(16,710)
Commitments and contingencies

Total liabilities and members' equity	$246,744	$288,451

The accompanying notes are an integral part of these consolidated statements.

H&E Equipment Services L.L.C.

Consolidated Statements of Operations

(Dollars in thousands)

	Years Ended December 31
	1999	2000	2001
Sales:
Equipment	$119,500	$104,747	$143,579
Equipment rentals	53,357	70,625	99,229
Parts	30,328	34,435	36,524
Service	13,949	16,553	19,793
Other	3,532	5,455	7,066

Total sales	220,666	231,815	306,191

Cost of sales:
Equipment	102,663	91,178	127,526
Rental depreciation	26,639	28,629	30,004
Parts	22,144	25,846	27,076
Service	6,662	7,139	8,106
Sales expense	602	1,133	1,294
Rental expense	5,895	10,916	23,154
Other	8,030	10,141	13,275

	172,635	174,982	230,435

Gross profit from sales	48,031	56,833	75,756
Selling, general and administrative expenses	34,045	44,567	52,687
Gain/(Loss) on sale of assets	952	—	46

Income from operations	14,938	12,266	23,115

Other income (expense):
Interest income	119	114	58
Interest expense	(17,711)	(22,909)	(17,995)
Other	158	73	98

	(17,434)	(22,722)	(17,839)

Net income (loss) before income taxes	(2,496)	(10,456)	5,276
Income tax expense (benefit)	(153)	(3,123)	1,648

Net income (loss)	$(2,343)	$(7,333)	$3,628

The accompanying notes are an integral part of these consolidated statements.

H&E Equipment Services L.L.C.

Consolidated Statements of Members' Equity (Deficit)

(Dollars in thousands)

	Series A Senior Preferred	Junior Preferred	Class A Common	Class B Common	Additional Paid-in- Capital	Retained Earnings (Deficit)	Total Members' Equity (Deficit)
January 1, 1999	$—	$—	$—	$—	$—	$18,748	$18,748
Net loss	—	—	—	—	—	(2,343)	(2,343)
Redemption of common stock from shareholders and issuance of new securities	—	—	1,961	—	—	(72,095)	(70,134)
Beneficial conversion feature					3,000	—	3,000
Accretion of liquidation value on Preferred Units outside of equity	—	—	—	—	—	(3,595)	(3,595)

December 31, 1999	—	—	1,961	—	3,000	(59,285)	(54,324)
Net loss	—	—	—	—	—	(7,333)	(7,333)
Accretion of liquidation value on Preferred Units outside of equity	—	—	—	—	—	(6,441)	(6,441)

December 31, 2000	—	—	1,961	—	3,000	(73,059)	(68,098)
Net income	—	—	—	—	—	3,628	3,628
Accretion of liquidation value on Preferred Units outside of equity	—	—	—	—	—	(4,379)	(4,379)
Recapitalization and issuance of new securities	1,235	5,000	(809)	1,152	47,090	—	53,668
Accretion of liquidation value on Preferred Units outside of equity	—	—	—	—	—	(1,529)	(1,529)

December 31, 2001	$1,235	$5,000	$1,152	$1,152	$50,090	$(75,339)	$(16,710)

The accompanying notes are an integral part of these consolidated statements.

H&E Equipment Services L.L.C.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Years Ended December 31,
	1999	2000	2001
Cash flows from operating activities:
Net income (loss)	$(2,343)	$(7,333)	$3,628
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation on property and equipment	1,459	1,668	1,909
Depreciation on rental equipment	26,639	28,629	30,004
Amortization of goodwill	233	244	250
Amortization of beneficial conversion feature	1,750	1,250	—
Gain on sale of property and equipment	(953)	—	(46)
Gain on sale of rental equipment	(6,240)	(5,961)	(7,431)
Deferred taxes	1,139	(3,115)	2,004
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	6,101	(12,233)	1,751
Inventory	(24,087)	(16,028)	(2,632)
Prepaid expenses and other assets	(949)	747	(1,882)
Accounts payable	(12,961)	(7,501)	(366)
Accrued expenses	1,795	5,045	2,926

Net cash provided by (used in) operating activities	(8,417)	(14,588)	30,115

Cash flows from investing activities:
Purchase of property and equipment	(1,095)	(2,331)	(3,251)
Purchase of rental equipment	(53,014)	(25,639)	(78,313)
Proceeds from sale of property and equipment	1,310	7	148
Proceeds from sale of rental equipment	29,494	44,471	43,570
Purchase of Coastal Equipment, net of cash acquired	(2,340)	(256)	—

Net cash (used in) provided by investing activities	(25,645)	16,252	(37,846)

Cash flows from financing activities:
Proceeds from issuance of Preferred Units	28,148	—	—
Proceeds from issuance of Convertible Subordinated Notes	6,987	—	—
Proceeds from issuance of Class A Common Stock	1,151	—	—
Payments to Shareholders	(36,287)	—	—
Proceeds from issuance of Senior Exchangeable Preferred Units	—	—	10,000
Increase (decrease) in line of credit	44,543	(1,824)	4,691
Principal payments on notes payable, net	(9,604)	(888)	(653)
Capital lease payments	—	—	(3,612)

Net cash provided by (used in) financing activities	34,938	(2,712)	10,426

Net increase (decrease) in cash and cash equivalents	876	(1,048)	2,695
Cash and cash equivalents, beginning of year	1,799	2,675	1,627

Cash and cash equivalents, end of year	$2,675	$1,627	$4,322

Supplemental schedule of noncash investing and financing activities:
Noncash asset purchases:
New and used assets financed	$—	$—	$6,205
Rental equipment financed under capital lease	—	—	14,806
New inventory financed	—	—	2,077
Assets transferred from new and used inventory to rental fleet	20,273	20,709	15,291
Subordinated debt for equity interest	20,587	—	—
Equity redemption issued in preferred and common units	15,700	—	—
Capitalization of BRS transaction costs	3,200	—	—
Conversion of debt to equity under a recapitalization agreement	—	—	44,202
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	11,715	17,937	14,781
Income taxes	50	—	125

The accompanying notes are an integral part of these consolidated statements.

H&E Equipment Services L.L.C.

Notes to Consolidated Financial Statements

(1)  Significant Accounting Policies

  (a)    Operations and Change in Control

        H&E Equipment Services L.L.C. (formerly Gulf Wide Industries, L.L.C.) is a holding company for its wholly-owned subsidiary, Head & Engquist Equipment, L.L.C. (collectively, the Company). Head & Engquist Equipment, L.L.C. sells new equipment as a distributor for major equipment manufacturers to a diverse customer base in the southeast and southwest regions of the United States. The Company sells rental and used equipment along with related activities such as the short-term rental of equipment and sales of parts.

        The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Therefore, the accompanying balance sheets are presented on an unclassified basis.

        On May 17, 1999, the Company entered into a Recapitalization Agreement (the "Agreement") with BRS Equipment Company II, Inc., a wholly-owned subsidiary of BRSEC Co. Investment II (collectively referred to as "BRS") whereby BRS acquired a controlling interest in the Company from its previous controlling shareholders ("Minority Shareholder Group"). BRS made an equity investment into the Company in the amount of $29.3 million which consisted of (i) $12.8 million of Class A Preferred Units, (ii) $10.2 million of Class B Preferred Units, (iii) $5.1 million of Class C Preferred Units, and (iv) $1.2 million of Class A Common Units. In addition BRS loaned the Company approximately $7.0 million in the form of a 12% convertible subordinated note, convertible into preferred and common units (see Note 10). The Company used the proceeds from the BRS equity investment and notes to pay $36.3 million in cash as recapitalization consideration to the Minority shareholder Group.

        The sources and uses of funds related to the recapitalization are set forth as follows (in millions of dollars):

Sources of Funds:
Class A Preferred Units	$12.8
Class B Preferred Units	10.2
Class C Preferred Units	5.1
Class A common units	1.2
Convertible Subordinated Notes	7.0

Cash consideration	$36.3

Use of Funds:
Recapitalization consideration	$36.3

        As part of the Agreement, the Minority Shareholder Group was issued $6.8 million in Class A Preferred Units, $5.4 million in Class B Preferred Units, $2.7 million in Class C Preferred Units and $0.8 million in Class A Common Stock. All prior common stock of the Company was cancelled.

        The Minority Shareholder Group was also issued a $20.6 million convertible subordinated note. Immediately after these transactions, BRS had a 58.6% voting interest and the Minority Shareholder Group had the remaining 41.5%. The BRS investment has been accounted for as a recapitalization in the accompanying consolidated financial statements and, as such, has no impact on the historical basis of accounting. Approximately $3.2 million of costs incurred by BRS in the transaction have recorded in the recapitalization account in members' equity.

  (b)    Principles of Consolidation and Basis of Presentation

        The accompanying consolidated financial statements include the accounts of H&E Equipment Services L.L.C. All significant intercompany balances and transactions have been eliminated in consolidation.

  (c)    Revenue Recognition

        Revenue from sales of equipment, parts and supplies is recognized when title transfers to the customer. Revenues from service fees are recognized on the completed contract method, as contracts are short term in duration. Service revenues and related cost of services are deferred until the period that the service is completed. Losses, if any, are recognized in the period when reasonably estimable. Revenues from the sale of extended warranties are amortized over the estimated term of the warranties, generally two to three years. Revenues from extended warranties to be amortized beyond one year are classified as deferred revenue. Incremental costs directly related to the provision of such warranties are deferred and charged to expense proportionately as the revenues are recognized. Any remaining warranty costs relating to actual claims made, are recognized when incurred.

        Rental agreements are primarily structured as short-term operating leases and rental revenue is recognized in the period in which it is earned, over the contract term.

  (d)    Use of Estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (e)    Cash and Cash Equivalents

        For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

  (f)    Inventories

        Parts and supplies are stated at an average cost and is net of a reserve for obsolescence of $291,000 and $533,000 at December 31, 2000 and 2001, respectively. New and used equipment is stated at the lower of cost or market by specific identification.

  (g)    Rental Equipment

        Rental equipment is recorded at cost. Depreciation of rental equipment is computed using the straight-line method for book purposes over the useful lives of the underlying assets, ranging from 3 to 10 years.

        Expenditures for additions or improvements that extend asset lives are capitalized in the period incurred. Expenditures for normal repairs and maintenance are expensed as incurred. When rental equipment is sold or disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in the determination of income.

  (h)    Property and Equipment

        Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method for book purposes over the estimated useful lives of the underlying assets, ranging from 5 to 39 years.

        Expenditures for additions or improvements that extend asset lives are capitalized in the period incurred. Normal repairs and maintenance costs are expensed as incurred. When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in the determination of income.

  (i)    Warranties

        Estimated warranty costs are recorded in cost of sales at the time of sale of the warranted products based on historical warranty experience for the related product or estimates of projected losses due to specific warranty issues on new products. These estimates are reviewed periodically and are adjusted based on changes in facts, circumstances, or actual experience.

  (j)    Goodwill

        Intangible assets represents goodwill which is the excess of the cost of the companies acquired over the fair value of their net assets at the dates of acquisition and is being amortized on the straight-line method over 40 years.

  (k)    Accounting for the Impairment of Long-lived Assets

        The Company reviews for impairment when events or changes in circumstances indicate that the book value of a long-lived asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows of the related asset over the remaining life in measuring whether assets are recoverable. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. As of December 31, 2000 and 2001, the Company has determined that none of its long-lived assets are impaired.

  (l)    Income Taxes

        Gulf Wide Industries, L.L.C. and Subsidiary, files a consolidated federal income tax return with its wholly owned subsidiary. For purposes of allocating consolidated income taxes, the tax of each entity is computed on a separate return basis and the consolidated income tax is then allocated on the ratio of each separate entity's tax to the total consolidated taxes.

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (m)    Advertising

        Advertising costs are expensed as incurred and totaled $537,000, $710,000, and $763,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

  (n)    Shipping and Handling Fees and Costs

        The Company has adopted the provisions of Emerging Issue Task Force No. 00-10, "Accounting for Shipping and Handling Fees and Costs." Shipping and handling fees billed to customers as recorded as sales while the related shipping and handling costs are included in cost of goods sold.

  (o)    Recent Accounting Pronouncements

        In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The adoption of SFAS No. 141 as of July 1, 2001 had no impact on the Company's consolidated financial statements.

        The Company adopted the provisions of SFAS No. 142 effective January 1, 2002, and does not have goodwill amortization subsequent to December 31, 2001. In connection with the adoption of SFAS No. 142, the Company will assess its goodwill for impairment based upon the new rules and, if necessary, will adjust the carrying value of its goodwill during the second quarter of 2002. For the year ended December 31, 2001, the Company recorded goodwill amortization of $250,000. As of December 31, 2001, the Company had unamortized goodwill of approximately $3,203,000 which will be subject to the transition provisions of SFAS No. 142.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have a material impact on the consolidated financial statements.

  (p)    Reclassifications

        Certain amounts in prior-year consolidated financial statements have been reclassified for comparative purposes to conform to the presentation in the current-year consolidated financial statements.

(2)  Going Concern

        The Company's cash requirements consist principally of working capital requirements, scheduled payments of principal and interest on outstanding indebtedness and capital expenditures. These requirements are funded by the Company's line of credit, capital leases and various other financing obligations. Borrowings outstanding at December 31, 2001 under the credit agreement with the CIT group (see note 7), which expires in August 2002, were $181,714,000. The Company is currently exploring various alternatives to meet its cash requirements to meet its short and long-term capital needs, including renegotiation of the credit agreement with CIT, negotiation of a line of credit with other lenders and a senior note offering. While management believes that the existing line of credit can be refinanced, there can be no assurances that the Company will be able to obtain financing on terms agreeable to the Company. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

(3)  August 2001 Recapitalization

        On August 10, 2001, the Company entered into recapitalization agreement with BRS and the Minority Shareholder Group whereby a further investment was made by BRS into the Company.

        BRS contributed $10.0 million in cash in exchange for $10.0 million of newly issued Senior Exchangeable Preferred Units. BRS also contributed its outstanding Class A, B and C Preferred Units, with a cumulative liquidation value of approximately $37.6 million and its $7.0 million par value Convertible Subordinated Note, plus accrued interest in exchange for $36.3 million of newly issued Senior Subordinated Preferred Units.

        The Minority Shareholder Group contributed its outstanding Class A, B, and C Preferred Units, with a cumulative liquidation value of approximately $19.9 million, its Class A common units of $0.8 million and its $20.6 million Convertible Subordinated Note in exchange for $1.2 million of newly issued Series A Preferred Units, $5.0 million of Junior Preferred Units and $1.2 million of Class B common stock.

        Immediately after these transactions, BRS had 115,152.8 shares of Class A common stock and the Minority Shareholder Group had 115,152.8 shares of Class B common stock. The Class A common stock has 2 for 1 voting rights for every share of Class B common stock. This gave BRS 66.7% voting interest in the Company and the Minority Shareholder Group the remaining 33.3%. The BRS investment and exchanges with the Minority Shareholder Group have been accounted for as a recapitalization in the accompanying consolidated financial statements.

(4)  Accounts Receivable

        Accounts receivable is summarized as follows (in thousands):

	2000	2001
Trade	$36,854	$34,302
Unbilled revenue	2,686	3,012
Sales-type leases	392	984
Advances to officers and employees	150	149
Affiliated companies	196	80

	40,278	38,527
Less allowance for doubtful accounts	708	708

	$39,570	$37,819

        Following is a summary of the components of the Company's net investment in sales-type leases.

	2000	2001
Total minimum lease payments to be received	$439	$1,075
Unearned income	(47)	(91)

	$392	$984

(5)  Inventories

        Inventories consisted of the following (in thousands):

	December 31
	2000	2001
New equipment	$21,012	$9,997
Used equipment	8,894	9,640
Parts, supplies and other	12,321	12,008

	$42,227	$31,645

(6)  Property and Equipment

        Property and equipment are as follows (in thousands):

	2000	2001
Land	$2,995	$2,995
Building and leasehold improvements	5,724	5,881
Construction in progress	13	708
Shop equipment	2,282	3,140
Furniture and fixtures	3,874	4,190
Transportation	4,422	5,203

	19,310	22,117
Less accumulated depreciation	(7,106)	(8,673)

	$12,204	$13,444

(7)  Line of Credit

        The Company has an operating line of credit with the CIT Group at December 31, 2001 and 2000. Borrowings under the agreement, which expires August 2002, are secured by receivables, inventory and all other personal property of the Company. The borrowings available to the Company as of December 31, 2001 were approximately $189,000,000. At December 31, 2001, the interest rate is stated at the thirty-day LIBOR plus 350 basis points, which was 5.64%. At December 31, 2000, the interest rate was stated at the thirty-day LIBOR plus 230 basis points, which was 9.12%. All cash receipts are swept nightly against the debt with required daily operating funds advanced as requested.

        The agreement includes the financial covenants requiring a minimum net worth, current ratio and a leverage ratio. The agreement also places a restriction on the payment of dividends. As of December 31, 2001, the Company was in compliance with all loan covenants. At December 31, 2000, there was a breach of the minimum net worth covenant. The bank waived this requirement of the agreement as of December 31, 2000. At December 31, 2000 and 2001, the Company had outstanding borrowings of approximately $177,023,000 and $181,714,000, respectively.

(8)  Accounts Payable

        Accounts payable is summarized as follows (in thousands):

	2000	2001
Trade	$9,050	$11,083
Floor plans payable	26,137	29,943
Due to BRS	3,207	3,208

	$38,394	$44,234

        Floor plans payable are financing arrangements for inventory and rental equipment. The terms of these arrangements generally include a one to six month reduced interest rate term or deferred payment period. Payment of the floor plans payable generally occurs at the earlier of sale of the equipment or in accordance with the terms of the financing arrangements.

(9)  Notes Payable

        A summary of notes payable as of December 31, 2001 and 2000 are as follows (in thousands):

	2000	2001
Notes payable to a financial institution maturing through 2004. Principal reductions approximate $21 a month plus interest ranging from 4.75% to 7.63% at December 31, 2001, and 7.63% to 9.5% at December 31, 2000. Notes are collateralized by real estate.	$1,755	$1,504
Notes payable to suppliers maturing through 2005. Payable in monthly installments of approximately $26. Interest is at 2.9%. Notes are collateralized by equipment.	245	1,817
Notes payable to finance companies maturing through 2005. Payable in monthly installments of $3. Interest ranges from 9.5% to 10.5%. Notes are collateralized by equipment.	—	103

	$2,000	$3,424

        Maturities of notes payable for each of the next five years ending December 31, are as follows (in thousands):

2002	$1,773
2003	348
2004	1,225
2005	75
2006	3

$3,424

(10) Subordinated Debt to Related Parties

        As of December 31, 2000, the Company owed $27,574,000 to its members in 12% unsecured subordinated notes due February 4, 2005, of which $20,587,000 consisted of Series A notes and $6,987,000 consisted of Series B notes. These notes were exchanged in connection with the August 10, 2001 recapitalization agreement. See Note 3 for additional details.

        The Notes were mandatorily redeemable upon a public offering and sale of debt of securities of at least $100.0 million. They earned interest at 12% per annum, with interest being cumulative. The notes also carried a voluntary conversion feature whereby, during a period from June 1, 2000 and ending on August 31, 2000, any holder of the Notes could convert all (and not less than all) of the Notes into both (i) an aggregate amount of Class A, B and C Preferred Units in a dollar amount that would equal the dollar value of the Notes converted and (ii) a number of Class A common units based on a formula as specified in the May 1999 Agreement. If BRS had exercised their conversion, it would have resulted in their receipt of an additional 134,000 shares of Class A common stock. If the Minority Shareholder Group had exercised its conversion, it would have resulted in its receipt of an additional 169,000 of Class A common stock. The conversion feature of the Notes has been accounted for as a beneficial conversion feature under EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." The value of the conversion feature was approximately $3.0 million and was recorded as a discount to the Notes and amortized to interest expense over the period to the initial exerciseability of the conversion feature.

(11) Convertible and Preferred Securities

  (a)    Preferred Units

        In connection with the May 17, 1999 recapitalization Agreement, the Company issued the following preferred stocks (collectively referred to as the "Preferred Units"):

  •
  $1,000 par, Class A preferred units, 19,563.319 shares

  •
  $1,000 par, Class B preferred units, 15,650.655 shares

  •
  $1,000 par, Class C preferred units, 7,825.328 shares

        The Class A, B and C Preferred Units include a liquidation value of 13%, 13.5% and 14%, respectively which is compounded semi-annually from their issuance date. The liquidation value is to include the par value plus any accreted value to be paid under the terms Agreement. The Preferred Units can be redeemed at the discretion of the Company's board of directors. Because the Company's board of directors is subject to voting control of BRS, and BRS is the holder of a portion of the

Preferred Units, the carrying value of the Preferred Units is classified outside of members' equity in the accompanying consolidated financial statements.

        The total liquidation value of all outstanding Preferred Units was redeemed at the time of the August 10, 2001 recapitalization of the Company.

  (b)    Senior Exchangeable Preferred Units

        In connection with the August 10, 2001 recapitalization, BRS purchased for $10.0 million in cash 10,000 units of $1,000 par value Senior Exchangeable Preferred Units. These units include a 10% liquidation value compounded semi-annually from their issuance date. The liquidation value is to include the par value plus any accreted value to be paid. At any time prior to July 31, 2006, the holders of the Senior Exchangeable Preferred Units may exchange any part of the liquidation value of these units into a senior subordinated promissory note of either the Company or its subsidiary, at the election of the holder. Any such senior subordinated promissory note shall have a maturity date of July 31, 2006, shall have an interest rate of 10% per annum, with interest payable in kind or in cash, and shall be subordinated to the Company's Senior Debt Facility with CIT.

        Any liquidation value related to the Senior Exchangeable Preferred Units outstanding as of July 31, 2006 shall be distributed in cash to the holders of those units. As the redemption of the Senior Exchangeable Preferred Units is outside of the control of the Company, they have been classified outside of members' equity in the accompanying consolidated financial statements. The difference between the carrying value and liquidation value is accreted through periodic charges to retained earnings.

  (c)    Senior Subordinated Preferred Units

        In connection with the August 10, 2001 recapitalization, the Company issued 36,286.902 shares of $1,000 par value Senior Subordinated Preferred Units. These units include an 8% liquidation value compounded semi-annually from their issuance date. The liquidation value is to include the par value plus any accreted value to be paid under the terms Agreement. The Senior Subordinated Preferred Units can be redeemed at the discretion the Company's board of directors. The Company's board of directors is subject to voting control of BRS, who have voting control of the Company. As such, the Senior Subordinated Preferred Units are classified outside of members' equity in the accompanying consolidated financial statements. The difference between the carrying value and the liquidation value is accreted through periodic charges to retained earnings.

  (d)    Series A Senior Preferred Units

        In connection with the August 10, 2001 recapitalization, the Company issued 1,235.229 shares of $1,000 par value Senior Series A Preferred Units. These units include a 12% liquidation value compounded semi-annually from their issuance date. The liquidation value is to include the par value plus any accreted value to be paid under the terms Agreement. These units can be redeemed at the discretion of the Company's board of directors.

  (e)    Junior Preferred Units

        In connection with the August 10, 2001 recapitalization, the Company issued 5,000 shares of $1,000 par value Junior Preferred Units. These units include an 8% liquidation value compounded semi-annually from their issuance date. The liquidation value is to include the par value plus any accreted value to be paid under the terms Agreement. These units can be redeemed at the discretion of the Company's board of directors.

        The Series A Senior Preferred Units and the Junior Preferred Units are held by the Minority Shareholders and are included in members' equity.

(12) Capital Leases

        The Company is the lessee of various equipment under capital leases expiring in various years through 2004. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are amortized over estimated productive lives. Amortization of assets under capital leases is included in depreciation expense.

        Following is a summary of assets held under capital leases at December 31, 2001 (in thousands):

Rental equipment	$14,791
Data processing equipment	28

14,819
Less accumulated amortization	(1,298)

$13,521

        Minimum future lease payments under capital leases as of December 31, 2001 for each of the next three years is as follows (in thousands):

2002	$4,795
2003	4,793
2004	2,962

Total minimum lease payments	12,550
Less amount representing interest	(1,356)

Total present value of minimum payments with interest ranging from 5% to 9.5%	$11,194

(13) Income Taxes

        Income tax expense (benefit) for the years December 31, 1999, 2000 and 2001 consists of (in thousands):

	Current	Deferred	Total
Year ended December 31, 1999:
U.S. Federal	$(997)	$862	$(135)
State	(132)	114	(18)

	$(1,129)	$976	$(153)

Year ended December 31, 2000:
U.S. Federal	$—	$(2,758)	$(2,758)
State	—	(365)	(365)

	$—	$(3,123)	$(3,123)

Year ended December 31, 2001:
U.S. Federal	$—	$1,770	$1,770
State	(356)	234	(122)

	$(356)	$2,004	$1,648

        Significant components of the Company's deferred tax liability as of December 31, 2000 and 2001 are as follows (in thousands):

	2000	2001
Assets:
Accounts receivable	$273	$269
Inventory	464	526
Net operating losses	16,338	13,287
AMT credit	832	832
Other assets	355	349

Total assets	18,262	15,263

Liabilities:
Plant and equipment	(24,754)	(26,711)
Other	—	(67)

Total liabilities	(24,754)	(26,778)

	$(6,492)	$(11,515)

        The difference between income taxes computed using statutory federal income tax rates and the effective corporate rates are as follows (in thousands):

	1999	2000	2001
Computed tax at statutory rates	$(848)	$(3,555)	$1,794
Nondeductible expenses	209	133	240
State income tax—net of federal tax effect	(12)	(241)	(80)
Beneficial conversion feature	595	425	—
Other	(97)	115	(306)

	$(153)	$(3,123)	$1,648

        At December 31, 2000 and 2001, the Company has available net operating loss carryforwards of approximately $35,400,000 for income tax purposes which expire from tax years 2018 - 2020. The Company also has federal alternative minimum tax credit carryforwards at December 31, 2001 and 2000 of approximately $832,000 which do not expire.

        There was no valuation allowance for deferred tax assets at December 31, 2000 or 2001. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

(14) Fair Values of Financial Instruments

        Disclosure of fair value information about certain financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value is required by Financial Accounting Standards Board Statement (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments. The following methods and assumptions were used in estimating fair values.

  (a)    Cash and Cash Equivalents

        The carrying amount reported in the balance sheets approximate fair value.

  (b)    Accounts Receivable, Sale Type Leases and Accounts Payable

        The carrying amounts of accounts receivable, sale type leases and accounts payable in the balance sheets approximate their fair values.

  (c)    Short-Term and Long-Term Debt

        The carrying amounts of the Company's borrowings as well as all short-term borrowings, approximate their fair values.

(15) Commitments and Contingencies

  (a) Operating Leases—Building

        The Company leases various office space under operating leases expiring in various years through 2016. Rent expense on these leases was $2,500,000, $1,882,000, and $1,186,000 for 2001, 2000, and 1999, respectively. Minimum future rental payments under non-cancelable operating leases are as follows (in thousands):

2002	$1,829
2003	1,305
2004	1,226
2005	1,058
2006	854
Thereafter	4,962

$11,234

  (b) Operating Leases—Equipment

        The Company leases various equipment under leases expiring in various years through 2005. Equipment expense on these leases was approximately $254,000, $4,104,000, and $15,840,000 for 1999, 2000, and 2001, respectively. Minimum future equipment payments under non-cancelable leases are as follows (in thousands):

2002	$13,789
2003	11,367
2004	9,788
2005	9,161
2006	8,329
Thereafter	4,673

$57,107

        In July 2000, a complaint was filed in the General Court of Justice, Superior Court Division, State of North Carolina, County of Mecklenburg under the caption Sunbelt Rentals, Inc. v. Head & Engquist Equipment, L.L.C. ("H&E"), d/b/a H&E Hi-Lift, et al. The complaint was filed by a competitor of H&E, BPS Equipment, which was acquired by the plaintiff in June 2000, against H&E, Robert W. Hepler, an officer and director, and other employees of H&E. The complaint alleges, among other things, breach of fiduciary duty, misappropriation of trade secrets, unfair trade practices, interference with prospective advantage and civil conspiracy, in connection with the start-up of H&E's Hi-Lift division in January 2000 and the hiring of former employees of BPS Equipment. The complaint seeks, among other things, an order which enjoins the defendants from using BPS Equipment's trade secrets, awards unspecified compensatory and punitive damages to the plaintiff as well as awarding the plaintiff's costs and attorneys' fees.

        The Company is also subject to ongoing legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the company.

(16) Related-Party Transactions

        The Company purchased insurance from an insurance agency, related through common ownership, for $2,407,000, $1,657,000, and $2,017,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

        The Company owes companies related through common ownership $3,207,000 at December 31, 2000 and 2001. Head & Engquist had no sales transactions with this affiliated company during the year.

        The Company rented land and buildings for $547,000, $533,000, and $471,000 for the years ended December 31, 1999, 2000, and 2001, respectively, from partnerships and joint ventures related to the Company through common ownership.

        The Company rented equipment from an officer for $126,000 and $462,000 for the years ended December 31, 2000 and 2001, respectively. The equipment was purchased from the officer for $3,000,000 during 2001.

        The Company has a management agreement with a company related through common ownership, payable in the greater of $500,000 or 1% of EBITDA The total paid for the years ended December 31, 2000 and 2001, was $500,000 and $530,000, respectively.

        Effective June 29, 1999, the Company entered into a consulting and non-competition agreement with a former stockholder of the Company for $3,000,000, payable in monthly installments of $25,000 per month. The total amount paid for the years ended December 31, 1999, 2000, and 2001, was $150,000, $300,000, and $300,000, respectively.

        The Company was owed $143,000 at December 31, 2000, by a company related through common ownership.

        The Company has consulting and noncompetition agreements with two former stockholders of Coastal Equipment, Inc., for $1,000,000, payable in four annual installments of $250,000 beginning March 1, 2000.

        During the year ended December 31, 2000 and 2001, the Company paid approximately $202,000 and $206,000, respectively, in fees to charter aircraft owned by a company related through common ownership. The Company is owed approximately $53,000 and $80,000 as of December 31, 2000 and 2001, respectively.

(17) Retirement Savings Plan

        The Company has a defined contribution plan which includes both a profit-sharing and a 401 (k) provision. The plan covers all employees that are 21 or older. Management makes an annual determination as to whether the profit-sharing provision will be funded. No contributions were made to the profit-sharing plan in 2001 or 2000. The employer matches 25% of the employee's deferral, not to exceed 6% of the employee's compensation under the 401 (k) provision. The Company made matching contributions of $123,000, $212,000, and $250,000 during 1999, 2000, and 2001, respectively.

(18) Segments

        The Company has identified five reportable segments under SFAS No. 131; new equipment sales, used equipment sales, equipment rentals, sales of parts and services. These segments are based upon how management of the Company allocates resources and assesses performance. The accounting policies of each segment are the same as those described on a consolidated Company basis in Note 1.

There were no sales between segments for any of the periods presented. The Company does not compile discrete financial information by its segments other than the information presented below. The following table presents information about the Company's reportable segments (in thousands).

	Year Ended December 31,
	1999	2000	2001
Sales:
New equipment sales	$76,703	$53,345	$84,138
Used equipment sales	42,797	51,402	59,441
Equipment rentals	53,357	70,625	99,229
Parts	30,328	34,435	36,524
Services	13,949	16,553	19,793

Total segmented revenues	217,134	226,360	299,125
Non-segmented revenues	3,532	5,455	7,066

Total revenues	$220,666	$231,815	$306,191

Gross profit from sales:
New equipment sales	$8,275	$5,436	$6,696
Used equipment sales	7,959	7,000	8,062
Equipment rentals	20,824	31,080	46,071
Parts	8,184	8,589	9,448
Services	7,287	9,414	11,688

Total gross profit from sales	52,529	61,519	81,965
Non-segmented gross (loss)	(4,498)	(4,686)	(6,209)

Total gross profit	$48,031	$56,833	$75,756

	Years Ended December 31,
	1999	2000	2001
Segment identified assets:
Equipment sales	$34,852	$29,907	$19,637
Equipment rentals	168,018	147,228	195,701
Parts	12,055	12,320	12,008
Services	—	—	—

	214,925	189,455	227,346
Non-segment identified assets	46,185	57,289	61,105

Total assets	$261,110	$246,744	$288,451

        The Company operates only in U.S. markets and had no international sales for any of the periods presented. No one customer accounted for more than 10% of the Company's sales on an overall or segment basis for any of the periods presented.

(19) Concentration of Credit Risk

        Concentration of credit risk with respect to accounts receivable is limited due to the wide variety of customers and markets in which the Company's products are sold, as well as their dispersion across different geographic areas. As a result, at December 31, 2000 and 2001, the Company does not consider itself to have a significant concentration of credit risk.

        While the Company believes that the equipment required from its suppliers is presently available in quantities sufficient to meet demand, the failure of a significant supplier not to deliver on a timely basis could adversely affect the Company's future results of operations.

        At various times during the year, cash and cash equivalents on deposit with one banking institution exceeded the $100,000 insured by the Federal Deposit Insurance Corporation. Management monitors the financial condition of the institution on a regular basis, along with their balances in cash and cash equivalents, to minimize this potential risk.

(20) Letter of Credit

        The Company had outstanding letters of credit in the amount of $950,000 as of December 31, 2000 and 2001.

H&E EQUIPMENT SERVICES L.L.C.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

September 30, 2002
(In thousands)
ASSETS
Cash and cash equivalents	$21
Accounts receivable, net	69,309
Inventories	50,151
Rental equipment, net	321,707
Property and equipment, net	19,051
Prepaid expenses and other assets	3,256
Deferred financing costs, net	13,612
Goodwill, net	3,203

Total assets	$480,310

LIABILITIES AND MEMBER'S EQUITY
Liabilities:
Line of credit	$77,702
Accounts payable	84,862
Accrued liabilities	21,408
Deferred compensation	10,000
Notes payable	1,508
Senior secured notes, net of discount	198,549
Senior subordinated notes, net of discount	42,510
Capital lease obligations	12,354

Total liabilities	448,893
Member's equity	31,417

Total liabilities and member's equity	$480,310

See notes to condensed consolidated financial statements.

H&E EQUIPMENT SERVICES L.L.C.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,
	2001	2002
	(In thousands)
Revenues:
Equipment rentals	$74,559	$93,927
New equipment sales	53,620	48,144
Used equipment sales	49,319	37,637
Parts sales	27,621	33,815
Service revenues	14,874	20,262
Other	8,468	10,909

Total revenues	228,461	244,694

Cost of Revenues:
Equipment rentals	39,852	56,231
New equipment sales	49,426	43,296
Used Equipment sales	41,768	31,337
Parts sales	20,788	25,061
Service revenues	5,862	8,006
Other	10,392	12,090

Total cost of revenues	168,088	176,021

Gross Profit:
Equipment rentals	34,707	37,696
New equipment sales	4,194	4,848
Used equipment sales	7,551	6,300
Parts sales	6,833	8,754
Service revenues	9,012	12,256
Other	(1,924)	(1,181)

Total gross profit	60,373	68,673
Selling, general and administrative expenses	43,356	58,584
Gain on sale of property and equipment	8	35

Income from operations	17,025	10,124

Other income (expense):
Interest income	39	50
Interest expense	(14,578)	(18,846)
Other, net	97	112

Total other expense	(14,442)	(18,684)

Income (loss) before income taxes	2,583	(8,560)
Provision (benefit) for income taxes	806	(1,271)

Net income (loss)	$1,777	$(7,289)

See notes to condensed consolidated financial statements.

H&E EQUIPMENT SERVICES L.L.C.

CONDENSED CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

For the Nine Months Ended September 30, 2002

(Unaudited)

	Series A Senior Preferred	Junior Preferred	Class A Common	Class B Common	Additional Paid-in-Capital	Retained Deficit	Member's Equity	Total Members' Equity (Deficit)
	(In thousands)

Balance as of December 31, 2001	$1,235	$5,000	$1,152	$1,152	$50,090	$(75,339)	$—	$(16,710)
Accretion of liquidation value on Preferred Units outside of equity through June 17, 2002	—	—	—	—	—	(1,009)	—	(1,009)
Net loss January 1 to June 30, 2002	—	—	—	—	—	(2,365)	—	(2,365)
Member's equity issued with Senior Subordinated Notes at June 17, 2002	—	—	—	—	—	—	7,600	7,600
Conversion of Series A Senior Preferred, Junior Preferred, Class A Common, Class B Common, Additional Paid-in-Capital, and Retained Deficit to Members' Equity at June 17, 2002	(1,235)	(5,000)	(1,152)	(1,152)	(50,090)	78,713	(20,084)	—
Conversion of Senior Exchangeable Preferred Units at June 17, 2002	—	—	—	—	—	—	10,652	10,652
Conversion of Senior Subordinated Preferred Units at June 17, 2002	—	—	—	—	—	—	38,173	38,173
Net loss July 1, 2002 to September 30, 2002	—	—	—	—	—	—	(4,924)	(4,924)

Balance as of September 30, 2002	$—	$—	$—	$—	$—	$—	$31,417	$31,417

See notes to condensed consolidated financial statements.

H&E EQUIPMENT SERVICES L.L.C.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2001	2002
	(In thousands)
Cash Flows from Operating Activities:
Net income (loss)	$1,777	$(7,289)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation on property and equipment	1,414	2,014
Depreciation on rental equipment	21,925	31,882
Amortization of loan discounts and deferred financing costs	—	615
Amortization of goodwill	188	—
Provision for losses on accounts receivable	580	527
Gain on sale of property and equipment	(8)	(33)
Gain on sale of rental equipment	(6,490)	(4,110)
Deferred income taxes	(1,733)	(1,306)
Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	(5,338)	(4,496)
Inventories	(5,604)	(18,507)
Prepaid expenses and other assets	(841)	1
Accounts payable and accrued liabilities	12,230	13,621
Deferred compensation	8,125	257

Net cash provided by operating activities	26,225	13,176

Cash Flows from Investing Activities:
Purchases of rental equipment	(73,492)	(36,746)
Proceeds from sale of rental equipment	37,522	23,835
Purchases of property and equipment	(2,596)	(2,736)
Cash acquired in business combination	—	3,643
Proceeds from sale of property and equipment	103	115

Net cash used in investing activities	(38,463)	(11,889)

Cash Flows from Financing Activities:
Net borrowings under senior credit facility	4,405	82,985
Repayment of borrowings under credit facilities and notes	(327)	(304,415)
Net proceeds from issuance of senior secured notes	—	198,526
Net proceeds from issuance of senior subordinated notes	—	50,009
Proceeds from issuance of senior exchangeable preferred units	10,000	—
Payments of amounts due to members	—	(13,347)
Payment of debt financing costs	—	(14,102)
Payment of notes payable	—	(1,916)
Payments on capital lease obligations	(2,342)	(3,328)

Net cash provided by (used in) financing activities	11,736	(5,588)

Net decrease in cash and cash equivalents	(502)	(4,301)
Cash and cash equivalents at beginning of period	1,627	4,322

Cash and cash equivalents at end of period	$1,125	$21

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for interest	$12,437	$14,366
Cash paid for income taxes	50	106
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Assets transferred from new and used inventory to rental equipment	$13,808	$11,597
Rental equipment financed under capital lease	14,434	4,182
Rental equipment financed under notes payable	1,974	—
Members' equity issued with the senior subordinated notes (see Note 3)	—	7,600
Conversion of debt to equity under a recapitalization agreement	40,114	—

See notes to condensed consolidated financial statements.

H&E EQUIPMENT SERVICES L.L.C.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)
(Unaudited)

        On June 17, 2002, the Company entered into a business combination acquiring substantially all the assets and assuming certain liabilities of ICM Equipment Company L.L.C. (see Note 2). The following table sets forth information relating to the acquisition:

Fair value of assets acquired	$184,633
Excess of liabilities assumed over fair value of assets acquired	3,514

Liabilities assumed	$188,147

See notes to condensed consolidated financial statements.

H&E EQUIPMENT SERVICES L.L.C.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation

General

        H&E Equipment Services L.L.C. (H&E Equipment Services) is a wholly-owned subsidiary of H&E Holdings L.L.C. (H&E Holdings). H&E Holdings is principally a holding company conducting all of its operations through H&E Equipment Services (see Note 2). The consolidated financial statements include the results of operations of H&E Equipment Services and its wholly-owned subsidiaries H&E Finance Corp., GNE Investments, Inc. and Great Northern Equipment, Inc., collectively referred to herein as the "Company".

        H&E Equipment Services is an integrated equipment rental, service and sales company located in the United States with an integrated network of 45 facilities, most of which have full service capabilities, and a workforce that includes a group of service technicians and a separate rental and equipment sales force. In addition to renting equipment, the Company also sells new and used equipment and provides extensive parts and service support. The Company generates a significant portion of its gross profit from parts sales and service revenues.

        The accompanying condensed consolidated financial statements are unaudited and, in the opinion of management, such financial statements reflect all adjustments, consisting only of normal recurring adjustments necessary to present fairly the results of the interim periods presented. Interim financial statements do not require all disclosures normally presented in year-end financial statements prepared in accordance with accounting principles generally accepted in the United States of America, and, accordingly, certain disclosures have been omitted. Results of operations for the three and nine month periods ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Adoption of Recently Issued Accounting Standards

        The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002. The provisions of SFAS No. 142 eliminate the amortization of goodwill and certain intangible assets that are deemed to have indefinite lives and require such assets to be tested for impairment and to be written down to fair value, if necessary. Accordingly, the Company does not have goodwill amortization subsequent to December 31, 2001.

        In connection with the adoption of SFAS No. 142, the Company made an assessment of its goodwill for impairment based upon the new rules during the quarter ended June 30, 2002. Based on the assessment the Company was not required to adjust the carrying value of its goodwill. As of September 30, 2002, the Company had net unamortized goodwill of approximately $3.2 million.

        If the provisions of SFAS No. 142 were in effect at January 1, 2001, the following unaudited pro forma financial results for the three and nine months ended September 30, 2001 would have resulted (in thousands):

	Three Months Ended September 30, 2001	Nine Months Ended September 30, 2001

Selling, general and administative expenses	$15,037	$43,156
Income from operations	7,786	17,225
Net income	2,290	1,977

        For the three and nine months ended September 30, 2001, the Company recorded goodwill amortization of $0.1 million and $0.2 million, respectively.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have a material effect on the Company's consolidated financial position or results of operations.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Under SFAS No. 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. A liability is incurred when an event obligates the entity to transfer or use assets (i.e., when an event leaves the company little or no discretion to avoid transferring or using the assets in the future). Under previous accounting rules, if a company's management approved an exit plan, the company generally could record the costs of that plan as a liability on the approval date, even if the company did not incur the costs until a later date. Under SFAS No. 146, some of those costs might qualify for immediate recognition, others might be recorded during one or more quarters, and still others might not be recorded until incurred in a much later period. The Company is currently reviewing the standard, which is effective for periods beginning after December 31, 2002, applied prospectively, and does not expect it to have a material impact on its results of operations or financial position.

2. Reorganization and Acquisition of ICM Equipment Company L.L.C.

        On June 17, 2002, the equity holders of H&E Equipment Services L.L.C. (formerly Gulf Wide Industries L.L.C.) and ICM Equipment Company L.L.C. (ICM Equipment) formed H&E Holdings by executing a Limited Liability Company Agreement of H&E Holdings and by contributing to H&E Holdings all of the outstanding equity securities and certain outstanding subordinated debt of the two companies to the members of H&E Holdings in exchange for certain equity securities of H&E Holdings. Pursuant to a Contribution Agreement and Plan of Reorganization, H&E Holdings contributed all of the outstanding equity securities of ICM Equipment to H&E Equipment Services, consummating the merger and making ICM Equipment a wholly-owned subsidiary of H&E Equipment Services. Head and Engquist L.L.C. is also a wholly-owned subsidiary of H&E Equipment Services.

        Pursuant to the Contribution Agreement and Plan of Reorganization, H&E Holdings issued a series of preferred and common units in exchange for all the outstanding stock of ICM Equipment. The acquisition was accounted for under the purchase method of accounting. H&E Equipment Services was considered the acquirer for accounting purposes. The excess of liabilities assumed over fair value of assets acquired was approximately $3.5 million. Under the purchase method of accounting, the acquired assets and assumed liabilities have been preliminarily recorded at their estimated fair values at the date of acquisition. There was no goodwill or other intangible assets recorded in connection with the transaction. The operating results of ICM Equipment have been included in the accompanying condensed consolidated financial statements from the date of acquisition.

        The following table summarizes the purchase accounting (in thousands):

Fair value of assets acquired:
Cash	$3,643
Accounts receivable	27,521
Inventories	12,082
Rental equipment	125,270
Property and equipment	4,966
Deferred tax assets	10,209
Other assets	942

184,633

Fair value of liabilities assumed:
Line of credit outstanding borrowings	117,493
Accounts payable and accrued liabilities	50,458
Amounts due to members	10,147
Deferred compensation	9,743
Capital lease obligation	306

188,147

Excess of liabilities assumed over fair value of assets acquired	$(3,514)

        The consolidated results of operations data shown below is presented on an unaudited pro forma basis and represents the results of H&E Equipment Services had the business combination occurred at the beginning of the periods presented (in thousands):

	Three Months Ended September 30,	Nine Months Ended September 30,
	2001	2002	2001

Revenues	$148,000	$324,700	$388,800
Net loss	$(1,300)	$(17,500)	$(10,500)

        The unaudited pro forma net loss for the nine months ended September 30, 2002 includes a $1.2 million fee for early termination of the Company's previous credit facility (see Note 3) that is included in interest expense in the accompanying historical statements of operations. The unaudited pro forma financial information is presented for informational purposes only and is based upon certain assumptions and estimates, which are subject to change. The results are not necessarily indicative of the operating results that would have occurred had the transaction been consummated at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

3. Refinancing of Debt

        In connection with the reorganization of the Company and acquisition of ICM Equipment (see Note 2), the Company issued $200.0 million aggregate principal amount of 11 1/8% senior secured notes and $53.0 million aggregate principal amount of 12 1/2% senior subordinated notes and entered into a new revolving senior credit facility. The senior credit facility is comprised of a $150.0 million revolving line of credit. The proceeds from the senior secured notes, senior subordinated notes and senior credit facility were used to payoff the existing credit facilities of the two companies which had aggregate outstanding balances of approximately $306.4 million, repay senior subordinated promissory notes of approximately $13.3 million, and pay for financing costs of approximately $14.1 million. The deferred financing costs are being amortized to interest expense over the life of the respective related debt.

Senior Secured Notes

        On June 17, 2002, the Company issued $200.0 million aggregate principal amount of 11 1/8% Senior Secured Notes due 2012. The following table reconciles the $200.0 million Senior Secured Notes to the September 30, 2002, balance (in thousands):

Aggregate principal amount issued	$200,000
Initial purchasers' discount	(1,474)
Initial purchasers' discount amortization (June 17, 2002 through September 30, 2002)	23

Senior secured note balance in September 30, 2002	$198,549

        The net proceeds from the sale of the notes were approximately $190.7 million (after deducting the initial purchasers' discount and related financing costs). Interest on the notes will be paid semi-annually on June 15 and December 15 of each year, commencing on December 15, 2002. The notes mature on June 15, 2012 and are guaranteed by the Company's domestic subsidiaries (see Note 5). The notes are secured by junior security interests in substantially all of the assets of H&E Equipment Services. The Company, at its option, may redeem the notes on or after June 15, 2007, at specified redemption prices, which range from 105.563% in 2007 to 100.0% in 2010 and thereafter. In addition, at any time on or prior to June 15, 2005, the Company may redeem up to 35% of the outstanding notes at a redemption price of 111.125% with the net proceeds of certain equity offerings. The indenture governing the notes contains certain restrictive covenants including limitations on (i) additional indebtedness, (ii) restricted payments, (iii) liens and guarantees, (iv) dividends and other payments, (v) preferred stock of subsidiaries, (vi) transactions with affiliates, (vii) sale and leaseback transactions, and (viii) the Company's ability to consolidate, merge or sell all or substantially all of its assets.

Senior Subordinated Notes

        On June 17, 2002, the Company issued $53.0 million aggregate principal amount of 12 1/2% Senior Subordinated Notes due 2013. The net proceeds from the sale of the notes were approximately $40.7 million (after deducting the initial purchaser's discount and related financing costs). Interest on the notes will be paid semi-annually on June 15 and December 15 of each year, commencing on December 15, 2002. The notes mature on June 15, 2013 and are guaranteed by the Company's domestic subsidiaries (see Note 5). The notes are senior to all other subordinated debt and are unsecured. The Company, at its option, may redeem the notes on or after June 15, 2007, at specified redemption prices which range from 106.250% in 2007 to 100.0% in 2010 and thereafter. In addition, at any time prior to June 15, 2005, the Company may redeem up to 35% of the outstanding notes at a redemption price of 112.50% with the net proceeds of certain equity offerings. The indenture governing the notes contains certain restrictive covenants including limitations on (i) additional indebtedness, (ii) restricted payments, (iii) liens and guarantees, (iv) dividends and other payments, (v) preferred stock of subsidiaries, (vi) transactions with affiliates, (vii) sale and leaseback transactions, and (viii) the Company's ability to consolidate, merge or sell all or substantially all of its assets.

        In connection with and attached to the issuance of the senior subordinated notes, H&E Holdings issued approximately 553 shares of Series A preferred stock, 1,476 shares of Series B preferred stock, 4,239 shares of Series C preferred stock, 2,613 shares of Series D preferred stock, 106,842 shares of Class A common stock, and 103,684 shares of Class B common stock, all of which are limited liability company interests in H&E Holdings.

        Also, in connection with the issuances of the senior secured notes and the senior subordinated notes, the Company recorded original issue discounts of $1.5 million and $3.0 million, respectively. Additionally, $7.6 million of value was allocated to the H&E Holdings' limited liability company interests issued as part of the offering of the senior subordinated notes. The value allocated to these interests has been accounted for as additional original issue discount. The value allocated to the limited liability interests was based on an estimate of the relative fair values of these interests and the senior subordinated notes at the date of issuance. The original issue discounts are being amortized to interest expense over the lives of the respective notes using the effective interest rate method.

Senior Credit Facility

        In accordance with the senior revolving credit facility the Company may borrow up to $150 million depending upon the availability of borrowing base collateral consisting of eligible trade receivables, inventories, property, plant and equipment, and other assets. The line of credit bears interest at LIBOR plus 300 basis points and matures June 17, 2007. The credit facility is senior to all other outstanding debt, secured by substantially all the assets of the Company, and is guaranteed by the Company's domestic subsidiaries (see Note 5). The balance outstanding on the revolving line of credit as of September 30, 2002, was approximately $77.7 million. Additional borrowings available under the terms of the credit facility as of September 30, 2002 totaled $70.9 million.

        If at any time an event of default exists, the interest rate on the senior credit facility will increase by 2.0% per annum. The Company is also required to pay a commitment fee equal to 0.5% per annum in respect of undrawn commitments under the revolving credit facility.

        In accordance with the terms of the revolving senior credit facility, the Company must comply with certain restrictive financial covenants and must maintain certain financial ratios. The Company is required to, among other things, satisfy certain financial tests relating to: (a) the maximum senior debt to tangible assets ratio, (b) maximum leverage ratio, (c) maximum adjusted leverage ratio, (d) minimum utilization rate of equipment inventory ratio, (e) minimum adjusted interest coverage ratio, (f) maximum property and equipment capital expenditures.

        At September 30, 2002, the Company was in compliance with the covenants and terms of the senior secured notes, senior subordinated notes, and the senior credit facility.

4. Segment Information

        The Company has identified five reportable segments; new equipment sales, used equipment sales, equipment rentals, sales of parts and services. These segments are based upon how management of the Company allocates resources and assesses performance. Non-segmented revenues and non-segmented costs relate to equipment support activities including transportation, hauling, parts freight and damage-waiver charges and are not allocated to the other reportable segments. There were no sales between segments for any of the periods presented. Selling, general, and administrative expenses as well as all other income and expense items below gross profit are not generally allocated to reportable segments. The Company does not compile discrete financial information by its segments other than the information presented below. The following table presents information about the Company's reportable segments (in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
	(Unaudited)

Revenues:
Equipment rentals	$44,044	$26,134	$93,927	$74,559
New equipment sales	15,687	25,722	48,144	53,620
Used equipment sales	15,471	24,690	37,637	49,319
Parts sales	13,503	9,590	33,815	27,621
Services revenues	9,015	5,098	20,262	14,874

Total segmented revenues	97,720	91,234	233,785	219,993
Non-segmented revenues	4,511	3,150	10,909	8,468

Total revenues	$102,231	$94,384	$244,694	$228,461

Gross profit:
Equipment rentals	$17,760	$11,802	$37,696	$34,707
New equipment sales	1,785	2,187	4,848	4,194
Used equipment sales	3,020	3,947	6,300	7,551
Parts sales	3,601	2,265	8,754	6,833
Services revenues	5,698	3,140	12,256	9,012

Total gross profit from revenues	31,864	23,341	69,854	62,297
Non-segmented gross loss	(785)	(517)	(1,181)	(1,924)
Total gross profit	$31,079	$22,824	$68,673	$60,373

	As of September 30, 2002	As of December 31, 2001

Segment indentified assets:
Equipment sales	$34,786	19,637
Equipment rentals	321,707	195,701
Parts and services	15,365	12,008

Total segment indentified assets	371,858	227,346
Non-segment indentified assets	108,452	61,105

Total assets	$480,310	$288,451

        The company operates only in U.S. markets and had no international sales for any of the periods presented. No one customer accounted for more than 10% of the Company's sales on an overall or segment basis for any of the periods presented.

5. Condensed Consolidating Financial Information of Guarantor Subsidiaries

        All of the indebtedness of H&E Equipment Services, the parent co-issuer, is guaranteed by GNE Investments, Inc. and its wholly owned subsidiary Great Northern Equipment, Inc. The guarantor subsidiaries are all wholly owned and the guarantees are made on a joint and several basis and are full and unconditional (subject to subordination provisions and subject to a standard limitation which provides that the maximum amount guaranteed by each guarantor will not exceed the maximum amount that can be guaranteed without making the guarantee void under fraudulent conveyance laws). There are no restrictions on H&E Equipment Services ability to obtain funds from the guarantor subsidiaries by dividend or loan.

        The condensed consolidating financial information of H&E Equipment Services and its subsidiaries are included below. Because the business combination and the debt refinancing (guaranteed by the subsidiaries) was consummated on June 17, 2002, condensed consolidating financial information as of September 30, 2002 and for the nine months ended September 30, 2002, is the only period presented. The condensed financial information for H&E Finance Corp, the subsidiary co-issuer, is not presented because H&E Finance Corp. has no assets or operations.

CONDENSED CONSOLIDATING BALANCE SHEET
(In thousands)

	September 30, 2002
	H&E Equipment Services	Guarantor Subsidiaries	Elimination	Consolidated
ASSETS
Cash and cash equivalents	$728	$(707)	$—	$21
Accounts receivable, net	65,238	4,071	—	69,309
Inventories	42,979	7,172	—	50,151
Rental equipment, net	314,362	7,345	—	321,707
Property and equipment, net	18,916	135	—	19,051
Prepaid expenses and other assets	3,256	—	—	3,256
Deferred financing costs, net	13,612	—	—	13,612
Goodwill, net	3,203	—	—	3,203

Total assets	$462,294	$18,016	$—	$480,310

LIABILITIES, AND MEMBER'S EQUITY
Line of credit	$77,702	$—	$—	$77,702
Accounts payable	82,398	2,464	—	84,862
Accrued liabilities	11,102	10,306	—	21,408
Deferred compensation	10,000	—	—	10,000
Notes payable	1,508	—	—	1,508
Senior secured notes, net of discount	198,549	—	—	198,549
Senior subordinated notes, net of discount	42,510	—	—	42,510
Capital lease obligations	12,354	—	—	12,354

Total liabilities	436,123	12,770	—	448,893
Member's equity	26,171	5,246		31,417

Total liabilities and member's equity	$462,294	$18,016	$—	$480,310

H&E EQUIPMENT SERVICES L.L.C.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(In thousands)

5. Condensed Consolidating Financial Information of Guarantor Subsidiaries (Continued)

	Nine Months Ended September 30, 2002
	H&E Equipment Services	Guarantor Subsidiaries	Elimination	Consolidated
Revenues:
Equipment rentals	$92,260	$1,667	$—	$93,927
New equipment sales	47,720	424	—	48,144
Used equipment sales	36,548	1,089	—	37,637
Parts sales	33,470	345	—	33,815
Service revenues	20,051	211	—	20,262
Other	10,909	—	—	10,909

Total revenues	240,958	3,736	—	244,694

Cost of Revenues:
Equipment rentals	55,413	818	—	56,231
New equipment sales	42,956	340	—	43,296
Used equipment sales	30,500	837	—	31,337
Parts sales	24,808	253	—	25,061
Service revenues	7,945	61	—	8,006
Other	12,090	—	—	12,090

Total cost of revenues	173,712	2,309	—	176,021

Gross Profit:
Equipment rentals	36,847	849	—	37,696
New equipment sales	4,764	84	—	4,848
Used equipment sales	6,048	252	—	6,300
Parts sales	8,662	92	—	8,754
Service revenues	12,106	150	—	12,256
Other	(1,181)	—	—	(1,181)

Total Gross Profit	67,246	1,427	—	68,673
Selling, general and administrative expenses	57,963	621	—	58,584
Gain on sale of property and equipment	35	—	—	35

Income from operations	9,318	806	—	10,124

Other income (expense):
Interest income	48	2	—	50
Interest expense	(18,844)	(2)	—	(18,846)
Other, net	104	8	—	112

Total other income (expense)	(18,692)	8	—	(18,684)

Income (loss) before for income taxes	(9,374)	814	—	(8,560)
Provision (benefit) for income taxes	(1,292)	21	—	(1,271)

Net income (loss)	$(8,082)	$793	$—	$(7,289)

H&E EQUIPMENT SERVICES L.L.C.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(In thousands)

5. Condensed Consolidating Financial Information of Guarantor Subsidiaries (Continued)

	Nine Months Ended September 30, 2002
	H&E Equipment Services	Guarantor Subsidiaries	Elimination	Consolidated
Cash Flows from Operating Activities:
Net Income (loss)	$(8,082)	$793	$—	$(7,289)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation on property and equipment	1,998	16	—	2,014
Depreciation on rental equipment	31,453	429	—	31,882
Amortization of loan discounts and deferred financing costs	615	—	—	615
Provision for losses on accounts receivables	527	—	—	527
Gain on sale of property and equipment	(33)	—	—	(33)
Gain on sale of rental equipment	(4,110)	—	—	(4,110)
Deferred income taxes	(1,306)	—	—	(1,306)
Changes in operating assets and liabilities, net of business acquired:
Accounts receivables	(48,653)	44,157	—	(4,496)
Inventories	(12,244)	(6,263)	—	(18,507)
Prepaid expenses and other assets	(54)	55	—	1
Accounts payable and accrued liabilities	52,276	(38,655)	—	13,621
Deferred compensation	257	—	—	257

Net cash provided by operating activities	12,644	532	—	13,176

Cash Flows from Investing Activities:
Purchases of rental equipment	(37,502)	756	—	(36,746)
Proceeds from sale of rental equipment	23,830	5	—	23,835
Purchases of property and equipment	(2,955)	219	—	(2,736)
Cash acquired in business combination	3,643	—	—	3,643
Proceeds from sale of property and equipment	115	—	—	115

Net cash (used in) provided by investing activities	(12,869)	980	—	(11,889)

Cash Flows from Financing Activities:
Net borrowings under line of credit	86,081	(3,096)	—	82,985
Repayment of borrowings under credit facilities and notes	(304,415)	—	—	(304,415)
Net proceeds from issuance of senior secured notes	198,526	—	—	198,526
Net proceeds from issuance of senior subordinated notes	50,009	—	—	50,009
Payment of amount due to members	(13,347)	—	—	(13,347)
Payment of debt financing costs	(14,102)	—	—	(14,102)
Payment of notes payable	(1,916)	—	—	(1,916)
Payments on capital lease obligation	(3,328)	—	—	(3,328)

Net cash used in financing activities	(2,492)	(3,096)	—	(5,588)

Net decrease in cash and cash equivalents	(2,717)	(1,584)	—	(4,301)
Cash and cash equivalents at beginning of period	3,630	692	—	4,322

Cash and cash equivalents at end of period	$913	$(892)	$—	$21

Independent Auditors' Report

The Board of Directors
ICM Equipment Company L.L.C. and Subsidiaries:

        We have audited the accompanying consolidated balance sheet of ICM Equipment Company L.L.C. and subsidiaries (the Company) as of December 31, 2001, and the related consolidated statements of operations, members' deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ICM Equipment Company L.L.C. and subsidiaries as of December 31, 2001, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                      /s/ KPMG LLP

Salt Lake City, Utah
April 17, 2002

ICM EQUIPMENT COMPANY L.L.C. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except units)

	December 31, 2001	March 31, 2002
		(unaudited)
Assets
Cash	$—	$—
Receivables, net of allowance for doubtful accounts of $2,529 and $2,561 (unaudited), respectively	27,965	28,421
Inventories	12,263	10,607
Rental equipment, net	131,290	128,266
Property and equipment, net	5,882	5,556
Prepaid expenses	722	1,005
Intangibles, net	78,699	78,465

Total assets	$256,821	$252,320

Liabilities, Preferred Units, and Members' Deficit
Liabilities:
Line of credit	$118,157	$114,220
Accounts payable	42,706	43,825
Accrued liabilities	5,677	5,342
Subordinated notes payable to members (Notes 10 and 12)	61,032	61,076
Accrued interest and fees due to members (Notes 10 and 12)	15,900	17,399
Deferred compensation	9,586	9,546
Capital lease obligation	453	380

Total liabilities	253,511	251,788

Class A, B, and C preferred units (Note 12)	132,296	136,676
Commitments and contingencies (Note 13)
Members' deficit:
Class A common units, no par, 5,882,353 units authorized, issued, and outstanding	3,382	3,382
Members' deficit	(132,368)	(139,526)

Total members' deficit	(128,986)	(136,144)

Total liabilities, preferred units, and members' deficit	$256,821	$252,320

The accompanying notes are an integral part of these consolidated statements.

ICM EQUIPMENT COMPANY L.L.C. AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands)

		For the Three Months Ended March 31,
	For the Year Ended December 31, 2001
		2001	2002
		(unaudited)
Revenues:
Equipment rentals	$77,538	$19,044	$16,761
New equipment sales	52,894	12,496	6,566
Used equipment sales	30,719	9,225	6,864
Parts sales	18,968	5,045	4,634
Service fees	18,459	4,873	4,420
Other	7,351	2,038	1,669

Total revenues	205,929	52,721	40,914

Cost of revenues:
Equipment rentals	49,529	13,068	11,052
New equipment sales	46,488	11,021	5,697
Used equipment sales	24,067	7,287	5,365
Parts sales	13,399	3,607	3,246
Service fees	6,959	1,831	1,603
Other	9,576	2,275	2,179

Total cost of revenues	150,018	39,089	29,142

Gross profit	55,911	13,632	11,772
Selling, general and administrative expenses	47,930	12,105	10,142

Income from operations	7,981	1,527	1,630

Other:
Interest expense on revolving line of credit and other	(11,234)	(3,671)	(2,393)
Interest expense on subordinated notes to members (Notes 10 and 12)	(9,059)	(1,985)	(1,877)
Other, net	79	(72)	(138)

Total other expense	(20,214)	(5,728)	(4,408)

Loss before provision for income taxes	(12,233)	(4,201)	(2,778)
Provision for income taxes	170	—	—

Net loss	$(12,403)	$(4,201)	$(2,778)

The accompanying notes are an integral part of these consolidated statements.

ICM EQUIPMENT COMPANY L.L.C. AND SUBSIDIARIES

Consolidated Statements of Members' Deficit

(Dollars in thousands, except units)

	Class A Common
	Number of Units	Amount	Members' Deficit	Total Class A Common and Members' Deficit
Balance at December 31, 2000	5,882,353	$3,382	$(103,883)	$(100,501)
Net loss	—	—	(12,403)	(12,403)
Accretion of preferred units	—	—	(16,082)	(16,082)

Balance at December 31, 2001	5,882,353	3,382	(132,368)	(128,986)
Net loss (unaudited)	—	—	(2,778)	(2,778)
Accretion of preferred units (unaudited)	—	—	(4,380)	(4,380)

Balance at March 31, 2002 (unaudited)	5,882,353	$3,382	$(139,526)	$(136,144)

The accompanying notes are an integral part of these consolidated statements.

ICM EQUIPMENT COMPANY L.L.C. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

		For the Three Months Ended March 31,
	For the Year Ended December 31, 2001
		2001	2002
		(unaudited)
Cash Flows from Operating Activities:
Net loss	$(12,403)	$(4,201)	$(2,778)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation on property and equipment	1,907	454	457
Depreciation on rental equipment	25,445	6,178	6,032
Amortization of intangibles	3,297	588	—
Amortization of loan discount	177	318	278
Provision for losses on accounts receivable	1,581	82	110
Loss (gain) on sale of property and equipment	(43)	(1)	98
Changes in operating assets and liabilities:
Receivables	5,463	1,691	(566)
Inventories	6,155	783	1,656
Prepaid expenses	1,356	(149)	(283)
Deferred taxes	(290)	—	—
Accounts payable	845	3,326	(1,626)
Accrued liabilities	4,411	465	719
Deferred compensation	(546)	(935)	(40)

Net cash provided by operating activities	37,355	8,599	4,057

Cash Flows from Investing Activities:
Purchases of rental equipment, net	(33,361)	(2,206)	(3,040)
Purchases of property and equipment	(1,009)	(188)	(266)
Proceeds from sale of property and equipment	202	16	69

Net cash used in investing activities	(34,168)	(2,378)	(3,237)

Cash Flows from Financing Activities:
Net payments under line of credit	(16,043)	(16,919)	(3,937)
Proceeds from issuance of notes to members (Note 10)	12,000	12,000	—
Net proceeds from (payments on) cash overdraft	1,138	(307)	3,190
Payments on capital lease obligation	(282)	(69)	(73)

Net cash used in financing activities	(3,187)	(5,295)	(820)

Net change in cash	—	926	—
Cash at beginning of year	—	—	—

Cash at end of year	$—	$926	$—

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$12,465	$3,586	$2,335
Cash paid for income taxes related to Great Northern Equipment, Inc., a wholly owned subsidiary (Note 11)	160	30	100

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

        As of December 31, 2001, the Company had $26,066,000 and $24,359,000 (unaudited), respectively, in flooring plans payable outstanding, which were used to finance purchases of inventory and rental equipment.

The accompanying notes are an integral part of these consolidated statements.

ICM EQUIPMENT COMPANY L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)  ORGANIZATION AND NATURE OF OPERATIONS

Organization

        On February 4, 1998, ICM Equipment Company L.L.C., a Delaware Limited Liability Company, was organized by Ripplewood Partners, L.P., a private capital investment fund managed by Ripplewood Holdings L.L.C. (Ripplewood), and a group of minority investors. On May 26, 1999, ICM Equipment Company L.L.C., Ripplewood and BRS Equipment Company, Inc. (BRS), a Delaware Corporation, entered into a Purchase and Redemption Agreement (the "Recapitalization") whereby BRS purchased common equity from ICM Equipment Company L.L.C. and ICM Equipment Company L.L.C. redeemed Ripplewood's common equity (Note 12).

Basis of Presentation

        The consolidated financial statements include the results of ICM Equipment Company L.L.C. and its wholly-owned subsidiary, Great Northern Investment Inc. (GNI), and GNI's wholly-owned subsidiary, Great Northern Equipment, Inc. (GNE); collectively referred to herein as the "Company." Intercompany balances and transactions have been eliminated in consolidation.

        The nature of the Company's business is such that short-term obligations are typically met by cash flows generated from long-term assets. Consequently, consistent with industry practice, the accompanying consolidated balance sheet is presented on an unclassified basis.

Nature of Operations

        The Company is primarily involved in the short-term rental of equipment and sales of parts, supplies, and used equipment to commercial and residential construction, mining, manufacturing, distribution and agriculture customers throughout the western United States. The Company also sells new equipment as a distributor for major equipment manufacturers. The Company's operations are located primarily in Arizona, Colorado, Idaho, Montana, New Mexico, Nevada, Texas, Utah, and Washington. Accordingly, the Company's consolidated results of operations can be significantly impacted by the general economic cycles of the aforementioned industries in these states.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Information

        The accompanying consolidated financial statements as of March 31, 2002 and for the three months ended March 31, 2001 and 2002 are unaudited and have been prepared on a substantially equivalent basis with that of the annual consolidated financial statements. In the opinion of management, the unaudited information contains all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position and results of operations as of March 31, 2002 and for the interim periods presented herein.

Revenue Recognition

        Rental revenue is recognized in the period in which it is earned, over the contract term. Revenue from the sale of equipment and parts is recognized at the time of delivery to, or pick-up by, the customer and when all obligations under the sales contract have been fulfilled. Service revenues are recognized at the time the services are rendered. Other revenues consist of billings to customers for rental equipment delivery and damage waiver charges.

Cash Equivalents

        The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

        Inventories, which consist principally of equipment held for sale and parts, are stated at the lower of cost or market using the first-in, first-out or specific-identification methods.

Rental Equipment

        Rental equipment purchased by the Company is stated at cost and is depreciated over the estimated useful lives of the equipment using the straight-line method. The range of estimated useful lives for rental equipment is seven to ten years.

        Ordinary repair and maintenance costs and property taxes are charged to operations as incurred. Expenditures for additions or improvements that extend the useful life of the asset are capitalized in the period incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in the Company's consolidated results of operations.

Property and Equipment

        Property and equipment are recorded at cost and are depreciated over the estimated useful lives using the straight-line method or accelerated methods. The range of estimated useful lives for property and equipment is three to ten years. Ordinary repair and maintenance costs are charged to operations as incurred. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the remaining life of the lease, whichever is shorter.

Long-Lived Assets

        Long-lived assets are recorded at the lower of amortized cost or fair value. The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used, including goodwill, is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset over the remaining useful life. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Intangible Assets

        Intangible assets, consisting of goodwill and deferred financing costs, are recorded at cost and are amortized using the straight-line method over their estimated useful lives. Goodwill is amortized over 40 years and deferred financing costs are amortized over the term of the loan, which is 5 years (Note 7). The amortization expense of deferred financing costs is included with interest expense as an overall cost of the financing. Beginning January 1, 2002, goodwill is no longer being amortized, but will be tested on at least an annual basis for impairment. See "Recent Accounting Pronouncements" for further information.

Income Taxes

        As a Limited Liability Company, the Company (excluding GNE) has elected to be taxed as a partnership under the provisions of the Internal Revenue Code. Tax distributions to members may be made in accordance with the Company's operating agreement. The amounts to be distributed are determined by the Board of Directors, taking into account the maximum United States federal, state, and local tax rates of any member and compliance with certain debt covenants. No tax distributions were made in 2001.

        GNE, a C Corporation, utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under this method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not realized in future periods.

Fair Value of Financial Instruments

        The carrying amounts reported in the consolidated balance sheet for accounts receivable, accounts payable, accrued liabilities, accrued interest and fees due to members, and deferred compensation approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of the revolving credit facility approximates the carrying value due to the fact that the underlying instruments include provisions to adjust interest rates to approximate fair market value. The estimated fair value of the Company's subordinated notes payable to members at December 31, 2001 are as follows (in thousands):

	Carrying Amount	Fair Value
Subordinated note to officer and member with interest computed at 10%	$10,000	$6,707
Subordinated note to officer and member with interest computed at 12%	1,228	910
Subordinated note to officers and members with interest computed at 13%	20,000	16,380
Subordinated note to officers and members with interest computed at 13%	18,333	15,014
Subordinated note to officers and members with interest computed at 10%	10,000	10,000
Subordinated note with interest computed at 10%	2,000	2,000
Unamortized discount	(529)	(529)

	$61,032	$50,482

Concentrations of Credit and Supplier Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Credit risk with respect to trade accounts receivable is mitigated by the large number of geographically diverse customers and the Company's credit evaluation procedures. Although generally no collateral is required, when feasible, mechanics' liens are filed and personal guarantees are signed to protect the Company's interests. The Company maintains reserves for potential losses.

        The Company routinely acquires equipment from certain suppliers. Management believes that other suppliers could provide similar equipment with comparable terms.

Derivative Financial Instruments

        In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Certain Hedging Activities. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133. SFAS No. 133 and SAFS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. SFAS No. 133 and SFAS No. 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000; the Company adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001.

        Prior to the adoption of SFAS No. 133, the Company entered into an interest rate swap agreement (the Swap) to reduce its exposure to market risks from changing interest rates. For the Swap, the differential to be paid or received is accrued and recognized in interest expense and may change as market interest rates change. The Company does not actively participate in trading or speculative activities. The use of the Swap did not have a significant effect on the Company's consolidated results of operations or its financial position and matured May 11, 2001.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. The use of estimates and assumptions may affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates include allowance for doubtful accounts, useful lives for depreciation, goodwill and other asset impairments, loss contingencies, and fair values of financial instruments. Actual results could differ from those estimates.

Recent Accounting Pronouncements

        In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 eliminates amortization of goodwill and intangible assets with indefinite lives and requires such assets to be tested for impairment annually and written down to estimated fair values if determined to be impaired. SFAS No. 142 is required for fiscal years beginning after December 15, 2001. The Company adopted this statement on January 1, 2002, and does not have goodwill amortization subsequent to December 31, 2001. In connection with the adoption of SFAS No. 142, the Company will assess its goodwill and intangibles for impairment based upon the new rules and, if necessary, will adjust the carrying value of its goodwill and other intangible assets during the second quarter of 2002. For the year ended December 31, 2001 and the three months ended March 31, 2001, the Company recorded goodwill amortization of $2,364,000 and $589,000 (unaudited), respectively. The Company is currently performing impairment tests in connection with the adoption of this standard. Any impairment charge will be recorded on the consolidated statement of operations as a "Cumulative Effect of Change in Accounting Principle" and will reduce members' equity by the amount of the charge.

        During August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and various provisions of APB Opinion No. 30. This statement establishes new guidelines, in connection with SFAS No. 142, for recognizing losses on certain long-lived assets when the carrying amount of the asset is not recoverable. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 effective January 1, 2002. The adoption of this pronouncement did not have a material impact on the Company's consolidated results of operations and financial position as of March 31, 2002 and for the three months then ended.

(3)  RECEIVABLES

        Receivables consisted of the following at December 31, 2001 (in thousands):

Trade receivables	$29,014
Income tax receivables	577
Other	903

30,494
Less allowance for doubtful accounts	(2,529)

$27,965

(4)  INVENTORIES

        Inventories consisted of the following at December 31, 2001 (in thousands):

New equipment	$3,354
Used equipment	2,232
Parts, supplies, and other	6,677

$12,263

(5)  RENTAL EQUIPMENT

        Rental equipment consisted of the following at December 31, 2001 (in thousands):

Rental equipment	$182,063
Less accumulated depreciation	(50,773)

$131,290

(6)  PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following at December 31, 2001 (in thousands):

Office and computer equipment	$3,983
Machinery and equipment	1,108
Transportation equipment	3,807
Leasehold improvements	2,247

11,145
Less accumulated depreciation and amortization	(5,263)

$5,882

(7)  INTANGIBLE ASSETS

        Intangible assets consisted of the following at December 31, 2001 (in thousands):

Goodwill	$86,833
Deferred financing costs and other	4,263

91,096
Less accumulated amortization	(12,397)

$78,699

(8)  ACCOUNTS PAYABLE

        Accounts payable consisted of following at December 31, 2001 (in thousands):

Trade accounts payable	$15,195
Manufacturer flooring plans payable	26,066
Cash overdraft	1,445

$42,706

        Manufacturer flooring plans payable are financing arrangements for inventory and rental equipment. The terms of these arrangements generally include a one to twelve month reduced interest rate term or deferred payment period. Payment of the manufacturer flooring plans payable generally occurs at the earlier of sale of the equipment or in accordance with the terms of the financing arrangements.

(9)  ACCRUED LIABILITIES

        Accrued liabilities consisted of the following at December 31, 2001 (in thousands):

Payroll and related liabilities	$2,359
Sales, use, and property taxes	1,390
Deferred revenue	751
Other	1,177

$5,677

(10) LINE OF CREDIT AND SUBORDINATED NOTES PAYABLE TO MEMBERS

Revolving Line of Credit

        The Company has a revolving line of credit agreement with a syndicate of financial institutions (the "Credit Agreement"). As of December 31, 2001, the Company had the ability to borrow up to $150,000,000 depending upon the availability of borrowing base collateral consisting of eligible trade receivables, inventories, and other assets of the Company. The preferred units and Class A common units are pledged as collateral under the terms of the Credit Agreement. The Credit Agreement provided for an additional $50,000,000 in overadvance availability (the "Overadvance") that reduced over a three year period. The Overadvance reduced by one-third ($16,667,000) on November 30, 1999 and February 3, 2000, with the remaining one-third reduction scheduled on February 5, 2001.

        On February 2, 2001, the Credit Agreement was amended to extend the Overadvance through February 19, 2001, and on February 20, 2001, the Overadvance was paid in full. Additionally, in accordance with the amendment, the Company's maximum borrowing availability under the Credit Agreement was decreased from $200,000,000 to $150,000,000.

        The Credit Agreement matures on February 4, 2003. At that time, the Company would expect to enter into a new credit agreement that would be secured by eligible trade receivables, inventories, and other assets of the Company. Although management believes new financing could be arranged, there are no assurances that the Company can obtain a new credit agreement.

        Interest on the balance outstanding under the Credit Agreement is calculated on term LIBOR plus any applicable variable index margin based on the Company's leverage ratio and is payable at the earlier of the last day of the applicable LIBOR term or quarterly. The applicable index margins are adjusted quarterly. As of December 31, 2001, the weighted average rate on the borrowings outstanding was 7.32 percent. The Company is charged a 0.375 percent commitment fee on the aggregated daily unused balance of the Credit Agreement. As of December 31, 2001, the Company had outstanding borrowings of $118,157,000.

        The Credit Agreement has been amended various times. All loan amendment fees are included in intangible assets and are being amortized over the remaining term of the loan. The Credit Agreement was last amended on April 13, 2002 (Note 17).

        Under the terms of the Credit Agreement, the Company must comply with certain restrictive financial covenants and must maintain certain financial ratios. The Credit Agreement contains financial covenants for the Company regarding maximum capital expenditures, minimum fixed charge coverage and maximum leverage levels, as defined, among other things. The Company has previously been required to amend the Credit Agreement or obtain waivers with respect to certain covenants. At December 31, 2001, the Company was in compliance with the terms of the Credit Agreement.

Subordinated Notes Payable to Members

        On February 20, 2001, the Company issued subordinated notes in the amount of $10,000,000 to officers and members and $2,000,000 to another individual. Interest is computed at 10 percent per annum, compounded semiannually (Note 17). The notes mature May 5, 2003. The notes are subordinate to all other senior indebtedness and provide for monthly interest-only payments so long as the Company is in compliance with certain financial covenants related to the Credit Agreement. The proceeds from the issuance of the notes were used to pay off the Overadvance related to the Credit Agreement. For the year ended December 31, 2001, $977,000 of interest was paid in cash for these notes.

        On February 3, 2000, the Company issued subordinated notes in the amount of $18,333,000 to officers and members with interest computed at 13 percent per annum, compounded semi-annually. The notes mature November 1, 2004, at which time all principal and interest are due. The notes and accrued interest are subordinate to all other senior indebtedness. The proceeds from the issuance of the notes were used to pay down the Overadvance. As of December 31, 2001, accrued interest of $5,078,000 was included in accrued interest and fees due to members for these notes.

        On December 6, 1999, the Company issued subordinated notes for $20,000,000 to officers and members with interest computed at 13 percent per annum, compounded semiannually. The notes mature November 1, 2004, at which time all principal and interest are due. The notes and accrued interest are subordinate to all other senior indebtedness. The proceeds from the issuance of the notes were used to reduce the balance outstanding on the Credit Agreement. In connection with the issuance of these notes, the Company also issued Class A Common Units valued at $882,000 as determined by the Company's Board of Directors. The Company allocated the $20,000,000 between the notes and the Class A Common Units which resulted in recording a discount to the notes of $882,000. The discount is amortized to interest expense over the term of the notes using the effective-interest method. As of December 31, 2001, accrued interest of $6,061,000 was included in accrued interest and fees due to members for these notes.

        On May 26, 1999, the Company issued BRS a subordinated note for $1,228,000 for costs and expenses associated with the Recapitalization paid by BRS on behalf of the Company. The note bears interest computed at 12 percent per annum, compounded quarterly. The note matures on February 4, 2005, at which time all principal and interest are due. This note is subordinate to all other senior indebtedness and shall prepay in full (plus all accrued interest) immediately following the consummation of either a public offering or sale of debt securities resulting in net proceeds to the Company of a least $100,000,000. As of December 31, 2001, accrued interest of $450,000 was included in accrued interest and fees due to members for this note.

        The Company also accrued a transaction fee payable to BRS for $4,000,000 on May 26, 1999. The transaction fee is subordinate to all other senior indebtedness, does not accrue interest, and is to be paid at the earlier of May 31, 2006 or the consummation of either a public offering or sale of debt securities resulting in net proceeds to the Company of at least $100,000,000.

        The Company has a subordinated note payable to an officer and member with interest computed at 10 percent per annum. The note matures February 4, 2006 and is subordinate to all other senior indebtedness. The note requires quarterly interest-only payments until maturity and had an outstanding balance of $10,000,000 at December 31, 2001. For the year ended December 31, 2001, $1,000,000 of interest was paid in cash for this note.

        The annual maturities of debt as of December 31, 2001 are as follows (in thousands):

2002	$—
2003	134,157
2004	34,333
2005	1,228
2006	10,000

179,718
Less unamortized discount	(529)

$179,189

Interest Rate Swap

        The Company had entered into an interest rate swap agreement with a bank to reduce the impact of changes in interest rates. The agreement had a notional principal amount of $50,000,000 and matured May 11, 2001.

(11) INCOME TAXES

        GNE's (a wholly owned subsidiary of ICM and a C Corporation) provision for income tax expense attributable to income from continuing operations for the year ended December 31, 2001 consisted of the following (in thousands):

Current provision:
Federal	$401
State	59

460
Deferred provision:
Federal	(253)
State	(37)

(290)

Total provision for income taxes	$170

        Income tax expense attributable to income from continuing operations was $170,000 for the year ended December 31, 2001 and differed from the amount computed by applying the U.S. federal income tax rate of 34 percent to pre-tax loss from continuing operations as a result of the following (in thousands):

Computed "expected" tax benefit on entire ICM pretax book loss of $12,233	$(4,159)
Increase in income taxes resulting from:
Tax effect of partnership pass-through income	4,104
Amortization of goodwill	107
State taxes, net of federal income tax benefit	15
Adjustment to prior years' tax provisions	103

$170

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 are presented below (in thousands):

Deferred tax asset:
Allowance for doubtful accounts receivable	$14
Financial reporting accrual for compensated absences	9
Additional costs capitalized to inventories for tax purposes	13
Plant and equipment, principally due to differences in depreciation	20

Net deferred tax asset	$56

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income, management believes it is more likely than not the Company will realize the benefits of these deductible differences at December 31, 2001.

        The net deferred tax asset as of December 31, 2001 is included in prepaid expenses in the accompanying consolidated financial statements.

(12) MEMBERS' DEFICIT AND RECAPITALIZATION

        On May 26, 1999, the Company, Ripplewood, and BRS entered into a Purchase and Redemption Agreement (the "Recapitalization"), whereby, BRS purchased a 49.96 percent equity interest from the Company for $50,870,000 (the "Purchase"). The purchase price was based on a negotiated economic value of $101,814,000 between the Company and BRS. In conjunction with the Purchase, the Company issued BRS a subordinated note for $1,228,000 and accrued a transaction fee payable for $4,000,000, as discussed in note 10.

        Simultaneous with BRS' purchase, the Company redeemed all of Ripplewood's equity interest (49.96 percent) for $50,870,000. In addition, the Company paid a $750,000 loan amendment fee to the Lenders for their consent to the Recapitalization and $355,000 in other costs and expenses associated with the loan amendment (Note 10).

        In conjunction with the Recapitalization, the members adopted an amended operating agreement whereby the members' equity interests were converted into Series A Senior Convertible Preferred Units and Series B Senior Convertible Preferred Units (collectively, the "Senior Convertible Preferred Units"), Class A Preferred Units, Class B Preferred Units, Class C Preferred Units, and Class A Common Units based on an allocation as prescribed by the amended operating agreement. On December 6, 1999, the operating agreement was further amended to provide for the conversion of the accreted Senior Convertible Preferred Units into Class A Preferred Units, Class B Preferred Units, Class C Preferred Units, and Class A Common Units. The conversion has been accounted for as a reclassification in the accompanying consolidated financial statements and, as such, has no impact on the historical basis of accounting.

        The Class A Preferred Units are subordinate to all other senior indebtedness. The Class A Preferred Units accrete redemption value at a rate of return of 13.0 percent per annum, compounded semiannually and have no stated maturity or voting rights.

        The Class B Preferred Units are subordinate to all other senior indebtedness and the Class A Preferred Units. The Class B Preferred Units accrete redemption value at a rate of return of 13.5 percent per annum, compounded semiannually and have no stated maturity or voting rights.

        The Class C Preferred Units are subordinate to all other senior indebtedness and the Class A and the Class B Preferred Units. The Class C Preferred Units accrete redemption value at a rate of return of 14.0 percent per annum, compounded semiannually and have no stated maturity or voting rights.

        The number of units, recorded value, and accreted redemption value (where applicable) for the preferred class units are summarized as follows as of December 31, 2001 (in thousands, except units):

	Total Number of Units Authorized and Outstanding	Accreted Redemption Value
Class A Preferred	40,584	$55,039
Class B Preferred	37,418	51,295
Class C Preferred	18,726	25,962

		$132,296

        In accordance with the amended operating agreement, the Company's profits may be allocated annually or at the discretion of the Board of Directors to the Unitholders in the following order: First, pro rata to the Class A Preferred Units; second, pro rata to the Class B Preferred Units; third, pro rata to the Class C Preferred Units; and fourth, pro rata to the holders of the Class A Common Units.

        Conversely, the Company's losses may be allocated annually or at the discretion of the Board of Directors to the Unitholders in the following order: First, pro rata to the holders of the Class A Common Units; second, pro rata to the holders of the Class C Preferred Units; third, pro rata to the holders of the Class B Preferred Units; and fourth, pro rata to the holders of the Class A Preferred Units. As of December 31, 2001, the Board of Directors has not allocated the loss from operations to the Unitholders.

(13) COMMITMENTS AND CONTINGENCIES

Operating Leases

        The Company leases certain property and rental equipment under noncancelable operating lease agreements expiring at various dates through 2018. Rent expense on property and rental equipment under noncancelable operating lease agreements for the year ended December 31, 2001 amounted to approximately $10,108,000.

        Future minimum operating lease payments, in the aggregate, are as follows (in thousands):

Years ending December 31:
2002	$7,793
2003	5,705
2004	3,793
2005	2,919
2006	2,305
Thereafter	6,321

$28,836

Capital Lease

        The Company leases certain computer equipment under a capital lease. Lease expense under this agreement for the year ended December 31, 2001 amounted to approximately $315,000. Future minimum lease payments are as follows (in thousands):

Years ending December 31:
2002	$315
2003	158

473
Less: amount representing interest	(20)

$453

        Total assets held under the capital lease arrangement were $959,000 with accumulated amortization of $533,000 as of December 31, 2001.

Contingencies

        The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

Employment Contracts

        In connection with the various acquisitions, the Company entered into employment contracts with various officers and members, which provide for annual payments to the officers and members, subject to their continued employment with the Company. The employment contracts have approximately one year remaining and require aggregate annual payments of approximately $953,000 with bonuses at the discretion of the Board of Directors. Included in selling, general, and administrative expenses for the year ended December 31, 2001 was $981,000 related to these contracts.

(14) EMPLOYEE BENEFIT PLANS

        The Company offers its employees participation in a qualified 401(k)/profit-sharing plan which requires the Company to match employee contributions up to predetermined limits for qualified employees as defined by the plan. For the year ended December 31, 2001, the Company contributed $331,000 to this plan.

(15) DEFERRED COMPENSATION PLANS

        In connection with an acquisition, the Company assumed a nonqualified employee deferred compensation plan under which certain employees may elect to defer a portion of their annual compensation. Compensation deferred under the plan is payable upon the termination, disability, or death of the participants. The plan accumulates interest each year at a bank's prime rate in effect as of the beginning of January. This rate remains constant throughout the year. The effective rate for the 2001 plan year was 9.5 percent. The aggregate deferred compensation (including accrued interest of $2,154,000) at December 31, 2001 was $4,141,000.

        The Company also assumed, in connection with an acquisition, a liability for subordinated deferred compensation for certain officers and members of the Company. Compensation deferred is payable in February 2006 and is subordinate to all other debt. Interest is accrued quarterly at a rate of 10 percent per annum. The aggregate deferred compensation (including accrued interest of $445,000) at December 31, 2001 was $5,445,000.

(16) RELATED PARTY TRANSACTIONS

        In connection with the Recapitalization, the Company entered into a management agreement with BRS. During the year ended December 31, 2001, the Company recorded $344,000 of expense related to this agreement.

        For the year ended December 31, 2001, the Company leased certain facilities from companies controlled by officers and members. The lease terms range from 5 to 20 years with expiration dates ranging from 2003 to 2018. Total rent paid during the year ended December 31, 2001 was $1,877,000.

(17) SEGMENT INFORMATION

        The Company has identified five reportable segments under SFAS No. 131; new equipment sales, used equipment sales, equipment rentals, sales of parts and services. These segments are based upon how management of the Company allocates resources and assesses performance. Non-segmented revenues and non-segmented costs relate to equipment support activities including transportation, hauling, parts freight and damage-waiver charges and are not allocated to the other reportable segments. There were no sales between segments for any of the periods presented. Selling, general, and administrative expenses as well as all other income and expense items below gross profit are not generally allocated to reportable segments. The Company does not compile discrete financial information by its segments other than the information presented below. The following table presents information about the Company's reportable segments as of December 31, 2001:

Revenues:
Equipment rentals	$77,538
New equipment sales	52,894
Used equipment sales	30,719
Parts sales	18,968
Services revenues	18,459

Total segmented revenues	198,578
Non-segmented revenues	7,351

Total revenues	$205,929

Gross profit:
Equipment rentals	$28,009
New equipment sales	6,406
Used equipment sales	6,652
Parts sales	5,569
Services revenues	11,500

Total gross profit from sales	58,136
Non-segmented gross loss	(2,225)

Total gross profit	$55,911

Segment identified assets:
Equipment sales	$5,586
Equipment rentals	131,290
Parts	5,654

142,530
Non-segment identified assets	114,291

Total assets	$256,821

        The Company operates only in U.S. markets and had no international sales for any of the periods presented. No one customer accounted for more than 10% of the Company's sales on an overall or segment basis for any of the periods presented.

(18) SUBSEQUENT EVENTS

        On April 13, 2002, the Credit Agreement was amended to modify the calculation of the maximum leverage ratio covenant (the "Covenant"). The Covenant is measured quarterly and is the ratio of funded debt to the last twelve-months earnings before interest, taxes, depreciation, and amortization. Certain subordinated notes to officers and members previously included in the calculation of the Covenant are now excluded. The amendment was effective March 1, 2002.

        On April 13, 2002, certain officers and members holding subordinated notes (issued February 21, 2001) consented to accept accrued interest payable at maturity in place of regular cash payments for interest. Originally, the subordinated notes provided for interest computed at 10 percent per annum, payable monthly so long as the Company is in compliance with certain financial covenants. In lieu of the present cash interest payments, interest will accrue at 13 percent per annum with all principal and accrued interest due at maturity. The notes and the interest are subordinated to all other senior indebtedness.

        This is a copy of the audit report previously issued by Arthur Andersen LLP in connection with ICM Equipment Company L.L.C.'s consolidated financial statements as of December 31, 2000 and for each of the two years in the period ended December 31, 2000. This audit report has not been reissued by Arthur Andersen LLP in connection with this filing on Form S-4. See Exhibit 23.6 for further discussion.

Report of Independent Public Accountants

To the Board of Directors of
    ICM Equipment Company L.L.C.:

        We have audited the accompanying consolidated balance sheet of ICM Equipment Company L.L.C. (a Delaware Limited Liability Company) and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, members' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ICM Equipment Company L.L.C. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP
Salt Lake City, Utah
March 9, 2001

ICM EQUIPMENT COMPANY L.L.C. AND SUBSIDIARIES

Consolidated Balance Sheet

As of December 31, 2000
(Dollars in thousands)

Assets
Cash	$—
Receivables, net of allowance for doubtful accounts of $1,462	35,009
Inventories	18,418
Rental equipment, net of accumulated depreciation of $43,879	123,404
Property and equipment, net of accumulated depreciation of $3,592	6,909
Prepaid and other assets	2,022
Intangibles, net of accumulated amortization of $9,100	81,996

Total assets	$267,758

Liabilities and Members' Deficit
Liabilities:
Line of credit	$134,200
Accounts payable	40,723
Accrued liabilities	7,677
Capital lease obligation	735
Accrued interest and fees due to members	9,723
Subordinated notes payable to members (Notes 9 and 12)	48,855
Deferred compensation	10,132

Total liabilities	252,045

Commitments and contingencies (Note 13)
Class A, B, and C preferred units (Note 12)	116,214

Members' deficit:
Class A common units, no par, 5,882,353 units authorized, issued and outstanding	3,382
Members' deficit	(103,883)

Total members' deficit	(100,501)

Total liabilities and members' deficit	$267,758

The accompanying notes are an integral part of this consolidated statement.

ICM EQUIPMENT COMPANY L.L.C. AND SUBSIDIARIES

Consolidated Statements of Operations

For the Years Ended December 31, 1999 and 2000
(Dollars in thousands)

	1999	2000
Revenues:
Equipment rentals	$83,508	$80,320
New equipment	56,469	46,766
Used equipment	32,901	35,091
Parts	19,893	19,471
Service fees	16,580	17,560
Other	7,541	7,992

Total revenues	216,892	207,200

Cost of revenues:
Equipment rentals	53,266	52,164
New equipment	49,126	41,295
Used equipment	26,031	28,127
Parts	13,971	13,505
Service fees	6,951	6,968
Other	8,763	9,466

Total cost of revenues	158,108	151,525

Gross profit	58,784	55,675
Selling, general and administrative expenses	53,378	48,824

Income from operations	5,406	6,851

Other income (expense):
Interest expense on revolving line of credit and other	(18,307)	(15,938)
Interest expense on subordinated notes to members	(2,136)	(7,286)
Other, net	(92)	47

Total other expense	(20,535)	(23,177)

Loss before provision for income taxes	(15,129)	(16,326)
Provision for income taxes	154	154

Net loss	$(15,283)	$(16,480)

The accompanying notes are an integral part of these consolidated statements.

ICM EQUIPMENT COMPANY L.L.C. AND SUBSIDIARIES

Consolidated Statements of Members' Equity (Deficit)

For the Years Ended December 31, 1999 and 2000
(Dollars in thousands)

		Class A Common
					Total Class A Common and Members' Equity (Deficit)
	Common Equity	Number of Units	Amount	Members' Deficit
Balance at December 31, 1998	$52,135	—	$—	$—	$52,135
Issuance of common equity	50,870	—	—	—	50,870
Redemption of common equity	(50,870)	—	—	—	(50,870)
Conversion of common equity to preferred and Class A Common, net of recapitalization costs of $5,228	(47,316)	5,882,353	401	—	(46,915)
Conversion of senior convertible preferred units	—	—	2,099	223	2,322
Issuance of common units	—	—	882	—	882
Net loss	(4,819)	—	—	(10,464)	(15,283)
Accretion of preferred units (Note 12)	—	—	—	(62,725)	(62,725)

Balance at December 31, 1999	—	5,882,353	3,382	(72,966)	(69,584)
Net loss	—	—	—	(16,480)	(16,480)
Accretion of preferred units	—	—	—	(14,437)	(14,437)

Balance at December 31, 2000	$—	5,882,353	$3,382	$(103,883)	$(100,501)

The accompanying notes are an integral part of these consolidated statements.

ICM EQUIPMENT COMPANY L.L.C. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 1999 and 2000

(Dollars in thousands)

	1999	2000
Cash Flows from Operating Activities:
Net loss	$(15,283)	$(16,480)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation on property and equipment	1,405	1,620
Depreciation on rental equipment	25,279	24,970
Amortization of intangibles	3,164	3,288
Amortization of loan discount	—	176
Provision for losses on accounts receivable	826	302
Loss (gain) on sale of property and equipment	24	(44)
Changes in operating assets and liabilities:
Receivables	6,879	(4,079)
Inventories	2,638	2,356
Prepaid and other assets	(94)	(471)
Deferred taxes	(10)	230
Accounts payable	8,939	8,650
Accrued liabilities	(697)	5,908
Deferred compensation	666	411

Net cash provided by operating activities	33,736	26,837

Cash Flows from Investing Activities:
Purchases of rental equipment, net	(25,166)	(17,794)
Purchases of property and equipment	(1,519)	(789)
Proceeds from sale of property and equipment	223	389

Net cash used in investing activities	(26,462)	(18,194)

Cash Flows from Financing Activities:
Net borrowings (payments) under line of credit	(21,322)	(28,804)
Proceeds from issuance of notes to members (Note 9)	20,000	18,333
Net proceeds from (payments on) cash overdraft	(2,789)	307
Payments on capital lease obligation	—	(224)
Proceeds from issuance of common equity	50,870	—
Redemption of common equity	(50,870)	—
Cash paid for loan amendment fees	(1,105)	—
Payment of additional recapitalization costs	—	(313)

Net cash used in financing activities	(5,216)	(10,701)

Net change in cash	2,058	(2,058)
Cash at beginning of year	—	2,058

Cash at end of year	$2,058	$—

The accompanying notes are an integral part of these consolidated statements.

	1999	2000
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$18,111	$16,899
Cash paid for income taxes related to GNE	830	—

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

        As of December 31, 2000 and 1999, the Company had $24,661,000 and $16,494,000, respectively, in floor plan payables outstanding, which were used to finance inventory and rental equipment.

        In connection with the Recapitalization in May 1999 (Note 12), the Company accrued a transaction fee payable to BRS for $4,000,000. The Company also issued BRS a subordinated note for $1,228,000 for costs and expenses paid by BRS on behalf of the Company. In 2000, the Company paid an additional $313,000 in expenses related to the Recapitalization. The offsets to these obligations were recorded as reductions to members' equity or Class A, B, and C preferred units, as applicable, in the accompanying consolidated balance sheet as of December 31, 2000.

The accompanying notes are an integral part of these consolidated statements.

ICM EQUIPMENT COMPANY L.L.C. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)  ORGANIZATION AND NATURE OF OPERATIONS

Organization

        On February 4, 1998, ICM Equipment Company L.L.C., a Delaware Limited Liability Company, was organized by Ripplewood Partners, L.P., a private capital investment fund managed by Ripplewood Holdings L.L.C. (Ripplewood), and a group of minority investors. On May 26, 1999, ICM Equipment Company L.L.C., Ripplewood, and BRS Equipment Company, Inc. (BRS), a Delaware Corporation, entered into a Purchase and Redemption Agreement (the "Recapitalization") whereby BRS purchased common equity from ICM Equipment Company L.L.C. and ICM Equipment Company L.L.C. redeemed Ripplewood's common equity (Note 12).

Basis of Presentation

        The consolidated financial statements include the results of ICM, and its wholly-owned subsidiary, Great Northern Investment Inc. (GNI) and GNI's wholly-owned subsidiary, Great Northern Equipment, Inc. (GNE); collectively referred to herein as the "Company." Intercompany balances and transactions have been eliminated in consolidation.

        The nature of the Company's business is such that short-term obligations are typically met by cash flows generated from long-term assets. Consequently, consistent with industry practice, the accompanying consolidated balance sheet is presented on an unclassified basis.

Nature of Operations

        The Company is primarily involved in the short-term rental of equipment and sales of parts, supplies, and used equipment to commercial and residential construction, mining, manufacturing, distribution and agriculture customers throughout the western United States. The Company also sells new equipment as a distributor for major equipment manufacturers. The Company's operations are located primarily in Arizona, Colorado, Idaho, Montana, New Mexico, Nevada, Texas, Utah, and Washington. Accordingly, the Company's consolidated results of operations can be significantly impacted by the general economic cycles of the aforementioned industries in these states.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

        Rental revenue is recognized in the period in which it is earned, over the contract term. Revenue from the sale of equipment and parts is recognized at the time of delivery to, or pick-up by, the customer and when all obligations under the sales contract have been fulfilled. Service revenues are recognized at the time the services are rendered. Other revenues consist of billings to customers for rental equipment delivery and damage waiver charges.

Inventories

        Inventories are valued at the lower of cost or market using the first-in, first-out or specific-identification methods.

Rental Equipment

        Rental equipment is recorded at cost. Depreciation for rental equipment is computed primarily using the straight-line method over the useful lives of the underlying assets, ranging from seven to ten years.

        Expenditures for additions or improvements that extend asset lives are capitalized in the period incurred. Expenditures for normal repairs and maintenance are expensed as incurred. When rental equipment is sold or disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in the Company's results of operations.

Property and Equipment

        Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the underlying assets, ranging from three to ten years.

        Expenditures for additions or improvements that extend asset lives are capitalized in the period incurred. Normal repairs and maintenance costs are expensed as incurred. When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in the Company's results of operations. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the remaining life of the lease, whichever is shorter.

Long-lived Assets

        The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used, including goodwill, is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Intangible Assets

        Intangible assets are recorded at cost and are amortized using the straight-line method over their estimated useful lives. The goodwill resulted from various business acquisitions as more fully described in Note 11 and is amortized over forty years. Deferred financing costs are amortized over the term of the loan, which is five years (Note 6). The amortization expense of deferred financing costs is included with interest expense as an overall cost of the financing.

Income Taxes

        The Company (excluding GNE) has elected to be taxed as a partnership under the provisions of the Internal Revenue Code. Tax distributions to members may be made in accordance with the Company's operating agreement. The amounts to be distributed are determined by the Board of Directors, taking into account the maximum United States federal, state, and local tax rates of any member and compliance with certain debt covenants. No tax distributions were made in 1999 and 2000.

        GNE, a C-corporation, utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under this method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

Fair Value of Financial Instruments

        The Company's financial instruments include cash, accounts receivable, accounts payable, and debt obligations. As of December 31, 2000, the carrying amounts of these instruments approximate their fair value.

Concentrations of Credit and Supplier Risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable. Credit risk with respect to trade accounts receivable is mitigated by the large number of customers and the Company's credit evaluation procedures. Although generally no collateral is required, in many cases mechanics' liens are filed and personal guarantees are signed to protect the Company's interests. The Company maintains reserves for potential losses.

        The Company routinely acquires equipment from certain suppliers. Management believes that other suppliers could provide similar equipment with comparable terms.

Interest Rate Risk Management Activities

        The Company uses an interest rate swap agreement (the "Swap") to manage interest rate risk, and does not actively participate in trading or speculative activities. The Company entered into the Swap with a major bank in which the Company pays a fixed rate and receives a floating rate with the interest payments being calculated on a notional amount (Note 9). Notional amounts do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to the Company through its use of the Swap. The use of the Swap does not have a significant effect on the Company's consolidated results of operations or financial position.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. The use of estimates and assumptions may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

        Certain amounts in 1999 have been reclassified to conform with the 2000 presentation.

Recent Accounting Pronouncement

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement date of those instruments at fair value. Gains and losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. Based upon the nature of the financial instruments and hedging activities of the Company, this pronouncement would require the Company to reflect the fair value of its derivative instruments (interest rate swaps) on the consolidated balance sheet. Changes in fair value of these derivatives will be reflected as a component of comprehensive income. The Company will adopt SFAS No. 133 effective January 1, 2001 and believes that this pronouncement will not have a material impact on its financial condition and results of operations.

(3)  RECEIVABLES

        Receivables consisted of the following at December 31, 2000 (in thousands):

Trade receivables	$35,041
Income tax receivables	678
Other	752

36,471
Less: allowance for doubtful accounts	(1,462)

$35,009

(4)  INVENTORIES

        Inventories consisted of the following at December 31, 2000 (in thousands):

New equipment	$6,981
Used equipment	2,976
Parts, supplies, and other	8,461

$18,418

(5)  PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following at December 31, 2000 (in thousands):

Office and computer equipment	$3,715
Machinery and equipment	1,053
Transportation equipment	3,579
Leasehold improvements	2,154

10,501
Less: accumulated depreciation and amortization	(3,592)

$6,909

(6)  INTANGIBLE ASSETS

        Intangible assets consisted of the following at December 31, 2000 (in thousands):

Goodwill	$86,833
Deferred financing costs and other	4,263

91,096
Less: accumulated amortization	(9,100)

$81,996

(7)  ACCOUNTS PAYABLE

        Accounts payable consisted of following at December 31, 2000 (in thousands):

Trade accounts payable	$15,755
Manufacturer floor plans payable	24,661
Cash overdraft	307

$40,723

        Manufacturer floor plans payables are financing arrangements for inventory and rental equipment. The terms of these arrangements generally include a one to twelve month reduced interest rate term or deferred payment period. Payment of the manufacturer floor plans payable generally occurs at the earlier of sale of the equipment or in accordance with the terms of the financing arrangements.

(8)  ACCRUED LIABILITIES

        Accrued liabilities consisted of the following at December 31, 2000 (in thousands):

Payroll and related liabilities	$2,585
Sales, use and property taxes	1,591
Accrued interest due to others	623
Deferred tax liability	234
Deferred revenue	773
Other	1,871

$7,677

(9)  LINE OF CREDIT AND NOTES PAYABLE

Revolving Line of Credit

        The Company has a revolving line of credit agreement with a syndicate of financial institutions (the "Revolver"). As of December 31, 2000, the Company could have borrowed up to $200,000,000 depending upon the availability of borrowing base collateral (consisting of eligible trade receivables, inventories, and other assets of the Company) plus an additional $16,666,000 in overadvance availability (the "Overadvance"). The original Overadvance of $50,000,000 decreased by one-third ($16,667,000) on November 30, 1999 and February 3, 2000 with the remaining one-third decrease scheduled on February 5, 2001. On February 2, 2001, the credit agreement was amended to extend the Overadvance through February 19, 2001, and on February 20, 2001, the Overadvance was paid off in full (Note 17). Additionally, in accordance with the amendment, the Company's maximum borrowing availability under the Revolver was decreased to $150,000,000. The preferred units and Class A common units are pledged as collateral under the terms of the Credit Agreement.

        The Revolver matures on February 4, 2003. Interest on the Revolver is calculated on term LIBOR plus any applicable variable index margin based on the Company's leverage ratio and is payable at the earlier of the last day of the applicable LIBOR term or quarterly. The applicable index margins are adjusted quarterly. As of December 31, 2000, the weighted average rate on the borrowings outstanding was 9.97 percent. As of December 31, 2000, the Company had outstanding borrowings of $134,200,000.

        During 1999, the credit agreement was amended various times. The most significant amendment consented to the Recapitalization. The Company paid $1,105,000 for loan amendment fees associated with the amendment. The loan amendment fees are included in intangible assets and are being amortized over the remaining term of the loan. Under terms of the credit agreement and because the Company made use of the Overadvance as of November 30, 1999, a payment of $2,000,000 was paid. The payment is included in interest expense in the accompanying consolidated statement of operations for the year ended December 31, 1999.

        Under the terms of the credit agreement, the Company must comply with certain restrictive financial covenants and must maintain certain financial ratios. The agreement contains financial covenants for the Company regarding maximum capital expenditures, minimum fixed charge coverage and maximum leverage levels, as defined, among other things. The Company has previously been required to amend the credit agreement or obtain waivers with respect to certain covenants. At December 31, 2000, the Company was in compliance with the financial covenants.

Notes Payable

        On February 3, 2000, the Company issued subordinated notes in the amount of $18,333,000 to officers and members with interest computed at 13 percent per annum, compounded semi-annually. The notes mature November 1, 2004, at which time all principal and interest are due. The notes and accrued interest are subordinate to all other senior indebtedness. The proceeds from the issuance of the notes were used to pay down the Overadvance balance related to the Revolver.

        On December 6, 1999, the Company issued subordinated notes for $20,000,000 to officers and members with interest computed at 13 percent per annum, compounded semi-annually. The notes mature November 1, 2004, at which time all principal and interest are due. The notes and accrued interest are subordinate to all other senior indebtedness. The proceeds from the issuance of the notes were used to reduce the balance outstanding on the Revolver. In connection with the issuance of these notes, the Company also issued Class A Common Units valued at $882,000 as determined by the Company's Board of Directors. The Company allocated the $20,000,000 between the notes and the Class A Common Units which resulted in recording a discount to the notes of $882,000. The discount is amortized to interest expense over the term of the notes using the effective interest method.

        On May 26, 1999, the Company issued BRS a subordinated note for $1,228,000 for costs and expenses associated with the Recapitalization paid by BRS on behalf of the Company. The note bears interest computed at 12 percent per annum, compounded quarterly. The note matures on February 4, 2005, at which time all principal and interest are due. This note is subordinated to all other senior indebtedness and shall prepay in full (plus all accrued interest) immediately following the consummation of either a public offering or sale of debt securities resulting in net proceeds to the Company of a least $100,000,000.

        The Company has a subordinated note payable to an officer and member with interest computed at 10 percent per annum. The note matures February 4, 2006 and is subordinate to all other senior indebtedness. The note requires quarterly interest only payments until maturity and had an outstanding balance of $10,000,000 at December 31, 1999 and 2000.

        The annual maturities of debt as of December 31, 2000, are as follows (in thousands):

2001	$—
2002	—
2003	134,200
2004	38,333
2005	1,228
Thereafter	10,000

183,761
Less: unamortized discount	(706)

$183,055

Interest Rate Swap

        As of December 31, 2000, the Company had entered into an interest rate swap agreement with a bank to reduce the impact of changes in interest rates. The agreement has a notional principal amount of $50,000,000 and matures May 11, 2001. At December 31, 2000, the Company was paying a fixed rate of 5.89 percent and would have received approximately $140,000 to settle this agreement based on a current estimate of fair value.

(10) INCOME TAXES

        GNE's (a wholly-owned subsidiary of ICM and a C-corporation) provision for income taxes for the years ended December 31, 1999 and 2000, consists of the following (in thousands):

	1999	2000
Current (benefit) provision:
Federal	$142	$(83)
State	22	(12)

	164	(95)

Deferred provision (benefit):
Federal	(9)	216
State	(1)	33

	(10)	249

Total provision for income taxes	$154	$154

        Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the deferred tax accounts relate to the following as of December 31, 2000 (in thousands):

Deferred tax asset—allowance for doubtful accounts receivable	$(14)
Deferred tax asset—accrued vacation	29
Deferred tax liability—financial reporting versus tax depreciation	219

Net deferred tax liability	$234

        The net deferred tax liability is included in accrued liabilities in the accompanying consolidated financial statements.

(11) BUSINESS ACQUISITIONS

        During 1998, the Company made five acquisitions of rental operations. The acquisitions have been accounted for under the purchase method of accounting and, accordingly, the acquired tangible and identifiable intangible assets and liabilities have been recorded at their estimated fair values at the date of acquisition with any excess purchase price reflected as goodwill. The operations of the acquired businesses are included in the accompanying consolidated statements of operations from the date of effective control of each such acquisition. A summary of the significant components of the acquisitions is as follows:

        On February 4, 1998, the Company purchased substantially all of the assets and assumed certain liabilities of ICM and ACM (which operated under common control) for an aggregate purchase price of approximately $139,000,000. The purchase was financed primarily by borrowings, cash contributions and through issuance of membership interests. Goodwill of approximately $51,000,000 was recorded in connection with this acquisition.

        Concurrently with the acquisition of ICM and ACM, the Company purchased substantially all of the assets of SNE, for an aggregate purchase price of approximately $69 million. The purchase was financed primarily by borrowings, cash contributions and through the issuance of membership interests. Goodwill of approximately $23,000,000 was recorded in connection with this acquisition.

        On February 5, 1998, the Company purchased certain assets of Intermountain Lift Truck, Inc. for an aggregate cash purchase price of approximately $2,300,000. The purchase was financed by borrowings.

        On July 31, 1998, the Company purchased all of the outstanding capital stock of Williams Brothers Construction (whose name was subsequently changed to Great Northern Investment, Inc.) and its wholly-owned subsidiary GNE and certain assets of its affiliate, Williams Brothers Construction Partnership, for an aggregate purchase price of approximately $21,000,000. The purchase was financed primarily by borrowings and issuance of membership interests. Goodwill of approximately $12,000,000 was recorded in connection with this acquisition. Prior to July 31, 1998, the Company participated in various transactions in the ordinary course of business with GNE, including sales and rentals of equipment. These transactions were consummated at prices and terms equivalent to those available to unrelated parties.

(12) MEMBERS' DEFICIT AND RECAPITALIZATION

        On May 26, 1999, the Company, Ripplewood, and BRS entered into a Purchase and Redemption Agreement (the "Recapitalization"), whereby, BRS purchased a 49.96 percent equity interest from the Company for $50,870,000 (the "Purchase"). The purchase price was based on a negotiated economic value of $101,814,000 between the Company and BRS. In conjunction with the Purchase, the Company issued BRS a subordinated note for $1,228,000 for costs and expenses associated with the Recapitalization paid by BRS on behalf of the Company. The note matures on February 4, 2005, with interest computed at 12 percent per annum, compounded quarterly. The note is subordinated to all other senior indebtedness. This note is required to be paid in full (plus all accrued interest) immediately following the consummation of either a public offering or sale of debt securities resulting in net proceeds to the Company of at least $100,000,000, or at maturity. The Company also accrued a transaction fee payable to BRS for $4,000,000. The transaction fee is subordinated to all other senior indebtedness, does not accrue interest, and is to be paid at the earlier of May 31, 2006 or the consummation of either a public offering or sale of debt securities resulting in net proceeds to the Company of a least 100,000,000.

        Simultaneous with BRS' purchase, the Company redeemed all of Ripplewood's equity interest (49.96 percent) for $50,870,000. In addition, the Company paid a $750,000 loan amendment fee to the Lenders for their consent to the Recapitalization and $355,000 in other costs and expenses associated with the loan amendment (Note 9).

        In conjunction with the Recapitalization, the members adopted an amended operating agreement whereby the members' equity interests were converted into Series A Senior Convertible Preferred Units and Series B Senior Convertible Preferred Units, (collectively, the "Senior Convertible Preferred Units"), Class A Preferred Units, Class B Preferred Units, Class C Preferred Units, and Class A Common Units based on an allocation as prescribed by the amended operating agreement. On December 6, 1999, the operating agreement was further amended to provide for the conversion of the accreted Senior Convertible Preferred Units into Class A Preferred Units, Class B Preferred Units, Class C Preferred Units, and Class A Common Units. The conversion has been accounted for as a reclassification in the accompanying consolidated financial statements and, as such, has no impact on the historical basis of accounting.

        The Class A Preferred Units are subordinated to all other senior indebtedness and the Senior Convertible Preferred Units. The Class A Preferred Units accrete redemption value at a rate of return of 13.0 percent per annum, compounded semi-annually and have no stated maturity or voting rights.

        The Class B Preferred Units are subordinated to all other senior indebtedness, the Senior Convertible Preferred Units, and the Class A Preferred Units. The Class B Preferred Units accrete redemption value at a rate of return of 13.5 percent per annum, compounded semi-annually and have no stated maturity or voting rights.

        The Class C Preferred Units are subordinated to all other senior indebtedness, the Senior Convertible Preferred Units, the Class A and the Class B Preferred Units. The Class C Preferred Units accrete redemption value at a rate of return of 14.0 percent per annum, compounded semi-annually and have no stated maturity or voting rights.

        During the year ended December 31, 1999, the accretion of Senior Convertible Preferred Units and the Class A, B and C Preferred Units totaled $62,725,000. The 1999 accretion represents the Units excess fair value over the carrying value at the date of issuance and the required accretion to redemption value at the applicable rates of return. The Units were accreted to fair value in the year of issuance as the Units are mandatorily redeemable at any time at the option of the holders. During the year ended December 31, 2000, the Class A, B and C Preferred Units accretion totaled $14,125,000 which solely represents the required accretion to redemption value at the applicable rates of return.

        The number of units and accreted redemption value (where applicable) for the various types of membership units are summarized as follows as of December 31, 2000 (in thousands, except units):

	Number Of Units	Accreted Redemption Value
Preferred Class A	40,584	$48,525
Preferred Class B	37,418	45,013
Preferred Class C	18,726	22,676
Class A Common	5,882,353	—

		$116,214

        Distributions to holders of the Preferred Units are made in accordance with the Company's operating agreement. Distributions are subordinated to the senior indebtedness. The amounts to be distributed are discretionary as determined by the Board of Directors, taking into account available cash and the fair value of the Company's assets at the time of the distribution. Distributions are to be made to the Unitholders in the following order: First, to the Class A Preferred Units in proportion to and to the extent of the Class A Preferred Accreted Redemption Value; second, to the Class B Preferred Units in proportion to and to the extent of the Class B Preferred Accreted Redemption Value; third, to the Class C Preferred Units in proportion to and to the extent of the Class C Preferred Accreted Redemption Value; and fourth, pro rata to the holders of the Class A Common Units. No distributions were made in 2000 and 1999.

        In accordance with the amended operating agreement, the Company's profits shall be allocated annually (and at such other times as determined by the Board of Directors) to the Unitholders in the following order: First, pro rata to the Class A Preferred Units; second, pro rata to the Class B Preferred Units; third, pro rata to the Class C Preferred Units; and fourth, pro rata to the holders of the Class A Common Units.

        Conversely, the Company's losses shall be allocated annually (and at such other times as determined by the Board of Directors) to the Unitholders in the following order: First, pro rata to the holders of the Class A Common Units; second, pro rata to the Class C Preferred Units; third, pro rata to the Class B Preferred Units; and fourth, pro rata to the Class A Preferred Units.

(13) COMMITMENTS AND CONTINGENCIES

Operating Leases

        The Company leases certain property and rental equipment under non-cancelable operating lease agreements expiring at various dates through 2018. Rent expense on property and equipment amounted to approximately $10,753,000 and $12,241,000 in 1999 and 2000, respectively.

        Future minimum operating lease payments, in the aggregate, are as follows (in thousands):

Years ending December 31:
2001	$10,817
2002	8,380
2003	6,000
2004	3,714
2005	2,658
Thereafter	8,245

$39,814

Capital Lease

        The Company leases certain computer equipment under a capital lease. Lease expense amounted to approximately $263,000 in 2000. Future minimum lease payments are as follows (in thousands):

Years ending December 31:
2001	$315
2002	315
2003	158

788
Less: amount representing interest	(53)

$735

        Total assets held under the capital lease arrangement were $959,000 with accumulated amortization of $213,000 as of December 31, 2000.

Contingencies

        The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

Employment Contracts

        In connection with the various acquisitions, the Company entered into employment contracts with various officers and members. The employment contracts have approximately two years remaining and require aggregate annual payments of approximately $1,000,000 with bonuses at the discretion of the Board of Directors.

(14) EMPLOYEE BENEFIT PLANS

        The Company offers its employees participation in a qualified 401(k)/profit-sharing plan which requires the Company to match employee contributions up to predetermined limits for qualified employees as defined by the plan. For the years ended December 31, 1999 and 2000, the Company contributed $678,000 and $320,000, respectively, to this plan.

(15) DEFERRED COMPENSATION PLANS

        In connection with an acquisition, the Company assumed a nonqualified executive deferred compensation plan under which certain employees may elect to defer a portion of their annual compensation. Compensation deferred under the plan is payable upon the termination, disability, or death of participants. The plan accumulates interest each year at a bank's prime rate in effect as of the beginning of January. This rate remains constant throughout the year. The effective rate for the 2000 plan year was 8.5 percent. The aggregate deferred compensation (including accrued interest) at December 31, 2000 was $4,687,000.

        The Company also assumed, in connection with an acquisition, a liability for subordinated deferred compensation for certain officers and members of the Company. Compensation deferred is payable in February 2006 and is subordinate to all other debt. Interest is accrued quarterly at a rate of 10 percent per annum. The aggregate deferred compensation (including accrued interest) at December 31, 2000 was $5,445,000.

(16) RELATED PARTY TRANSACTIONS

        In connection with the Recapitalization, the Company entered into a management agreement with BRS. During the years ended December 31, 1999 and 2000, the Company recorded $315,000 and $340,000, respectively, of expense related to this agreement. As of December 31, 2000, $117,000 was included in accrued liabilities for management fees due to BRS.

        For the years ended December 31, 1999 and 2000, the Company leased certain facilities from companies controlled by officers and members. The lease terms range from 5 to 20 years with expiration dates ranging from 2003 to 2018. Total rent paid during the years ended December 31, 1999 and 2000 was $1,249,000 and $1,613,000, respectively. In management's opinion, the rents are reflective of those that could be obtained from an independent party.

        On February 4, 1998, Ripplewood was paid $2,165,000 for fees and costs incurred relating to the acquisitions of ICM, ACM, and SNE. At the time of the organization, the Company entered into an operating agreement that governed the daily activities of the business. Under the terms of the operating agreement, and for the period from inception to December 31, 1998, the Company paid Ripplewood $458,000 in management fees. During 1999 and 2000, no management fees were paid to Ripplewood.

(17) SUBSEQUENT EVENT

        On February 20, 2001, the Company issued subordinated notes in the amount of $10,000,000 to officers and members and $2,000,000 to another individual. Interest is computed at 10 percent per annum, compounded semi-annually. The notes mature May 5, 2003. The notes are subordinate to all other senior indebtedness and provide for monthly interest only payments so long as the Company is in compliance with certain financial covenants. The proceeds from the issuance of the notes were used to pay off the Overadvance (Note 9).

        Through and including March 12, 2003 (the 90th day after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

H&E Equipment Services L.L.C.
H&E Finance Corp.
12 1/2% Senior Subordinated Exchange Notes due 2013

PROSPECTUS
December 12, 2002

Credit Suisse First Boston